Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 19, 2026

among

MAGNOLIA OIL & GAS INTERMEDIATE LLC,
as Holdings

MAGNOLIA OIL & GAS OPERATING LLC
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto,

CITIBANK, N.A.,
as Administrative Agent, Collateral Agent,
Swingline Lender, an Issuing Bank and a Lender,

and

CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, N.A., BANK OF
AMERICA, N.A., CAPITAL ONE, NATIONAL ASSOCIATION,

KEYBANK NATIONAL ASSOCIATION,

MUFG BANK, LTD., PNC CAPITAL MARKETS LLC,

REGIONS BANK, THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, TRUIST BANK, and
FIFTH THIRD BANK, N.A. AS SUCCESSOR BY MERGER TO COMERICA BANK, NATIONAL
ASSOCIATION
as Joint Lead Arrangers

CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., and WELLS FARGO BANK, N.A.,

as Joint Bookrunners

TABLE OF CONTENTS

Page

ARTICLE 1
Definitions

ARTICLE 2
Amount and Terms of Credit

ARTICLE 3
Letters of Credit

Section 3.1	Letters of Credit	84
Section 3.2	Letter of Credit Applications	85
Section 3.3	Letter of Credit Participations	86
Section 3.4	Agreement to Repay Letter of Credit Drawings	88

i

ARTICLE 4
Fees; Commitments

Section 4.1	Fees	92
Section 4.2	Voluntary Reduction of Commitments	93
Section 4.3	Mandatory Termination of Commitments	94
Section 4.4	Termination, Revision and Reduction of Commitments; Increase, Reduction and Termination of Aggregate Elected Commitment Amount	94

ARTICLE 5
Payments

ARTICLE 6
Conditions Precedent to Effectiveness and Initial Borrowing

Section 6.1	Conditions to the Initial Borrowing	104
Section 6.2	Certain Funds Provision	110
Section 6.3	Expiration Date	110

ARTICLE 7
Conditions Precedent to All Subsequent Credit Events

ARTICLE 8
Representations, Warranties and Agreements

ARTICLE 9
Affirmative Covenants

ARTICLE 10
Negative Covenants

ARTICLE 11
Events of Default

ARTICLE 12
The Agents

ARTICLE 13
Miscellaneous

v

Exhibits and Schedules

Exhibit A	Form of Reserve Report Certificate
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Guarantee
Exhibit D	Form of Mortgage/Deed of Trust
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Second Lien Intercreditor Agreement
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of Promissory Note (Loan)
Exhibit H-2	Form of Promissory Note (Swingline Loan)
Exhibit I	Form of Intercompany Note
Exhibit J	Form of Solvency Certificate
Exhibit K-1	Form of Non-Bank Tax Certificate (Non-U.S. Non-Partnership Lenders)
Exhibit K-2	Form of Non-Bank Tax Certificate (Non-U.S. Partnership Participants)
Exhibit K-3	Form of Non-Bank Tax Certificate (Non-U.S. Non-Partnership Participants)
Exhibit K-4	Form of Non-Bank Tax Certificate (Non-U.S. Partnership Lenders)
Exhibit L	Form of Elected Commitment Increase Certificate
Exhibit M	Form of Additional Lender Certificate

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Equity Interests
Schedule 1.1(c)	Effective Date Subsidiary Guarantors
Schedule 1.1(g)	Effective Date Unrestricted Subsidiaries
Schedule 8.4	Litigation
Schedule 8.11	Subsidiaries
Schedule 8.14	Properties
Schedule 8.16	Accounts
Schedule 8.17	Effective Date Gas Imbalance
Schedule 8.18	Effective Date Marketing Agreements
Schedule 8.19	Effective Date Hedge Agreements
Schedule 9.9	Effective Date Affiliate Transactions
Schedule 9.19	Post-Closing Obligations
Schedule 10.1	Effective Date Indebtedness
Schedule 10.2(d)	Effective Date Liens
Schedule 10.5(d)	Effective Date Investments
Schedule 10.8	Effective Date Negative Pledge Agreements
Schedule 13.2	Notice Addresses

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 19, 2026, among Magnolia Oil & Gas Intermediate LLC, a Delaware limited liability company (“Holdings”), Magnolia Oil & Gas Operating LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), Citibank, N.A., as Administrative Agent and Collateral Agent for the Lenders, as the Swingline Lender and an Issuing Bank, and each other Issuing Bank from time to time party hereto.

WHEREAS, Holdings and the Borrower are party to that certain Second Amended and Restated Credit Agreement, dated as of November 13, 2024, with banks, financial institutions and other lending institutions from time to time parties as lenders thereto and Citibank, N.A., as administrative agent and collateral agent (as amended, supplemented or otherwise modified from time to time prior to the Effective Date, the “Existing Credit Agreement”);

WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that it intends to acquire WildFire Intermediate Holdings, LLC, a Delaware limited liability company (together with its Subsidiaries, collectively, “WildFire”, and the Oil and Gas Properties of WildFire to be indirectly acquired in connection with the acquisition of WildFire, the “Effective Date Acquired Assets”), pursuant to that certain Purchase and Sale Agreement, dated as of July 19, 2026, by and among WildFire Energy I LLC, a Delaware limited liability company, as the seller (the “Effective Date Acquisition Seller”), the Borrower, as the buyer (the “Effective Date Acquisition Buyer”), and Parent, as parent (such agreement, the “Effective Date Acquisition Agreement” and such acquisition, the “Effective Date Acquisition”);

WHEREAS, in connection with the closing of the Effective Date Acquisition, (a) Holdings and the Borrower desire to amend and restate the Existing Credit Agreement in its entirety and the Borrower has requested that from time to time prior to the Maturity Date the Lenders provide Loans to the Borrower subject to the Available Commitment, (b) the Borrower has requested that the Administrative Agent and the Lenders increase the Aggregate Elected Commitment Amount from $450,000,000 to $1,750,000,000, (c) the Borrower has requested that the Administrative Agent and the Lenders increase the Borrowing Base from $800,000,000 to $2,000,000,000, (d) the Borrower has requested that each Issuing Bank issue Letters of Credit (subject to the Available Commitment) at any time and from time to time prior to the L/C Maturity Date, in an aggregate Stated Amount at any time outstanding not to exceed $100,000,000 and (e) the Borrower has requested that the Swingline Lender extend credit in the form of Swingline Loans (subject to the Available Commitment) at any time and from time to time prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $50,000,000, in each case upon the satisfaction of the conditions precedent set forth in Article 6 (or waived in accordance with Section 13.1);

WHEREAS, (a) the proceeds of the Loans will be used by the Borrower for financing the Effective Date Acquisition, refinancing, as applicable, amounts outstanding under the Existing Credit Agreement, the payment of Transaction Expenses, the acquisition, development and exploration of Oil and Gas Properties and for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions, Investments and any other transaction permitted hereunder), (b) Swingline Loans and Letters of Credit will be used by the Borrower for general corporate purposes of the Borrower and its Subsidiaries and (c) Letters of Credit will be used by the Borrower to support deposits required under purchase agreements pursuant to which the Borrower or one or more Subsidiaries may acquire Oil and Gas Properties; and

WHEREAS, the Lenders, the Swingline Lender and the Issuing Banks are willing to make available to the Borrower such revolving credit, swingline and letter of credit facilities upon the terms and subject to the conditions set forth herein, and the parties hereto are willing to amend and restate the Existing Credit Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions.

Section 1.1      Defined Terms.

As used herein, the following terms shall have the meanings specified below:

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus ½ of 1.0%, (b) the Prime Rate in effect on such day and (c) Adjusted Term SOFR for a one (1)-month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided, that if ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall take effect at the opening of business on the day specified in the public announcement of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Term SOFR, respectively.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acceptable Commodity Hedge Agreements” shall mean Hedge Agreements in the form of puts, swaps, floors, collars or other types reasonably acceptable to the Administrative Agent entered into with Approved Counterparties in respect of Hydrocarbons for the purpose of reducing the Credit Parties’ commodity price risk in respect of crude oil, natural gas, natural gas liquids or other Hydrocarbons.

“Acquisition Consolidated Total Debt to EBITDAX Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt calculated on a pro forma basis for the Consolidated Total Debt projected to be outstanding on the Effective Date after giving effect to the Transactions occurring on the Effective Date to (b) Specified EBITDAX.

“Additional Lender” has the meaning assigned to such term in Section 4.4(c)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 4.4(c)(ii)(G).

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “controlled” shall have meanings correlative thereto.

“Agent-Related Party” shall mean, with respect to any Agent, its Affiliates and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Agent and of such Agent’s Affiliates.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Aggregate Elected Commitment Amount” shall mean, at any time, an amount equal to the sum of the aggregate Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 4.4(c). The Aggregate Elected Commitment Amount as of the Effective Date is $1,750,000,000.

“Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a SOFR or ABR floor, or other fees paid ratably to all lenders of such Indebtedness, in each case, incurred or payable by the Credit Parties generally to all the lenders of such Indebtedness; provided that (a) original issue discount and upfront fees shall be equated to interest rate assuming a five (5)-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness), and (b) “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, ticking fees, consent or amendment fees and any similar fees (regardless of whether shared with, or paid to, in whole or in part, any or all lenders) and any other fees not paid ratably to all lenders of such Indebtedness.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to any of the Credit Parties from time to time concerning or relating to bribery or corruption including, to the extent applicable to any of the Credit Parties from time to time, including the United Kingdom Bribery Act of 2010 (the “Bribery Act”) and the United State Foreign Corrupt Practices Act of 1977 (the “FCPA”).

“Anti-Money Laundering Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to any Credit Party from time to time concerning or relating to money laundering.

“Applicable Margin” shall mean,

(a)            for any day during a non-Investment Grade Period, with respect to any ABR Loan or SOFR Loan, as the case may be, the rate per annum set forth in the grid below based upon the Utilization Percentage in effect on such day:

Utilization Grid
Utilization Percentage	X is less than 25%	X is greater than or equal to 25% and less than 50%	X is greater than or equal to 50% and less than 75%	X is greater than or equal to 75% and less than 90%	X is greater than or equal to 90%
SOFR Loans	1.75%	2.00%	2.25%	2.50%	2.75%
ABR Loans	0.75%	1.00%	1.25%	1.50%	1.75%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

(b)            for any day during an Investment Grade Period, with respect to any ABR Loan or SOFR Loan, as the case may be, the rate per annum set forth in the grid below based upon the Applicable Rating Level in effect on such day:

Applicable Rating Level Grid
Pricing Level	1	2	3	4	5
Applicable Rating Level	Baa1 / BBB+ or higher	Baa2 / BBB	Baa3 / BBB-	Ba1 / BB+	Ba2 / BB or lower
SOFR Loans	1.125%	1.25%	1.50%	1.75%	2.00%
ABR Loans	0.125%	0.25%	0.50%	0.75%	1.00%
Commitment Fee Rate	0.125%	0.15%	0.20%	0.25%	0.30%

Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding anything herein to the contrary,

(a)            if only one of the Credit Rating Agencies shall have in effect an Applicable Rating Level, then the Pricing Level shall be determined by reference to the available Applicable Rating Level;

(b)            if two Credit Rating Agencies shall have in effect an Applicable Rating Level, and such Applicable Rating Levels differ by one level, then the Pricing Level for the higher of the two Applicable Rating Levels shall apply (with the Applicable Rating Level for Pricing Level 1 being the highest and the Applicable Rating Level for Pricing Level 5 being the lowest);

(c)            if two Credit Rating Agencies shall have in effect an Applicable Rating Level, and there is a split in Applicable Rating Levels of such Credit Rating Agencies of more than one level, then the Pricing Level that is one level above the lower of the two Applicable Rating Levels shall apply;

(d)            if three Credit Rating Agencies shall have in effect an Applicable Rating Level, and any two or three of the Applicable Rating Levels are the same, then the Pricing Level shall be determined by reference to such Applicable Rating Levels;

(e)            if three Credit Rating Agencies shall have in effect an Applicable Rating Level, each Applicable Rating Level is in a different Pricing Level and there is not a split in Applicable Rating Levels by more than two levels, the Pricing Level that is the middle of the other two Credit Rating Agencies shall apply; and

(f)            if three Credit Rating Agencies shall have in effect an Applicable Rating Level, clause (d) above is not applicable and there is a split in Applicable Rating Levels by more than two levels, the Pricing Level that is one level above the lowest of the three Applicable Rating Levels shall apply.

Each change in the Applicable Margin resulting from a publicly announced change in the Applicable Rating Level during an Investment Grade Period shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of any such Credit Rating Agency shall change, or if any such Credit Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Credit Rating Agencies or shall select a replacement Credit Rating Agency and, pending the effectiveness of any such amendment or replacement, for purposes of determining the Applicable Margin, the Applicable Rating Level of the affected Credit Rating Agency shall be deemed to be the Credit Rating of such Credit Rating Agency as most recently in effect prior to such change or cessation.

“Applicable Rating Level” shall mean the Credit Rating applicable on any day during an Investment Grade Period and as determined from one or more Credit Rating Agencies selected by the Borrower on such day.

“Approved Counterparty” shall mean (a) any Hedge Bank and (b) any Person (other than a Hedge Bank) whose long term senior unsecured debt rating is BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher at the time of entering into any Hedge Agreement (or whose obligations under such Hedge Agreement are guaranteed by an Affiliate of such Person meeting such rating standards) and whose Hedge Agreements remain unsecured and do not contain margin call rights.

“Approved Electronic Platform” shall mean IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) W. D. Von Gonten & Co. Petroleum Engineering, (d) Cawley, Gillespie & Associates, Inc., (e) Miller and Lents, Ltd. and (f) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Assignment and Assumption” shall mean an assignment and acceptance substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.

“Attorney Costs” shall mean all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the Controller, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the aggregate Total Exposures of all Lenders at such time.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” and/or Section 2.9 pursuant to Section 2.18(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Basket” shall mean any amount, threshold, exception or value (including any Fixed Basket and Non-Fixed Basket) permitted or prescribed with respect to any Lien, Indebtedness, Disposition, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement or any other Credit Document.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(a).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Bookrunner” shall mean Citibank, N.A., JPMorgan Chase Bank, N.A., and Wells Fargo Bank, N.A., each in its capacity as a bookrunner in respect of the RBL Facility.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of SOFR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of SOFR Loans).

“Borrowing Base” shall mean, at any time, an amount equal to the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions thereof and/or pursuant to Section 9.16. As of the Effective Date, the Borrowing Base shall be deemed to be equal to $2,000,000,000.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties (other than Holdings) included in the Initial Reserve Report and thereafter in the Reserve Report most recently delivered pursuant to Section 9.14.

“Borrowing Base Reduction Debt” shall mean Permitted Additional Debt issued or incurred by a Credit Party in accordance with Section 10.1(p) (excluding $200,000,000 of additional Indebtedness issued or incurred under Section 10.1(p)).

“Borrowing Base Value” shall mean, with respect to any Oil and Gas Property of a Credit Party or any Hedge Agreement in respect of commodities: (x)  in the case of any Oil and Gas Property, the value attributed to such Oil and Gas Property in the Borrowing Base then in effect, as determined by the Administrative Agent in accordance with Section 2.14 or 5.2(b) and (y) in the case of any Hedge Agreement, the Swap PV.

“Bridge Facility” shall mean that certain senior 364-day unsecured bridge term loan facility described in the Bridge Facility Commitment Letter and in an aggregate principal amount not to exceed $1,500,000,000 less the sum of the gross proceeds received or funded into escrow on or prior to the date of the consummation of the Effective Date Acquisition from the sale and issuance of the Effective Date Acquisition Notes and the Effective Date Acquisition Shares; provided that, if any final definitive documentation with respect to such facility has been executed, “Bridge Facility” shall mean the facility described in such documentation.

“Bridge Facility Commitment Letter” shall mean that certain Commitment Letter, dated as of July 19, 2026, from JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC, collectively as commitment parties, to the Borrower.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Houston, Texas are authorized by law or other governmental actions to close.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that any lease that would be characterized as an operating lease in accordance with GAAP on January 1, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement regardless of any change in GAAP following January 1, 2018, that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Capital Lease.

“Cash Collateral” shall have the meaning provided in Section 3.7(c).

“Cash Collateralization” shall have a correlative meaning to the term “Cash Collateralize”.

“Cash Collateralize” shall have the meaning provided in Section 3.7(c).

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that either (a) at the time it provides Cash Management Services, (b) on the Effective Date or (c) at any time after it has provided any Cash Management Services, is a Lender or an Agent or an Affiliate of a Lender or an Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“Certain Funds Provision” shall have the meaning provided in Section 6.2.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Effective Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated after the Effective Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Effective Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law but solely for such costs that would have been included if they would have otherwise been imposed under clauses (a)(ii) and (c) of Section 2.10 or Section 3.11 and only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a)(ii) and (c) of Section 2.10 or Section 3.11 generally on other borrowers of comparable loans under United States reserve based credit facilities under credit agreements having similar reimbursement provisions.

“Change of Control” shall mean and be deemed to have occurred if:

(a)            the Borrower shall cease to be a direct Wholly owned Subsidiary of Holdings (or any successor);

(b)            Holdings shall cease to be a direct Wholly owned Subsidiary of Opco Parent (or any successor);

(c)            Parent shall cease to (i) be the managing member of Opco Parent or (ii) have, in its capacity as the managing member of Opco Parent, the power to exercise control over and direct the management policies and decisions of Opco Parent;

(d)            any Person or Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (excluding (i) any employee benefit plan of such Person or “group” and its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (ii) one or more Permitted Holders, whether individually or as a group, (iii) any “group” which includes any one or more of the Permitted Holders (the Permitted Holders in such “group”, the “Group Members”) if such Group Members collectively are the record holders of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent that are beneficially owned by such “group” in the aggregate or (iv) any corporation or other Person owned, directly or indirectly, by the holders of the issued and outstanding Equity Interests of Parent in substantially the same proportions as their ownership of such Equity Interests in Parent) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Parent beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings or the Borrower; or

(e)            a “Change of Control” (as defined in the documentation governing the Senior Unsecured Notes, the Bridge Facility, the Senior WildFire Notes, any Permitted Additional Debt or any Permitted Refinancing Indebtedness incurred in respect thereof), in each case to the extent then constituting Material Indebtedness shall have occurred.

“Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein. It is understood and agreed that Citibank, N.A., in its capacity as Administrative Agent and Collateral Agent for the Lenders, as the Swingline Lender, as an Issuing Bank and as a Lender, is entering into this Agreement for and on behalf of Citi.

“Class” shall mean (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, original issue discount or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Administrative Agent, the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents and shall include any and all assets securing or intended to secure any or all of the Obligations; provided that with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Agent” shall mean Citibank, N.A., as collateral agent under the Security Documents, or any successor collateral agent appointed in accordance with the provisions of Section 12.9.

“Collateral Agreement” shall mean the Third Amended and Restated Collateral Agreement, dated as of the Effective Date, by and among the Borrower, the other Grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, substantially in the form of Exhibit E hereto.

“Collateral Coverage Minimum” shall mean that the Mortgaged Properties shall represent as of the Effective Date, at least 85% of the PV-9 of the Credit Parties’ total Proved Reserves included either in the Initial Reserve Report or in the most recent Reserve Report delivered pursuant to Section 9.14.

“Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Effective Date, the amount specified as such Lender’s “Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the Total Commitment, in each case as the same may be changed from time to time pursuant to the terms of this Agreement. The aggregate amount of the Commitments as of the Effective Date is $2,250,000,000.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on such day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Utilization Percentage or Applicable Rating Level, as applicable, in effect on such day.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time (with such Total Exposure, and the component thereof, calculated using any applicable Lender’s Commitment Percentage immediately prior to the termination of the Total Commitment).

“Commodity Account” shall mean any commodity account maintained by the Credit Parties. All funds in such Commodity Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Commodity Accounts.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition or Section 2.9 (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” shall mean, at any time of determination, cash and cash equivalents held or owned by (either directly or indirectly), credited to the account of or that would otherwise be required to be reflected as an asset on the balance sheet of the Borrower and the Guarantors (other than Holdings); provided that the Consolidated Cash Balance shall exclude, without duplication, the sum of (a) cash or cash equivalents received from the issuance of Permitted Additional Debt or Permitted Refinancing Indebtedness thereof or other Indebtedness permitted to be incurred by this Agreement and the Credit Documents (other than the proceeds of any Loan) and used for any purpose permitted under this Agreement within five (5) Business Days from the date of receipt thereof, (b) any cash or cash equivalents constituting the proceeds of any issuance of Equity Interests of the Borrower or a contribution to the common equity capital of the Borrower and used for any purpose permitted under this Agreement within thirty (30) days from the date of receipt thereof, (c) any cash or cash equivalents set aside in Excluded Accounts, (d) any Cash Collateral which Cash Collateralizes the Letters of Credit Outstanding, (e) any cash or cash equivalents set aside in connection with Permitted Acquisitions and other permitted Investments and (i) constituting purchase price pledges and/or deposits made or held or (ii) used within five (5) Business Days, in each case, pursuant to a binding and enforceable purchase and sale agreement or similar binding and enforceable agreement with an unaffiliated third party containing customary provisions, including, without limitation, provisions regarding the payment and refunding of such deposits, (f) any cash or cash equivalents for which the Borrower or any applicable Guarantor has issued checks or initiated wires or ACH transfers (or in its respective good faith discretion, will issue checks, initiate wires or ACH transfers within five (5) Business Days), (g) any cash or cash equivalents set aside to pay royalty obligations, working interest/operator obligations, production payments, vendor payments, suspense payments, severance and ad valorem taxes, payroll, payroll taxes, other taxes, employee wage and benefits payments, and trust and fiduciary obligations or other similar obligations or payments of the Borrower or any applicable Guarantor to unaffiliated third parties, in each case, that the Borrower or the applicable Guarantor reasonably anticipates in good faith will become due and payable within 90 days and (h) any cash or cash equivalents in any escrow accounts or fiduciary or trust accounts that are used exclusively in the ordinary course of the Borrower or any applicable Guarantor’s business for plugging and abandonment, remediation, and similar obligations owed to unaffiliated third parties.

“Consolidated Current Assets” shall mean, as of any date of determination, without duplication, the sum of (a) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, plus (b) the Available Commitment as of such date, but excluding (i) all non-cash assets under ASC 815, (ii) the current portion of current and deferred income tax assets, and (iii) assets to the extent resulting from non-cash gains required under ASC 410, plus (c) to the extent not constituting current assets, any marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper of the Borrower and its Restricted Subsidiaries as of such date.

“Consolidated Current Liabilities” shall mean, as of any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, but excluding, without duplication, (a) all non-cash obligations under ASC 815, (b) the current portion of current and deferred income tax liabilities or any amounts payable as tax distributions in accordance with Section 10.6(f)(i) or (ii), (c) the current portion of any Loans and other long-term liabilities (including, without limitation, Hedging Obligations), (d) liabilities resulting from the current maturity of the RBL Facility, the Senior Unsecured Notes, the Bridge Facility, the Senior WildFire Notes or other Indebtedness for borrowed money, (e) the current portion of interest, (f) liabilities in respect of unpaid earn-outs and accrued litigation settlement costs, (g) current liabilities consisting of deferred revenue, (h) any non-cash liabilities recorded in connection with stock-based or similar incentive-based compensation awards or arrangements, (i) liabilities to the extent resulting from non-cash losses or charges required under ASC 410 and (j) any non-cash liabilities recorded in connection with the assumption of gathering or firm transportation contracts under ASC 805.

“Consolidated Current Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Current Assets to (b) Consolidated Current Liabilities; provided that the Consolidated Current Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Consolidated Depreciation, Depletion and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation, depletion and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of deferred financing fees, debt issuance costs, and commissions, fees and expenses and amortization of unrecognized prior service costs and actuarial gains and losses to pensions and other post-employment benefits of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDAX” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a)            increased (without duplication) by the following, in each case (other than in the case of clauses (a)(viii) and (a)(xiii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)            provision for taxes based on income or profits or capital gains, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes (including (i) any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations and (ii) the amount of distributions actually made to any Parent Entity in respect of such period in accordance with Section 10.6(f)(i) or (ii) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (u) of the definition of Consolidated Net Income), plus

(ii)           Fixed Charges for such period (including (x) bank fees and other deferred financing fees and (y) costs of surety bonds in connection with financing activities), plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i)(q) through (y) in the definition of Consolidated Interest Expense, plus

(iii)          Consolidated Depreciation, Depletion and Amortization Expense for such period, plus

(iv)          any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDAX to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(v)           the amount of any reductions in arriving at Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation, plus

(vi)          the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period to the extent permitted under Section 9.9, plus

(vii)         [reserved], plus

(viii)        cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDAX or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDAX pursuant to paragraph (b) below for any previous period and not added back, plus

(ix)           any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock), plus

(x)           any net loss from disposed, abandoned or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of), plus

(xi)           [reserved], plus

(xii)          exploration expenses or costs (to the extent the Borrower adopts the successful efforts method of accounting), plus

(xiii)         adjustments consistent with Regulation S-X of the Securities Act, plus

(xiv)        [reserved]; plus

(xv)         the amount of any non-cash interest expense of non-wholly owned Subsidiaries attributable to minority Equity Interests of third parties; and

(b)            decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i)            non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDAX in accordance with this definition), plus

(ii)           any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDAX in such prior period, plus

(iii)          any net income from disposed, abandoned or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of).

For any calculation of EBITDAX prior to the date when the financial statements for the fiscal quarter ended June 30, 2026 are required to be delivered pursuant to Section 9.1(b), EBITDAX (prior to giving effect to any Pro Forma Basis adjustments) shall be deemed to be Specified EBITDAX. For the avoidance of doubt, Consolidated EBITDAX shall be calculated, including pro forma adjustments, in accordance with Section 1.12.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(i)            consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to GAAP), (d) the interest component of obligations under Capital Leases, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedge Agreements with respect to Indebtedness, and excluding (q) any prepayment premium or penalty, (r) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or document, (s) costs associated with Hedge Agreements and breakage costs in respect of Hedge Agreements related to interest rates, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, recapitalization or purchase accounting in connection with the Transactions or any acquisition (or purchase of assets), (u) penalties and interest relating to taxes and any other fees related to the Transactions or any acquisitions (or purchases of assets) after the Effective Date, (v) any “additional interest” with respect to any securities, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses, (x) any amortization or expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or related to any acquisitions (or purchases of assets) after the Effective Date and (y) any accretion of accrued interest on discounted liabilities (other than Indebtedness except to the extent arising from the application of purchase or recapitalization accounting)); plus

(ii)           consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(iii)          interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on obligations in respect of Capital Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such obligations in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a)            any net after-tax effect of extraordinary, non-recurring or unusual gains, losses, charges or expenses or losses, charges or expenses relating to any strategic initiatives (including multi-year strategic initiatives), Transaction Expenses, restructuring costs and reserves, duplicative running costs, relocation costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, Public Company Costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening, opening, closing and consolidation costs for facilities, signing, retention or completion bonuses, executive recruiting and retention costs, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-ordinary course product and intellectual property development, costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Effective Date (including integration costs), other business optimization expenses (including costs and expenses relating to business optimization programs, tax savings and optimization initiatives, and new systems design, retention charges, system establishment costs (including information technology systems) and implementation costs and project start-up costs), operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans shall be excluded (other than workover, completion, plugging and abandonment and similar expenses); provided that the aggregate amount of restructuring costs and reserves and similar charges excluded pursuant to this clause (a) shall not exceed 25% of Consolidated Net Income for such period;

(b)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(c)            any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded; provided that any exclusion for the discontinuance of discontinued operations held for sale shall be at the option of the Borrower pending the consummation of such sale;

(d)            any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to (i) asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower and (ii) the sale of Oil and Gas Properties (other than, for the avoidance of doubt, the sale of Hydrocarbons in the ordinary course of business), shall be excluded;

(e)            the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or to the extent converted into cash or Permitted Investments) to such Person or a Restricted Subsidiary thereof in respect of such period;

(f)            [reserved];

(g)            effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition, joint venture or similar investment permitted under this Agreement consummated prior to or after the Effective Date or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h)            any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedge Agreements or (c) other derivative instruments shall be excluded;

(i)             any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, and any impairment charges, asset write-offs or write-down, including ceiling test write-downs, on Oil and Gas Properties under GAAP or SEC guidelines shall be excluded;

(j)             (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any Parent Entity, (b) non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(k)            any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition or other transfer, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests (including by any direct or indirect parent of the Borrower), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities and any credit facilities) and including, in each case, the Transactions and any such other transaction whether consummated on, after or prior to the Effective Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(l)             any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with the entry into or termination of any Hedge Agreements shall be excluded;

(m)            accruals and reserves that are established or adjusted within twelve (12) months after the Effective Date that are so required to be established or adjusted as a result of the Transactions (or within twelve (12) months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(n)            any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within three hundred sixty-five (365) days of the date of such determination (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(o)            [reserved];

(p)            any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, shall be excluded;

(q)            non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(r)             (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(s)            without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such Person in respect of income taxes for of such period in accordance with Section 10.6(f)(i) or (ii) shall be included as an expense as though such amounts had been paid as income taxes directly by such Person for such period;

(t)             non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income);

(u)            the following items shall be excluded:

(i)            any net unrealized gain or loss (after any offset) resulting in such period from Hedge Agreements and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(ii)           any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Hedge Agreements for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(iii)          any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation; and

(iv)          earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (without duplication) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, any Permitted Acquisition, Investment or any other acquisition permitted hereunder), consisting only of Indebtedness for borrowed money, obligations in respect of Capital Leases, and debt obligations evidenced by bonds, notes, debentures, promissory notes or similar instruments (including, for the avoidance of doubt, deferred purchase price obligations that would be reflected as debt on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP, to the extent such deferred purchase price obligations are then due and payable), and any obligations in respect of drawn letters of credit (which have not been reimbursed within two (2) Business Days after such amount is drawn); provided that Consolidated Total Debt shall not include Indebtedness in respect of obligations under Hedge Agreements (but shall include unpaid termination payments under Hedge Agreements) minus (b) (i) the aggregate amount of Unrestricted Cash on such date (up to a maximum equal to the greater of $150,000,000 and 10% of the Aggregate Elected Commitment Amount then in effect if any Loans are then outstanding) and (ii) to the extent included in such Indebtedness, undrawn (or if drawn, to the extent cash collateralized or not reimbursed within two (2) Business Days after such amount is drawn) letters of credit, bank guarantees and performance or similar bonds.

“Consolidated Total Debt to EBITDAX Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDAX of the Borrower for such Test Period (or prior to the date when the financial statements for the fiscal quarter ended June 30, 2026 are required to be delivered pursuant to Section 9.1(b), Specified EBITDAX); provided that the Consolidated Total Debt to EBITDAX Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, providing for the Administrative Agent’s exclusive control of a Deposit Account, Commodity Account or Securities Account, as applicable, after notice of an Event of Default, executed and delivered by the Borrower or another Credit Party, as applicable, and the applicable securities intermediary (with respect to a Securities Account), commodity intermediary (with respect to a Commodity Account) or bank (with respect to a Deposit Account), in each case at which such relevant account is maintained.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“CPRA” shall mean the California Privacy Rights Act.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, each Letter of Credit, the Fee Letter, any promissory notes issued by the Borrower under this Agreement, any Extension Amendment and any intercreditor agreement with respect to the RBL Facility entered into on or after the Effective Date to which the Collateral Agent is party.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance, renewal or extension of a Letter of Credit.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Credit Rating” shall mean a rating as determined by a Credit Rating Agency of the Index Debt.

“Credit Rating Agency” shall mean Moody’s, S&P and any other nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.

“Cure Amount” shall have the meaning provided in Section 11.12(a).

“Cure Deadline” shall have the meaning provided in Section 11.12(a).

“Cure Right” shall have the meaning provided in Section 11.12(a).

“Customary Intercreditor Agreement” shall mean any of (a) an intercreditor agreement substantially in the form of Exhibit F, together with any changes thereto which are reasonably acceptable to the Borrower and the Administrative Agent, (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations under this Agreement, in each case with such modifications thereto as the Administrative Agent and/or the Collateral Agent and the Borrower may agree or (c) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank in equal priority to the Liens on the Collateral securing the Obligations under this Agreement (but without regard to the control of remedies), in each case with such modifications thereto as the Administrative Agent and/or the Collateral Agent and the Borrower may agree. Notwithstanding the foregoing, in the case of clause (c), such agreement shall be posted to the Lenders not less than three (3) Business Days before execution thereof and, if the Required Lenders shall not have objected in writing within three (3) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement and to the Administrative Agent’s and/or Collateral Agent’s execution thereof.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failures to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Deposit Account” shall mean any checking or other demand deposit account maintained by the Credit Parties, including any “deposit accounts” under Article 9 of the UCC. All funds in such Deposit Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Accounts.

“Disposition” shall have the meaning provided in Section 10.4. “Dispose”, “Disposed” or “Disposed of” shall have meanings correlative thereto.

“Disqualified Institution” shall mean any competitor of the Borrower and its Subsidiaries and any Affiliate of such competitor (other than their respective financial investors that are not operating companies and other than any Affiliate that is a bona fide diversified debt fund that invests in newly issued syndicated loans), identified in writing from time to time by the Borrower to the Administrative Agent (together with any Affiliates thereof that are reasonably identifiable on the basis of their names (other than any such competitors’ respective financial investors that are not operating companies and other than any Affiliate that is a bona fide diversified debt fund that invests in newly issued syndicated loans); provided that no updates to the Disqualified Institution list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation or entered into a trade for either of the foregoing in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions. Supplements to the list of Disqualified Institutions shall not be effective until after at least one (1) Business Day following receipt thereof by the Administrative Agent from the Borrower, as applicable. The list of Disqualified Institutions shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation, scheduled redemption or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Commitments and (to the extent not cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank) outstanding Letters of Credit, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Commitments and (to the extent not cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank) outstanding Letters of Credit, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower (or any direct or indirect parent thereof) or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Restricted Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.

“Documentation Precedent” shall have the meaning provided in Section 6.1(a).

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Draw Limit” shall have the meaning provided in Section 2.14(h).

“Drawing” shall have the meaning provided in Section 3.4(b).

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date on which the conditions specified in Article 6 are satisfied (or waived in accordance with Section 13.1).

“Effective Date Acquired Assets” shall have the meaning provided in the recitals to this Agreement.

“Effective Date Acquisition” shall have the meaning provided in the recitals to this Agreement.

“Effective Date Acquisition Agreement” shall have the meaning provided in the recitals to this Agreement.

“Effective Date Acquisition Buyer” shall have the meaning provided in the recitals to this Agreement.

“Effective Date Acquisition Notes” shall mean the senior unsecured notes referenced in clause (i) of the introductory paragraph of the Bridge Facility Commitment Letter that constitute Permitted Additional Debt.

“Effective Date Acquisition Seller” shall have the meaning provided in the recitals to this Agreement.

“Effective Date Acquisition Shares” shall mean the shares of Class A common stock, par value $0.0001 per share, of Parent referenced in clause (i) of the introductory paragraph of the Bridge Facility Commitment Letter.

“Effective Date Financial Statements” shall have the meaning provided in Section 8.23(a).

“Elected Commitment” shall mean, as to each Lender, the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an optional increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 4.4(c).

“Elected Commitment Increase Certificate” shall have the meaning given to such term in Section 4.4(c)(ii)(F).

“Engineering Reports” shall have the meaning provided in Section 2.14(c)(i).

“Environmental Claims” shall mean any and all written actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief regarding the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, excluding any debt security that is convertible or exchangeable into any Equity Interests (provided that any instrument evidencing Indebtedness convertible or exchangeable into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests, shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged, except, solely for purposes of a pledge of Equity Interests in connection with this Agreement, to the extent such instrument could be treated as “stock” of a CFC for purposes of Treasury Regulation Section 1.956-2(c)(2)).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the failure of the Borrower or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Plan; (d) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard, in each case with respect to a Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (e) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or that is in endangered or critical status, within the meaning of Section 305 of ERISA; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Plan; (g) the appointment of a trustee to administer, any Plan; (h) the imposition of any liability under Title IV of ERISA, including the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Borrower or any ERISA Affiliate, but excluding PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (i) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code) or (j) the occurrence of a non-exempt prohibited transaction with respect to any Plan maintained or contributed to by any Borrower (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in material liability to the Borrower, except in each of (a) - (j) with respect to Foreign Plans.

“Erroneous Payment” has the meaning assigned to it in Section 12.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.14(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 12.14(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.14(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.14(e).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” shall mean the lawful single currency unit of the Participating Member States.

“Event of Default” shall have the meaning provided in Article 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the applicable Bloomberg screen page for such currency. In the event that such rate does not appear on any applicable Bloomberg screen page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two (2) Business Days later.

“Excluded Accounts” shall mean (a) Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Credit Party or Restricted Subsidiary, (b) Deposit Accounts, Securities Accounts and Commodity Accounts containing cash or other property with a maximum average value of less than $7,500,000 individually; provided, that no Deposit Account, Securities Account or Commodity Accounts shall be an Excluded Account pursuant to this clause (b) if it has a value of more than $3,000,000 for a continuous period of sixty (60) days; provided, further, that the aggregate value of the Deposit Accounts, Securities Accounts and Commodity Accounts described in this clause (b) must be less than $30,000,000 at all times, (c) Deposit Accounts which are used solely as an escrow account or as a fiduciary or trust account or other account that is contractually obligated to be segregated from the other assets of the Credit Parties, in each case, for the benefit of unaffiliated third parties, (d) operator suspense accounts relating to oil and gas production to satisfy royalty obligations owed to third persons, (e) cash collateral accounts subject to clauses (d), (e) or (t) of the definition of “Permitted Liens”, and (f) “zero balance” accounts.

“Excluded Assets” shall have the meaning assigned to such term in the Collateral Agreement.

“Excluded Contribution Asset” shall mean any asset that is used or useful in, or Equity Interests of any Person engaged in, the Oil and Gas Business, in each case, received by the Borrower since the Effective Date from (a) the issuance or sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of its Qualified Equity Interests (or the Qualified Equity Interests of any direct or indirect parent of the Borrower to the extent contributed as common equity to the Borrower) and/or (b) contributions to its common equity, in each case, only to the extent designated as an Excluded Contribution Asset in a certificate of the Borrower delivered to the Administrative Agent within sixty (60) days after the date such capital contributions are made or the date such Qualified Equity Interests are sold, as the case may be; provided, that no Borrowing Base Properties shall constitute an Excluded Contribution Asset.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is a direct Wholly owned Subsidiary of the Borrower or a Grantor) to secure the Obligations, any Equity Interest that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 65% of the Voting Stock of such Subsidiary, (c) any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Equity Interests of any Subsidiary to the extent the pledge of such Equity Interests is prohibited by Contractual Requirements existing on the Effective Date or at the time such Subsidiary is acquired (provided that such Contractual Requirements have not been entered into in contemplation of such Subsidiary being acquired) or (ii) any Equity Interests of any Subsidiary that is not a Wholly owned Subsidiary at the time such Subsidiary becomes a Subsidiary, any Equity Interests of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (including, for the avoidance of doubt, applicable Organization Documents) (other than customary non-assignment provisions which are ineffective under the UCC or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly owned Subsidiary) to any Contractual Requirement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the UCC or other applicable Requirement of Law), (e) the Equity Interests of any Immaterial Subsidiary (unless a security interest in such Immaterial Subsidiary’s Equity Interests may be perfected by filing an “all assets” UCC financing statement) and any Unrestricted Subsidiary, (f) the Equity Interests of any Subsidiary of a Foreign Subsidiary or FSHCO, (g) any Equity Interests set forth on Schedule 1.1(b) which have been identified on or prior to the Effective Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent and (h) Margin Stock.

“Excluded Subsidiary” shall mean (a) each Immaterial Subsidiary, for so long as any such Subsidiary constitutes an Immaterial Subsidiary pursuant to the terms hereof, (b) each Domestic Subsidiary that is not a Wholly owned Subsidiary (for so long as such Subsidiary remains a non-wholly owned Restricted Subsidiary); provided, that a Material Subsidiary may not be excluded pursuant to this clause (b) because it is not a Wholly owned Subsidiary, (c) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement (other than (x) with respect to any Wholly owned Subsidiary, the applicable Organization Documents and (y) customary non-assignment provisions that are ineffective under the UCC or other applicable Requirement of Law or any term, covenant, condition or provision that would be waived by the Borrower or its Affiliates) (not entered into in contemplation of such Subsidiary becoming a Restricted Subsidiary) or Requirement of Law from guaranteeing or granting Liens to secure the Obligations on the Effective Date or at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect and was not entered into in contemplation of such Subsidiary becoming a Restricted Subsidiary) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations on the Effective Date or at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (d) any Foreign Subsidiary, (e) any Domestic Subsidiary that is (i) a FSHCO or (ii) owned directly or indirectly by a CFC or a FSHCO, (f) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder financed with Indebtedness of the type incurred pursuant to Section 10.1(k) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing or granting a Lien on any of its assets to secure the Obligations, (g) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (h) each Unrestricted Subsidiary. No Excluded Subsidiary shall own Borrowing Base Properties.

“Excluded Swap Obligation” shall mean with respect to any Guarantor or Parent Entity Guarantor, any Hedging Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor or Parent Entity Guarantor of, or the grant by such Guarantor or Parent Entity Guarantor (if applicable) of a security interest to secure, as applicable, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable Requirement of Law.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by its net income (however denominated), branch profits Taxes and franchise Taxes imposed on it, in each case by a jurisdiction (including any political subdivision thereof) as a result of such Recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to or for the account of a Lender (including any Issuing Bank and any Swingline Lender) pursuant to laws in force at the time (a) such Lender acquires an interest in a Loan, Letter of Credit or Commitment, other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 13.7, or (b) such Lender designates a new lending office, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4, (iii) any Tax attributable to the Administrative Agent’s, any Lender’s or any other Recipient’s failure to comply with Section 5.4(d), (e), (h), (i), (l) or (m), and (iv) any Tax imposed under FATCA.

“Existing Class” shall mean a Class of Existing Commitments and related Existing Loans.

“Existing Commitment” shall mean, with respect to a Class of Commitments, the Commitments of such Class at the time a Loan Extension Request is made.

“Existing Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing Loans” shall mean, with respect to a Class of Loans, the Loans of such Class at the time a Loan Extension Request is made.

“Expected Cure Amount” shall have the meaning provided in Section 11.12(a)(ii).

“Expiration Date” shall mean the earliest of (i) the termination of the Effective Date Acquisition Agreement in accordance with its terms, (ii) the consummation of the Effective Date Acquisition Agreement without the occurrence of the Effective Date, and (iii) 5:00 p.m. (New York City time) on the on the fifth Business Day (as defined in the Effective Date Acquisition Agreement as in effect on the date hereof) after October 13, 2026 (provided that such date shall be extended to March 12, 2027 automatically with no further action required solely in the event that the “Outside Date” (as defined in the Effective Date Acquisition Agreement as in effect on the date hereof) is extended in accordance with the definition thereof).

“Extended Class” shall mean a Class of Extended Commitments and related Extended Loans.

“Extended Commitments” shall mean, with respect to a Class of Commitments, all or the portion of such Class extended pursuant to Section 2.17, as applicable.

“Extended Loans” shall mean, with respect to a Class of Loans, all or the portion of such Class of Loans extended pursuant to Section 2.17, as applicable.

“Extending Lender” shall have the meaning provided in Section 2.17(b).

“Extension Amendment” shall have the meaning provided in Section 2.17(c).

“Extension Election” shall have the meaning provided in Section 2.17(b).

“Extension Minimum Condition” shall mean a condition to consummating any extension of a minimum amount (to be determined and specified in the relevant Loan Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes to be submitted for extension.

“Extension Series” shall have the meaning provided in Section 2.17(a).

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith.

“Farm-In Agreement” shall mean an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of one or more exploratory or development wells (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

“Farm-Out Agreement” shall mean a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices included in or adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall mean the Fee Letter, dated as of July 7, 2026, between the Borrower and Citi.

“Financial Incurrence Test” shall have the meaning provided in Section 1.12(f).

“Financial Officer” of any Person shall mean the Chief Financial Officer, Chief Accounting Officer, principal accounting officer, Controller, Treasurer or Assistant Treasurer of such Person.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 10.11.

“Fixed Basket” shall have the meaning provided in Section 1.12(f).

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of, without duplication:

(a)            Consolidated Interest Expense of such Person for such period; and

(b)            all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Floor” shall mean a rate of interest equal to 0.00% per annum.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“FSHCO” shall mean any Domestic Subsidiary (including a disregarded entity for U.S. federal income tax purposes) that owns no material assets other than the Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs (held directly or through Subsidiaries).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Grantors” shall mean, except to the extent released therefrom in accordance with the terms hereof, Holdings and each Domestic Subsidiary listed on Schedule 1.1(c) that becomes a party to the Collateral Agreement on the Effective Date and each other Domestic Subsidiary (other than an Excluded Subsidiary (except to the extent provided below)) that becomes a party to the Collateral Agreement after the Effective Date pursuant to Section 9.11 or otherwise; provided that, for the avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary or other Person that is not required to be a Grantor hereunder or pursuant to the Security Documents to provide Collateral by causing such Restricted Subsidiary or other Person to execute a joinder to the Collateral Agreement and such Restricted Subsidiary or other Person shall be Grantor and Credit Party for all purposes hereunder except to the extent released from the Collateral Agreement in accordance with the terms hereof.

“Guarantee” shall mean, collectively, the guarantee made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantors” shall mean Holdings and each Domestic Subsidiary listed on Schedule 1.1(c) that becomes a party to the Guarantee on the Effective Date (except to the extent released therefrom in accordance with the terms hereof) and each other Domestic Subsidiary (other than an Excluded Subsidiary (except to the extent provided below)) that becomes a party to the Guarantee after the Effective Date pursuant to Section 9.11 or otherwise; provided that, for the avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary or other Person that is not required to be a Guarantor hereunder or pursuant to the Security Documents to provide a guarantee by causing such Restricted Subsidiary or other Person to execute a guarantee and such Restricted Subsidiary shall be Guarantor and Credit Party for all purposes hereunder except to the extent released from such guarantee in accordance with the terms hereof. Notwithstanding the foregoing, the terms “Guarantor” and “Credit Party” shall not include any Parent Entity (other than Holdings) that guarantees the Obligations.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law or that would otherwise reasonably be expected to result in liability under any applicable Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Hedge Bank” shall mean any Person (other than the Borrower or any of its Subsidiaries) that (x) at the time it enters into a Hedge Agreement is a Lender, Lead Arranger or Agent or an Affiliate of a Lender, Lead Arranger or Agent, (y) at any time after it enters into a Hedge Agreement it becomes a Lender, Lead Arranger or Agent or an Affiliate of a Lender, Lead Arranger or Agent, or (z) is a party to a Hedge Agreement on the Effective Date and on the Effective Date is a Lender, Lead Arranger or Agent or an Affiliate of a Lender, Lead Arranger or Agent.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Holdings Parent” shall mean Magnolia Oil & Gas Holdings LLC, a Delaware limited liability company.

“Holdings Parent Guarantee” shall mean the Amended and Restated Guarantee Agreement, dated as of the Effective Date, by and between Holdings Parent and the Collateral Agent.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Immediate Family Members” shall mean with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” of any Person shall mean the following, if and only to the extent (other than with respect to clause (g) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) the principal component of all obligations in respect of Capital Leases of such Person, (f) net Hedging Obligations of such Person, (g) all indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (h) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (j) without duplication, all Guarantee Obligations of such Person in respect of the items described in clauses (a) through (i) above; provided that Indebtedness shall not include (i) trade and other ordinary-course payables and accrued expenses, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, (A) all intercompany Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms) and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Restricted Subsidiaries, (v) [reserved], (vi) Production Payments and Reserve Sales, (vii) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business, (viii) any obligation in respect of a Farm-In Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, and (ix) any Guarantee Obligations incurred in the ordinary course of business to the extent not guaranteeing Indebtedness.

For purposes hereof, the amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (g) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5(b).

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitees” shall have the meaning provided in Section 13.5(b).

“Independent Assets or Operations” shall mean, with respect to any Parent Entity, that Parent Entity’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Borrower and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Entity, is more than 3.0% of such Parent Entity’s corresponding consolidated amount.

“Index Debt” shall mean the senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than a Subsidiary Guarantor of Borrower) or subject to any other credit enhancement.

“Industry Investment” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including: (1) ownership interests (directly or through equity) in oil and gas properties or gathering, transportation, processing, or related systems and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, Farm In Agreements, Farm Out Agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Information” shall have the meaning provided in Section 8.8(a).

“Initial Loans” shall have the meaning provided in Section 2.1(a)(i).

“Initial Maturity Date” shall mean the earlier of (a) the fifth anniversary of the Effective Date, or, if such date is not a Business Day, the Business Day immediately following such anniversary and (b) the date that is 91 days prior to the stated maturity date of the Senior WildFire Notes (or, to the extent earlier than the fifth anniversary of the Effective Date, the date that is 91 days prior to the stated maturity date of any Permitted Refinancing Indebtedness of the Senior WildFire Notes) if the outstanding aggregate principal amount outstanding of the Senior WildFire Notes (or any such Permitted Refinancing Indebtedness thereof) equals or exceeds $100,000,000 on such date.

“Initial Reserve Report” shall mean the reserve engineer’s report evaluating the Proved Reserves of the Borrower and the Credit Parties (other than WildFire) and the Effective Date Acquired Assets constituting Proved Reserves prepared by Miller & Lents as of June 1, 2026, delivered to the Administrative Agent prior to the date hereof.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit I.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Redetermination” shall have the meaning provided in Section 2.14(b).

“Interim Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.14.

“Investment” shall have the meaning provided in Section 10.5.

“Investment Grade Election” shall mean a written notice delivered by the Borrower to the Administrative Agent of its election to enter into an Investment Grade Period, together with a certificate of an Authorized Officer of the Borrower confirming that as of such date, (a) the Borrower has an Investment Grade Rating from one or more Credit Rating Agencies and (b) no Default or Event of Default has occurred and is continuing.

“Investment Grade Period” shall mean any period commencing with the date on which the Borrower delivers an Investment Grade Election to the Administrative Agent (so long as the Borrower has an Investment Grade Rating at such time) and ending with the earlier to occur of (a) the date the Borrower elects in writing to the Administrative Agent to exit such Investment Grade Period and (b) the first date following the beginning of such Investment Grade Period on which the Borrower receives a rating below an Investment Grade Rating.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Credit Rating Agency.

“IRS” shall have the meaning provided in Section 5.4(e)(i).

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Restricted Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean (a) Citibank, N.A. and any of its Affiliates and (b) if requested by the Borrower and reasonably acceptable to the Administrative Agent, any other Person who is a Lender at the time of such request and who accepts such appointment (it being understood that, if any such Person ceases to be a Lender hereunder, such Person will remain an Issuing Bank with respect to any Letter of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). References herein and in the other Credit Documents to an Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires. Any Lender may, from time to time, become an Issuing Bank under this Agreement with the protections and rights afforded to Issuing Banks hereunder by executing a joinder, in a form reasonably satisfactory to (and acknowledged and accepted by) the Administrative Agent and the Borrower, indicating such Lender’s “Maximum Letter of Credit Commitment” and upon the execution and delivery of any such joinder, such Lender shall be an Issuing Bank for all purposes hereof.

“Junior Debt” shall have the meaning provided in Section 10.7(a).

“Junior Liens” shall mean Liens on the Collateral (other than Liens securing the Obligations) that are subordinated to the Liens granted under the Credit Documents pursuant to a Customary Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Last Borrowing Base Hedge Reduction” shall have the meaning provided in Section 2.14(f).

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Class of Commitments or Loans that is outstanding hereunder on such date of determination.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Maturity Date” shall mean the date that is five (5) Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“LCT Election” shall have the meaning provided in Section 1.12(i).

“LCT Test Date” shall have the meaning provided in Section 1.12(i).

“Lead Arranger” shall mean Citibank, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Bank of America, N.A., Capital One, National Association, KeyBank National Association, MUFG Bank, Ltd., PNC Capital Markets LLC, Regions Bank, The Bank of Nova Scotia, Houston Branch, Truist Bank, and Fifth Third Bank, N.A. as successor by merger to Comerica Bank, each in its capacity as a lead arranger in respect of the RBL Facility.

“Lender” shall have the meaning provided in the preamble to this Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender. For avoidance of doubt, each Additional Lender shall be deemed a “Lender” for purposes of this Agreement and each other Credit Document.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit or Swingline Loans, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the RBL Facility (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under the RBL Facility, which failure is not cured after the date of such failure, (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (vi) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or any person that directly or indirectly controls such Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to be a Lender-Related Distress Event.

“Letter of Credit” shall have the meaning provided in Section 3.1.

“Letter of Credit Application” shall have the meaning provided in Section 3.2(a).

“Letter of Credit Commitment” shall mean the lesser of (a) $100,000,000, as the same may be reduced from time to time pursuant to Section 3.1 and (b) the Loan Limit.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.7.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“Leverage Ratio Covenant” shall mean the covenant of the Borrower set forth in Section 10.11(a).

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or (c) Production Payments and Reserve Sales and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Limited Condition Transaction” shall mean (1) any Investment or Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change in Control, and any incurrence of Indebtedness or Liens in connection therewith, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof, (4) any Disposition, and (5) any combination of any of the foregoing.

“Liquidate” shall mean any Disposition, termination, unwind, novation (other than any novation with respect to which a Credit Party remains a party to the applicable Hedge Agreement), creation of offsetting positions or other monetization of a Hedge Agreement, including the Disposition of Equity Interests in a Subsidiary that is a party to a Hedge Agreement. “Liquidated” and “Liquidating” shall have meanings correlative thereto.

“Loan” shall mean any Initial Loan, Extended Loan or Swingline Loan made by any Lender hereunder.

“Loan Extension Request” shall have the meaning provided in Section 2.17(a).

“Loan Limit” shall mean, at any time, the least of (a) the Total Commitment at such time, (b) the Borrowing Base at such time (including as it may be reduced pursuant to Section 2.14(h)), (c) the Draw Limit and (d) the then-effective Aggregate Elected Commitment Amount.

“Loan Limit Deficiency” occurs if, at any time, the aggregate Total Exposure of all Lenders exceeds the Loan Limit then in effect. The amount of the Loan Limit Deficiency is the amount by which the aggregate Total Exposure of all Lenders exceeds the Loan Limit then in effect.

“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Article 11, Non-Defaulting Lenders having or holding more than 50.0% of the outstanding principal amount of the Loans, the Swingline Exposure and Letter of Credit Exposure (excluding the Loans, Swingline Exposure and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).

“Margin Stock” shall have the meaning assigned to such terms in Regulation U.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, that, individually or in the aggregate, would materially adversely affect (a) the business, assets, operations, properties or financial condition of the Borrower and the other Credit Parties, taken as a whole, (b) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents or (c) the rights and remedies of the Agents and the Lenders under the Credit Documents.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding the greater of $100,000,000 and 5.0% of the Borrowing Base then in effect.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations and determined as if references to the Borrower and its Restricted Subsidiaries in the definition of “Consolidated Total Assets” were references to such Restricted Subsidiary and its Subsidiaries) at the last day of the Test Period were equal to or greater than 5.0% of Consolidated Total Assets at such date, (b) whose revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, (c) that owns Borrowing Base Properties or (d) that incurs, issues or Guarantees any Material Indebtedness; provided that if, at any time and from time to time after the Effective Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations and determined as if references to the Borrower and its Restricted Subsidiaries in the definition of “Consolidated Total Assets” were references to such Restricted Subsidiary and its Subsidiaries) at the last day of such Test Period equal to or greater than 10.0% of Consolidated Total Assets at such date or (ii) revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such fiscal quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries”.

“Maturity Date” shall mean, as to the applicable Loan, the Initial Maturity Date, any maturity date related to any Extension Series of Extended Commitments, or the Swingline Maturity Date, as applicable.

“Maximum Letter of Credit Commitment” shall mean with respect to each Issuing Bank, the amount set forth opposite such Issuing Bank’s name in Schedule 1.1(a) hereto, as such schedule may be amended or modified from time to time by the Borrower, each Issuing Bank affected by such amendment or modification thereto and by the Administrative Agent.

“Minimum Borrowing Amount” shall mean, with respect to any Borrowing of Loans, $500,000 (or, if less, the entire remaining Commitments at the time of such Borrowing).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Equity Interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit D (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean the Oil and Gas Properties and other properties and assets that are subject to a Mortgage. However, notwithstanding any provision in this Agreement, any Mortgage, or any other Security Document to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) be included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert Waters Flood Reform Act of 2012 and, in each case, any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Necessary Cure Amount” shall have the meaning provided in Section 11.12(a)(ii).

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).

“Non-Bank Tax Certificate” shall mean a certificate substantially in the form of Exhibit K-1, K-2, K-3 or K-4, as applicable.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-Fixed Basket” shall have the meaning provided in Section 1.12(f).

“Non-U.S. Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Credit Party under any Credit Document and Erroneous Payment Subrogation Rights. Notwithstanding the foregoing, (a) Excluded Swap Obligations shall not constitute Obligations, (b) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (c) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Treasury Department, and any successor thereto.

“Oil and Gas Business” shall mean:

(a)            the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;

(b)            the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith; and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons; and

(c)            any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Ongoing Hedges” shall have the meaning provided in Section 10.10(a).

“Opco Guarantee” shall mean the Third Amended and Restated Guarantee Agreement, dated as of the Effective Date, by and between Opco Parent and the Collateral Agent.

“Opco Parent” shall mean Magnolia Oil & Gas Parent LLC, a Delaware limited liability company.

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower pursuant to Section 13.7, or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” shall mean Magnolia Oil & Gas Corporation, a Delaware corporation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as a partnership) of Holdings and/or the Borrower, as applicable.

“Parent Entity Guarantor” shall mean (a) Parent in its capacity as guarantor under the Parent Guarantee, (b) Opco Parent in its capacity as guarantor under the Opco Guarantee and/or (c) Holdings Parent in its capacity as guarantor under the Holdings Parent Guarantee, as applicable.

“Parent Financial Statements” shall have the meaning provided in Section 8.23(a).

“Parent Guarantee” shall mean the Third Amended and Restated Guarantee Agreement, dated as of the Effective Date, by and between Parent and the Collateral Agent.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member States” shall mean, together, each member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union (as amended or re-enacted from time to time).

“PATRIOT Act” shall have the meaning provided in Section 13.18.

“Payment in Full” shall mean the day the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to each applicable Issuing Bank following the termination of the Total Commitment) and the Loans, the Swingline Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full.

“Payment Recipient” shall have the meaning provided in Section 12.14(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and a Guarantor; (b) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 9.11; (c) immediately after giving effect to such acquisition, no Event of Default pursuant to Section 11.1 or 11.5 shall have occurred and be continuing; and (d) immediately after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.15; provided that, notwithstanding anything herein to the contrary, the Effective Date Acquisition shall be a Permitted Acquisition.

“Permitted Additional Debt” shall mean any unsecured senior, unsecured senior subordinated, Junior Lien or subordinated loans or notes issued by the Borrower or a Grantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Latest Maturity Date as in effect on the date of determination (other than (i) customary offers to purchase upon a change of control, AHYDO payments, asset sale or casualty or condemnation event and customary acceleration rights after an event of default and (ii) Indebtedness incurred pursuant to a customary bridge facility if the Indebtedness pursuant to such customary bridge facility converts at maturity to Indebtedness which does not provide for any scheduled repayment, mandatory redemption or sinking fund obligation (except to the extent permitted pursuant to clause (i)) prior to the 91st day after the Latest Maturity Date as in effect on the date of determination), (b) if such Indebtedness is subordinated in right of payment to the Obligations, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations, (c) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness, (d) that does not restrict, by its terms, the prepayment or repayment of the Obligations, (e) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums reasonably determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, shall be customary for high yield debt securities and are determined by the Borrower to be not materially more restrictive on or materially less favorable to the Borrower and its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence), taken as a whole, or if are determined by the Borrower to be materially more restrictive on or materially less favorable to the Borrower and its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence), are automatically incorporated into this Agreement (with this Agreement being amended to incorporate such terms, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person) and (f) shall not include any financial maintenance covenants.

“Permitted Holders” shall mean any of officers, directors, employees and other members of management of the Borrower (or any of its Parent Entities, including Parent) or any of its Restricted Subsidiaries who are or become holders of Equity Interests of the Borrower (or any Parent Entity, including Parent) (and their Controlled Investment Affiliates and Immediate Family Members); provided that for purposes of the definition of “Change of Control”, the Persons described above shall not constitute Permitted Holders at any time they hold voting power equal to or more than fifty percent (50%) of all Equity Interests collectively and beneficially of the Parent.

“Permitted Investments” shall mean:

(1)            Dollars;

(2)            (a) Euros, Yen, Canadian Dollars, Pound Sterling or any national currency of any Participating Member State of the EMU; or

(b)            in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(3)            securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of thirty-six (36) months or less from the date of acquisition;

(4)            certificates of deposit, time deposits and eurodollar time deposits with maturities of thirty-six (36) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three (3) years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank in the forgoing an “Approved Bank”);

(5)            repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)            commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better rated at least P-2 by Moody’s or at least A-2 by S&P or P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent Credit Rating Agency) and in each case maturing within thirty-six (36) months after the date of acquisition thereof;

(7)            marketable short-term money market and similar liquid funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent Credit Rating Agency);

(8)            readily marketable direct obligations issued or fully guaranteed by (i) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (ii) any foreign government or any political subdivision or public instrumentality thereof; provided, that each such readily marketable direct obligation shall have an Investment Grade Rating from either Moody’s or S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P or Moody’s (or the equivalent thereof) shall be rating such obligations, an equivalent rating from another Credit Rating Agency) with maturities of thirty-six (36) months or less from the date of acquisition;

(9)            Investments with average maturities of thirty-six (36) months or less from the date of acquisition in money market funds rated AAA-(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent Credit Rating Agency);

(10)            investment funds investing substantially all of their assets in securities of the types de-scribed in clauses (1) through (9) above; and

(11)            solely with respect to any captive insurance subsidiary, any Investment in connection with its provision of insurance, which Investment is permitted to be made in accordance with applicable law, rule, regulation or order or that is required or approved by any regulatory authority having jurisdiction over such captive insurance subsidiary or its business, as applicable.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Permitted Investments shall also include (i) investments of the type and maturity described in clauses (1) through (7) and clauses (8)(i) and (9) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Permitted Liens” shall mean:

(a)            Liens for Taxes, assessments or governmental charges or claims not yet overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP (or in the case of any Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction), or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b)            Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incidental to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c)            Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d)            Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e)            deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or in a manner consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, or otherwise constituting Investments permitted by Section 10.5;

(f)            ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(g)            easements, rights-of-way, restrictive covenants, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights-of-way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(h)            (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or otherwise permitted by this Agreement;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(k)            leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(l)            Liens arising from precautionary UCC financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;

(m)            Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts, commodity trading accounts or other brokerage accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, in the ordinary course of business;

(n)            Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual or customary in the Oil and Gas Business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary;

(o)            Liens on pipelines and pipeline facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incident to the exploration, development, operation and maintenance of Oil and Gas Properties;

(p)            any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(q)            Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower or such Restricted Subsidiary’s client at which such equipment is located;

(r)            security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(s)            Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture; and

(t)            Liens on Permitted Investments that are earmarked to be used to satisfy or discharge Indebtedness; provided that (x) such Permitted Investments are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (y) such Liens extend solely to the account in which such Permitted Investments are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged and (z) the satisfaction or discharge of such Indebtedness is permitted hereunder.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (I) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon and other amounts paid in connection with the defeasance or discharge of such Indebtedness plus other amounts paid (including any tender premium) and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (II) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(c), 10.1(i) or 10.1(k), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness immediately prior to such Refinancing are not changed as a result of such Refinancing (except that a Credit Party may be added as an additional obligor), (III) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(h), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, (IV) if the Indebtedness being Refinanced is Indebtedness permitted by Sections 10.1(c), (i) or (k), the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums) or are customary for similar Indebtedness in light of current market conditions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (V) if the Refinanced Indebtedness is subordinated in right of payment or security such Permitted Refinancing Indebtedness shall be subordinated on terms no less favorable to the Secured Parties and (VI) if the Refinanced Indebtedness constitutes Junior Debt, such Permitted Refinancing Indebtedness is not secured by any assets other than the Collateral. Notwithstanding the foregoing, (x) Permitted Refinancing Indebtedness in respect of Permitted Additional Debt must constitute Permitted Additional Debt, and (y) if the Refinanced Indebtedness constitutes Indebtedness permitted under Section 10.1(cc), the Permitted Refinancing Indebtedness in respect of such Indebtedness permitted under Section 10.1(cc) must be incurred under Section 10.1(p).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six (6) plan years maintained for or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Citibank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.12.

“Proceeding” shall have the meaning provided in Section 12.7.

“Production Payments and Reserve Sales” shall mean the grant or transfer by the Borrower or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or Dollar-denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers.

“Projections” shall mean financial estimates, forecasts and other forward-looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent on or prior to the Effective Date in connection with the Transactions or the other transactions contemplated hereby.

“Proposed Acquisition” shall have the meaning provided in Section 10.10(a).

“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).

“Proved Developed Producing Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Developed Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to being a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(i).

“Qualified Equity Interests” shall mean any Equity Interests of Holdings or the Borrower or any Parent Entity other than Disqualified Stock.

“RBL Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Recipient” shall mean the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document.

“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.14(d).

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Indemnified Person” shall mean, with respect to an Indemnitee, (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents and representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Loans” shall have the meaning provided in Section 13.1(f).

“Replacement Loans” shall have the meaning provided in Section 13.1(f).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA and the regulations thereunder, other than any event as to which the thirty (30)-day notice period has been waived.

“Required Cash Collateral Amount” shall have the meaning provided in Section 3.7(c).

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66% of the outstanding principal amount of the Loans, the Swingline Exposure and Letter of Credit Exposure (excluding the Loans, Swingline Exposure and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean the Initial Reserve Report and any other subsequent report, in form reasonably satisfactory to the Administrative Agent, setting forth, as of each June 30th or December 31st (or such other date in the event of certain Interim Redeterminations) the Proved Reserves and the Proved Developed Reserves attributable to the Borrowing Base Properties of the Borrower and the Credit Parties, together with a projection of the rate of production and future net revenues, operating expenses (including production taxes and ad valorem expenses) and capital expenditures with respect thereto as of such date, based upon the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(i); provided that in connection with any Interim Redeterminations of the Borrowing Base pursuant to the last sentence of Section 2.14(b), (i.e., as a result of the Borrower having acquired Oil and Gas Properties with Proved Reserves which are to be Borrowing Base Properties having a PV-9 (calculated at the time of acquisition) in excess of 5.0% of the Borrowing Base in effect immediately prior to such acquisition), the Borrower shall be required, for purposes of updating the Reserve Report, to set forth only such additional Proved Reserves and related information as are the subject of such acquisition. For the avoidance of doubt all Reserve Reports, including those delivered in connection with any redetermination, may be prepared internally by petroleum engineers that are employees of the Borrower, any Restricted Subsidiaries thereof, or any of each of their respective Affiliates (subject to any applicable audit requirement set forth in Section 9.14(a)).

“Reserve Report Certificate” shall mean a certificate of an Authorized Officer in substantially the form of Exhibit A certifying as to the matters set forth in Section 9.14(c).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” shall mean S&P Global Ratings or any successor thereto.

“Sanctioned Country” shall mean at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (as of the Effective Date, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, and the non-governmental controlled regions of the Zaporizhzhia and Kherson Regions of Ukraine).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury of the United Kingdom, (b) any Person operating from, or organized or resident in, a Sanctioned Country, (c) any Person 50% or more owned or controlled (as such terms are defined in applicable Sanctions) by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), or (d) any Person otherwise a target of Sanctions.

“Sanctions” shall mean any and all applicable economic or financial sanctions, or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or any European member state, or His Majesty’s Treasury of the United Kingdom.

“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).

“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent pursuant to Section 12.2 appointed by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Account” shall mean any securities account maintained by the Credit Parties, including any “security accounts” under Article 9 of the UCC. All funds in such Securities Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Securities Accounts.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, (a) the Collateral Agreement, (b) the Mortgages, (c) the Control Agreements and (d) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.13 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Senior Unsecured Notes” shall mean $400,000,000 in aggregate principal amount of the Borrower’s Senior Notes due 2032, issued pursuant to the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture” shall mean the Indenture, dated as of November 26, 2024, under which the Senior Unsecured Notes were issued, among, inter alia, the Borrower and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time.

“Senior WildFire Notes” shall mean $600,000,000 in aggregate principal amount of WildFire Issuer’s Senior Notes due 2029, issued pursuant to the Senior WildFire Notes Indenture.

“Senior WildFire Notes Indenture” shall mean the Indenture, dated as of September 26, 2024, under which the Senior WildFire Notes were issued, among, inter alia, WildFire Issuer and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time.

“Signing Date” shall have the meaning assigned to such term in the Effective Date Acquisition Agreement.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified EBITDAX” shall mean (prior to giving effect to any Pro Forma Basis adjustments) (a) prior to the date when the financial statements for the fiscal quarter ended June 30, 2026 are delivered pursuant to Section 9.1(b), $1,626,000,000.00 and (b) if financial statements for the fiscal quarter ended June 30, 2026 are available for the Borrower and WildFire as of the date of determination of Specified EBITDAX, Specified EBITDAX shall mean the Consolidated EBITDAX of such entities based on such financial statements calculated in a manner consistent with the determination of Specified EBITDAX under clause (a) of this definition.

“Specified Effective Date Acquisition Agreement Representations” shall have the meaning provided in Section 6.2.

“Specified Existing Commitment” shall mean any Existing Commitments belonging to a Specified Existing Commitment Class.

“Specified Existing Commitment Class” shall have the meaning provided in Section 2.17(a).

“Specified Representations” shall have the meaning provided in Section 6.2.

“Specified Transaction” shall mean (a) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an equity issuance, to the Borrower, in each case, in connection with an acquisition or Investment, (b) any designation of operations or assets of the Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP) (excluding held-for-sale discontinued operations until actually disposed of), (c) any Investment that results in a Person becoming a Restricted Subsidiary, (d) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement, (e) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person or the purchase or acquisition of any material Oil and Gas Properties (as determined by the Borrower in good faith), (f) any Disposition (i) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or (ii) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary or material Oil and Gas Properties (as determined by the Borrower in good faith) or (g) any Restricted Payment that by the terms of this Agreement requires a financial ratio to be calculated on a Pro Forma Basis.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Subagent” shall have the meaning provided in Section 12.2.

“Subsidiary” shall mean, with respect to any Person: (1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (2) any partnership, joint venture, limited liability company or similar entity of which: (a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary”.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Successor Holdings” shall have the meaning provided in Section 9.17(b).

“Supported QFC” shall have the meaning provided in Section 13.25.

“Swap” shall mean a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap PV” shall mean, with respect to any commodity Hedge Agreement, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or its Restricted Subsidiaries under such Hedge Agreement netted against the Administrative Agent’s then current Bank Price Deck; provided, that the “Swap PV” shall never be less than $0.00.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $50,000,000 and (ii) the Loan Limit.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Citibank, N.A., in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.1(b).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five (5) Business Days prior to the Initial Maturity Date.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges imposed by any Governmental Authority and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term SOFR” shall mean,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.

“Test Period” shall mean (subject to Section 1.12(a)), as of any date of determination, the four consecutive fiscal quarters of the Borrower then last ended and for which financial statements have been delivered to the Administrative Agent in accordance with clause (a) or (b) of Section 9.1; provided that, when used in connection with Specified EBITDAX, “Test Period” shall refer to the four consecutive fiscal quarters ending on June 30, 2026.

“Total Commitment” shall mean the sum of the Commitments of the Lenders.

“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Transaction Expenses” shall mean any fees, expenses, costs or charges incurred or paid by any Parent Entity, the Borrower or any Restricted Subsidiary in connection with the Transactions, whether prior to, on or after the Effective Date.

“Transactions” shall mean, collectively, (a) the funding, consummation of and performance in respect of the Effective Date Acquisition, (b) the entry into, transactions contemplated by and borrowings under this Agreement, (c) the entry into and transactions contemplated by the other Credit Documents, the Bridge Facility (and any Permitted Refinancing Indebtedness incurred in respect thereof) and any final definitive documentation with respect thereto, the Senior Unsecured Notes Indenture, the Senior Unsecured Notes, the Senior WildFire Notes Indenture, the Senior WildFire Notes and the Effective Date Acquisition Notes and any final definitive documentation with respect thereto, (d) the sale and issuance of the Effective Date Acquisition Shares and the entry into and transactions contemplated by any final definitive documentation with respect thereto and (e) the payment of the Transaction Expenses and transactions related or incidental to, or in connection with, such transactions.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a SOFR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“Uniform Customs” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits as approved by the International Chamber of Commerce, commencing on July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” shall mean the United States of America.

“United States Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean cash or Permitted Investments of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary set forth on Schedule 1.1(g), (b) any Subsidiary of the Borrower that is formed or acquired after the Effective Date if, at such time or promptly thereafter, the Borrower designates such Subsidiary as an “Unrestricted Subsidiary” in a written notice to the Administrative Agent, (c) any Restricted Subsidiary designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of each of clauses (b) and (c), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the Fair Market Value of the Borrower’s investment therein on such date and such designation shall be permitted only to the extent such Investment is permitted under Section 10.5 on the date of such designation, (ii) in the case of clause (c), such designation shall be deemed to be a Disposition pursuant to which the provisions of Section 2.14(g) will apply to the extent contemplated thereby and (iii) no Event of Default would result from such designation immediately after giving effect thereto and (d) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Permitted Additional Debt, the Senior Unsecured Notes, the Bridge Facility, the Senior WildFire Notes or any Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case, to the extent applicable. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (each, a “Subsidiary Redesignation”), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (A) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance with the Leverage Ratio Covenant on a Pro Forma Basis and (B) no Event of Default would result from such Subsidiary Redesignation.

“Updated Schedules” has the meaning assigned to such term in Section 6.1(q).

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall mean any Lender that is not a Non-U.S. Lender.

“Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the aggregate Total Exposures of all Lenders on such day, and the denominator of which is the Aggregate Elected Commitment Amount in effect on such day.

“Volumetric Production Payments” shall mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wholly owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly owned Subsidiary of such person.

“WildFire” shall have the meaning provided in the recitals to this Agreement.

“WildFire Audited Financial Statements” shall have the meaning provided in Section 8.23(a).

“WildFire Issuer” shall mean WildFire Energy I LLC, a Delaware limited liability company.

“WildFire Unaudited Financial Statements” shall have the meaning provided in Section 8.23(a).

“Working Capital” shall mean, as at any date of determination, the difference of consolidated current assets under GAAP of the Borrower and its consolidated Restricted Subsidiaries as of such date and consolidated current liabilities under GAAP of the Borrower and its consolidated Restricted Subsidiaries as of such date.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2              Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)            Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)            The term “including” is by way of example and not limitation.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)             In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)            Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)            Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)            Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)            The word “will” shall be construed to have the same meaning as the word “shall”.

(k)            The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)            The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Section 1.3              Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) unless the Borrower has requested an amendment pursuant to the definition of “GAAP” with respect to the treatment of operating leases and Capital Leases under GAAP and until such amendment has become effective, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as obligations with respect to Capital Leases in the financial statements to be delivered pursuant to Section 9.1.

Section 1.4              Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.5              References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

Section 1.6              Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight saving or standard, as applicable).

Section 1.7             Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

Section 1.8              Currency Equivalents Generally.

(a)            For purposes of any determination under Article 9, Article 10 (other than Section 10.11) or Article 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 10.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt (provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing) and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 10.7 may be made at any time under such Sections. For purposes of Section 10.11, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or (b).

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.9              Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Extended Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Extended Loan”).

Section 1.10          Hedging Requirements Generally. For purposes of any determination with respect to compliance with Sections 8.19 or 10.10 or any other calculation under, or requirement of, this Agreement in respect of hedging (other than pursuant to Section 6.1(p)), such determination shall be calculated separately for crude oil, natural gas and natural gas liquids.

Section 1.11          Certain Determinations. For purposes of determining compliance with any of the covenants set forth in Article 9 or Article 10 (including in connection with the Incremental Increase), but subject to any limitation expressly set forth therein, as applicable, at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, prepayment, redemption or the consummation of any other transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article 9 or Article 10 (including in connection with any Incremental Increase), as applicable, the Borrower shall, in its sole discretion, determine under which category such Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, prepayment, redemption or the consummation of any other transaction (or, in each case, any portion thereof) is permitted.

Section 1.12            Pro Forma and Other Calculations.

(a)            Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated Total Debt to EBITDAX Ratio and the Consolidated Current Ratio shall be calculated in the manner prescribed by this Section 1.12; provided, that notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.12, when calculating the Consolidated Total Debt to EBITDAX Ratio or the Consolidated Current Ratio, as applicable, for purposes of Section 10.11 (other than for the purpose of determining pro forma compliance with Section 10.11), the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio or test is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower (or applicable Parent Entity, as applicable) are available (as determined in good faith by the Borrower).

(b)            For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDAX (or Consolidated Total Assets), Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.12) that have been made (i) during the applicable Test Period or (ii) if applicable as described in clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDAX and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test (or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.12; provided that with respect to any pro forma calculations to be made in connection with any acquisition or investment in respect of which financial statements for the relevant target are not available for the same Test Period for which internal financial statements of the Borrower are available, the Borrower shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by the Borrower.

(c)            [Reserved].

(d)            In the event that (w) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and not replaced), (x) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock or (y) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness or such issuance, refinancing or redemption of Disqualified Stock or Preferred Stock to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e)            Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, at the election of the Borrower, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDAX or Consolidated Total Assets attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(f)            Notwithstanding anything in this Agreement or any Credit Document to the contrary, in the event any Lien, Indebtedness, Disposition, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement or any other Credit Document (or any portion thereof) meets the criteria of one or more than one of the categories of permitted Baskets under this Agreement (including within any defined terms), including any Fixed Basket or Non-Fixed Basket, as applicable, the Borrower shall be permitted, in its sole discretion, at the time of incurrence to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness, Disposition, Investment, Restricted Payment, transaction, action, judgment, or amount in whole or in part, among one or more than one applicable Baskets under this Agreement (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time). For the avoidance of doubt, the amount of any Lien, Indebtedness, Disposition, Investment, Restricted Payment, transaction, action, judgment, or amount that shall be allocated to each such Basket shall be determined by the Borrower at the time of such division, classification, re-division or re-classification, as applicable. For all purposes hereunder, (x) “Fixed Basket” shall mean any Basket that is subject to a fixed-Dollar limit (including Baskets based on a percentage of Consolidated EBITDAX or Consolidated Total Assets) and (y) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (including any Basket requiring compliance with the Leverage Ratio Covenant on a Pro Forma Basis) (any such ratio or test, a “Financial Incurrence Test”).

(g)            Notwithstanding anything in this Agreement or any Credit Document to the contrary, with respect to any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Basket substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a Non-Fixed Basket, it is understood and agreed that such amounts incurred in reliance on any applicable Fixed Basket (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Non-Fixed Basket in connection with such substantially concurrent incurrence; provided that full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred and any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under this Section 1.12.

(h)            If any Lien, Indebtedness, Disposition, Investment, Restricted Payment, transaction, action, judgment or amount (or any portion thereof) is incurred, issued, taken or consummated in reliance on any Basket which is to be measured as of the date of such incurrence, issuance or consummation by reference to a percentage of Consolidated EBITDAX or Consolidated Total Assets as of such date, then the Credit Parties shall not be deemed to be in violation of this Agreement if such Lien, Indebtedness, Disposition, Investment, Restricted Payment, transaction, action, judgment or amount, would exceed such Basket if calculated based on the Consolidated EBITDAX or Consolidated Total Assets, as applicable, as of a later date (including the date of any Refinancing).

(i)            Notwithstanding anything in this Agreement or any Credit Document to the contrary, when (a) calculating any applicable Financial Incurrence Test, the amount or availability under any Basket, (b) determining (x) compliance with any provision of this Agreement which requires that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, (y) compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth or referenced herein or (z) the satisfaction of any other conditions precedent to the making of acquisitions and/or the making of Restricted Payments, in each case under the foregoing clauses (a) and (b), in connection with the incurrence of any Limited Condition Transaction, the date of determination of such Financial Incurrence Test, availability under any Basket or other provisions, determination of whether any Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (in its sole discretion) (the Borrower’s election to exercise such option, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a), (b)(x), (b)(y) and (b)(z) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (or, in the case of any Restricted Payment, the date such Restricted Payment becomes irrevocable) (such date, the “LCT Test Date”). If, after giving pro forma effect to the Limited Condition Transaction, any Indebtedness or other transaction in connection therewith and any actions or transactions related thereto and any related pro forma adjustments, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Baskets or other provisions (and any related requirements and conditions), such provisions (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that (A) if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrower may elect, in its sole discretion, to re-determine availability under such Baskets or other provisions on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such Baskets or other provisions, (B) if the Borrowing Base shall have been subsequently re-determined or adjusted, the Borrower may elect, in its sole discretion, to re-determine availability under such Baskets or other provisions on the basis of such redetermined or adjusted Borrowing Base, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such Baskets or other provisions, and (C) compliance with such Baskets or other provisions (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction, any Indebtedness or other transaction incurred in connection therewith and any actions or transactions related thereto (unless, for the avoidance of doubt, otherwise elected by the Borrower in its sole discretion in accordance with the foregoing clause (A)).

(j)            For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Financial Incurrence Test or Basket, including due to fluctuations in the Borrowing Base, Consolidated EBITDAX or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations, (2) if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default, failure to satisfy any representations and warranties or any re-determination or adjustment of the Borrowing Base), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied) and (3) in calculating the availability under any Financial Incurrence Test or Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Financial Incurrence Test or Basket (excluding, for the avoidance of doubt, any calculation, determination or re-determination of the Borrowing Base) shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

Section 1.13          Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.14          Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):

(a)            if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and

(b)            if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2
Amount and Terms of Credit

Section 2.1             Commitments.

(a)            (i) Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make a loan or loans denominated in Dollars (each an “Initial Loan” and, collectively, the “Initial Loans”) to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Effective Date and prior to the Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Loan Limit.

(ii)            Each Lender may at its option make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(b)            Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Effective Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(c), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Total Exposure at such time exceeding the Loan Limit then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. Each outstanding Swingline Loan shall be repaid in full on the earlier of (a) five (5) Business Days after such Swingline Loan is initially borrowed and (b) the Swingline Maturity Date; provided, that on each date a Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Loans shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or the Administrative Agent stating that an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Event of Default in accordance with the provisions of Section 13.1.

(c)            On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each Lender that all then-outstanding Swingline Loans shall be funded with a Borrowing of Loans, in which case Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Lender pro rata based on each Lender’s Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make such Loans upon one (1) Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Article 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, (v) any reduction in the Total Commitment after any such Swingline Loans were made or (vi) any other event, circumstance or condition whatsoever, whether or not similar to the foregoing. In the event that, in the sole judgment of each Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.

Section 2.2          Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof and Swingline Loans shall be in a minimum amount of $100,000 and in a multiple of $10,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(c) and Loans to reimburse the applicable Issuing Bank with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of SOFR Loans under this Agreement.

Section 2.3              Notice of Borrowing.

(a)            Whenever the Borrower desires to incur Loans (other than Swingline Loans, Mandatory Borrowings or borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three (3) U.S. Government Securities Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans if such Loans are to be initially SOFR Loans (or prior to 12:00 p.m. noon (New York City time) three (3) U.S. Government Securities Business Days’ prior written notice in the case of a Borrowing of Loans to be made on the Effective Date initially as SOFR Loans) and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 11:00 a.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans. Such notice (together with each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(b), a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Loans and/or SOFR Loans and, if SOFR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration). The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b)            Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 3:00 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(c)            Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(d)            Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(e)            Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

Section 2.4             Disbursement of Funds.

(a)            No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; provided that on the Effective Date, such funds shall be made available by 10:00 a.m. (New York City time) or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided, further, that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:30 p.m. (New York City time) on the date requested.

(b)            Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Notice of Borrowing to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing (or, with respect to an ABR Loan, the date of such Borrowing prior to 1:00 p.m. (New York City time)) that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)            Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

Section 2.5              Repayment of Loans; Evidence of Debt.

(a)            The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, on the earlier of (X) the Termination Date and (Y) (i) on the Initial Maturity Date, the then outstanding Initial Loans, (ii) on the relevant maturity date for any Extended Class, all then outstanding Extended Loans in respect of such Extension Series and (iii) on the Swingline Maturity Date, the then outstanding Swingline Loans.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder (whether such Loan is an Initial Loan, an Extended Loan or Swingline Loan, as applicable), the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)            The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any inconsistency between the Register and the Lender’s accounts described in Section 2.5(b), the Register shall control.

Section 2.6              Conversions and Continuations.

(a)            Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any SOFR Loans as SOFR Loans for an additional Interest Period; provided that (A) no partial conversion of SOFR Loans shall reduce the outstanding principal amount of SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (B) ABR Loans may not be converted into SOFR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) SOFR Loans may not be continued as SOFR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 2:00 p.m. (New York City time) at least (1) three (3) U.S. Government Securities Business Days’, in the case of a continuation of or conversion to SOFR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as SOFR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)            If any Event of Default is in existence at the time of any proposed continuation of any SOFR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of SOFR Loans into a Borrowing of SOFR Loans having an interest period of one (1) month, effective as of the expiration date of such current Interest Period.

(c)            Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loan subject to an interest rate Hedge Agreement as SOFR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.

Section 2.7              Pro Rata Borrowings. Each Borrowing of Initial Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages with respect to the applicable Class. Each Borrowing of Extended Loans under this Agreement shall be granted by the Lenders of the relevant Extension Series thereof pro rata on the basis of their then-applicable Extended Commitments for the applicable Extension Series. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

Section 2.8              Interest.

(a)            The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b)            The unpaid principal amount of each SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus Adjusted Term SOFR, in each case, in effect from time to time.

(c)            If all or a portion of (i) the principal amount of any Loan or (ii) any other amount payable under the Credit Documents (including, without limitation, interest payable thereon and premium, if any) shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount (other than with respect to any such amount payable to a Defaulting Lender) shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.0%, (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2.0% from and including the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment) and (C) in the case of any overdue amount not specified in subclause (A) or (B) above, a rate per annum equal to the rate per annum otherwise payable at such time on ABR Loans.

(d)            Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on each date occurring at three (3)-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e)            All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.9             Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of SOFR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one-, three- or six-month period.

Notwithstanding anything to the contrary contained above:

(a)            the initial Interest Period for any Borrowing of SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)            if any Interest Period relating to a Borrowing of SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)            if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a SOFR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(d)            the Borrower shall not be entitled to elect any Interest Period in respect of any SOFR Loan if such Interest Period would extend beyond the Maturity Date; and

(e)            if any Available Tenor has been made unavailable pursuant to Section 2.18(d), then such tenor may not be elected on such Notice of Borrowing or Notice of Conversion or Continuation.

Section 2.10          Increased Costs, Illegality, Etc.

(a)            In the event that (x) in the case of clause (i) below, the Majority Lenders or the Administrative Agent, as applicable, or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)            On or prior to any date for determining SOFR, Term SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR for any Interest Period that (A) Adjusted Term SOFR cannot be determined pursuant to the definition thereof, (B) by reason of any changes arising on or after the Effective Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definitions of SOFR, Term SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR or (C) for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(ii)            that a Change in Law occurring at any time after the Effective Date shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Recipient to any Tax (other than (i) Indemnified Taxes or Other Taxes indemnifiable under Section 5.4, (ii) Taxes described in clauses (ii) through (iv) of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (C) impose on any Lender any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or SOFR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining SOFR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii)            at any time, that the making or continuance of any SOFR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful) or that any Governmental Authority has asserted that it is unlawful for any Lender or its applicable lending office to make, maintain or fund SOFR Loans or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR;

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, SOFR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to SOFR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen (15) days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b)            At any time that any SOFR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a SOFR Loan affected pursuant to Section 2.10(a)(iii) shall) either if the affected SOFR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or if the affected SOFR Loan is then outstanding, upon at least three (3) U.S. Government Securities Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such SOFR Loan into an ABR Loan; provided that if more than one Lender are affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)            If, after the Effective Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Effective Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen (15) days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Effective Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

Section 2.11          Compensation. If (a) any payment of principal of any SOFR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such SOFR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Article 11 or for any other reason, (b) any Borrowing of SOFR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a SOFR Loan on the date specified in a Notice of Conversion or Continuation, (d) any SOFR Loan is not continued as a SOFR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any SOFR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen (15) days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such SOFR Loan.

Section 2.12          Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the payment of additional amounts with respect to such Lender pursuant to Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.11 or 5.4, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the payment of additional amounts under any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.11 or 5.4.

Section 2.13          Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than one hundred eighty (180) days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14          Borrowing Base.

(a)            Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $2,000,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.14(b), (e), (f), (g), and (h) and Section 9.16.

(b)            Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on April 1st and October 1st of each year (or as promptly as possible thereafter); provided that the first Scheduled Redetermination after the Effective Date shall occur no earlier than April 1, 2027. In addition, following the first Scheduled Redetermination after the Effective Date, the Borrower may at any time, by notifying the Administrative Agent thereof not more than once in between Scheduled Redeterminations, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any period in between Scheduled Redeterminations, in each case, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.14. In addition to, and not including and/or limited by the annual Interim Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event it acquires Oil and Gas Properties with Proved Reserves which are to be Borrowing Base Properties having a PV-9 (calculated at the time of acquisition) in excess of 5.0% of the Borrowing Base in effect immediately prior to such acquisition; provided that for purposes of the foregoing, the designation of an Unrestricted Subsidiary owning Oil and Gas Properties with Proved Reserves as a Restricted Subsidiary shall be deemed to constitute an acquisition by the Borrower of Oil and Gas Properties with Proved Reserves.

(c)            Scheduled and Interim Redetermination Procedure.

(i)            Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate, and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 9.14(c), as may, from time to time, be reasonably requested by the Required Lenders or the Administrative Agent (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Agreements or any other Indebtedness) as the Administrative Agent deems appropriate in good faith in accordance with its usual and customary oil and gas lending criteria as they exist at the particular time. For the avoidance of doubt, in the case of an Interim Redetermination, the Administrative Agent may utilize the Engineering Reports delivered in connection with the last Scheduled Redetermination, provided, however, the Administrative Agent may in its sole discretion or at the direction of the Required Lenders request Borrower-generated supplemental Engineering Reports in connection with such Interim Redetermination.

(ii)            The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)            in the case of a Scheduled Redetermination, (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely manner, then on or about ten (10) Business Days following its receipt of the Engineering Reports or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i); and

(B)            in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)            Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all Non-Defaulting Lenders in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by Lenders constituting at least the Required Lenders in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15)-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect. If, at the end of such fifteen (15)-day period, all Non-Defaulting Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). If, however, at the end of such fifteen (15)-day period, all Non-Defaulting Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to all Non-Defaulting Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d).

(d)            Effectiveness of a Redetermined Borrowing Base. Subject to Section 2.14(h), after a redetermined Borrowing Base is approved or is deemed to have been approved by all Non-Defaulting Lenders or the Required Lenders, as applicable, pursuant to Section 2.14(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders:

(i)            in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely and complete manner, on the April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii)            in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Subject to Section 2.14(i), such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.14(e), (f), (g) or (h) or Section 9.16, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower in accordance with Section 13.2.

(e)            Reduction of Borrowing Base Upon Incurrence of Borrowing Base Reduction Debt. Upon the issuance or incurrence of any Borrowing Base Reduction Debt (other than any Permitted Refinancing Indebtedness representing such Borrowing Base Reduction Debt, but (subject to the parenthetical set forth in the definition of “Borrowing Base Reduction Debt”) only to the extent that the aggregate principal amount of Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness does not result in an increase in the principal amount thereof above (i) the principal amount originally incurred or issued up to the original principal amount of the Refinanced Indebtedness plus (ii) any additional amounts payable in connection with such refinancing, including any accrued interest, premiums (including reasonable tender premiums), defeasance costs, fees and other expenses), the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Borrowing Base Reduction Debt (without regard to any original issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on such date until the next redetermination or modification thereof hereunder.

(f)            Reduction of Borrowing Base Upon Liquidation of Hedge Positions. If the Borrower or any Restricted Subsidiary shall Liquidate any commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) upon which (i) the Lenders relied in determining the Borrowing Base and (ii) since the later of (A) the date hereof, (B) the last redetermination date and (C) the last adjustment made pursuant to this clause (f) (the later of (A), (B) and (C), the “Last Borrowing Base Hedge Reduction”), (x) the Borrowing Base Value of such Liquidated positions (after taking into account any other Hedge Agreement executed since the Last Borrowing Base Hedge Reduction, including those executed substantially concurrently with the taking of any such action) exceeds 5.0% of the then-effective Borrowing Base or (y) the Borrowing Base Value of such Liquidated positions (after taking into account any other Hedge Agreement executed since the Last Borrowing Base Hedge Reduction, including those executed substantially concurrently with the taking of any such action), when taken together with the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of since the later of (A) the date hereof, (B) the last redetermination date and (C) the last adjustment of the Borrowing Base made pursuant to Section 2.14(g), exceeds 7.5% of the then-effective Borrowing Base, then, the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the Borrowing Base Value, if any, attributable to such Liquidated hedge positions in the calculation of the then-effective Borrowing Base (after taking into account any other Hedge Agreement executed since the Last Borrowing Base Hedge Reduction, including those executed substantially concurrently with the taking of any such action) and (if the Required Lenders in fact make any such adjustment) the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base Value, if any, attributable to such hedge positions in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount. For the purposes of this Section 2.14(f), a “Liquidation” of commodity hedges shall include the designation of a Restricted Subsidiary holding commodity hedge positions as an Unrestricted Subsidiary and the Disposition or other transfer of commodity hedge positions, or the Equity Interests in any Restricted Subsidiary or Minority Investment holding commodity hedge positions to an Unrestricted Subsidiary.

(g)            Reduction of Borrowing Base Upon Asset Dispositions. If (i) the Borrower or one of the other Credit Parties Disposes of Oil and Gas Properties or Disposes of any Equity Interests in any Restricted Subsidiary or Minority Investment owning Oil and Gas Properties, (ii) such Disposition described in clause (i) involves Borrowing Base Properties included in the most recently delivered Reserve Report and (iii) (x) the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of since the later of (A) the date hereof, (B) the last redetermination date and (C) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(g) exceeds 5.0% of the then-effective Borrowing Base or (y) the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of since the later of (A) the date hereof, (B) the last redetermination date and (C) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(g), when taken together with the Borrowing Base Value of any Liquidated positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) (i) upon which the Lenders relied in determining the Borrowing Base and (ii) since the Last Borrowing Base Hedge Reduction (after taking into account any other Hedge Agreement executed since the Last Borrowing Base Hedge Reduction, including those executed substantially concurrently with the taking of any such action) exceeds 7.5% of the then-effective Borrowing Base, then, after the Administrative Agent has received the notice required to be delivered by the Borrower pursuant to Section 10.4(b) or Section 10.6(i), no later than two (2) Business Days after the date of consummation of any such Disposition, the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the Borrowing Base Value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and, if the Required Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base Value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount. For the purposes of this Section 2.14(g) a “Disposition” of Oil and Gas Properties shall be deemed to include the designation of a Restricted Subsidiary owning Oil and Gas Properties as an Unrestricted Subsidiary and the Disposition or other transfer of Oil and Gas Properties or the Equity Interests in any Restricted Subsidiary or Minority Investment owning Oil and Gas Properties to an Unrestricted Subsidiary.

(h)            Borrower’s Right to Elect Reduced Borrowing Base. Within three (3) Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount (the “Draw Limit”) will become the new Borrowing Base. The Borrower’s notice under this Section 2.14(h) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

(i)            Administrative Agent Data. The Administrative Agent hereby agrees to provide, promptly, and in any event within three (3) Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck. In addition, the Administrative Agent and the Lenders agree, upon request, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.

Section 2.15          Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b)            The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders or all Non-Defaulting Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(a)(B)(x)) or requiring the consent of each affected Lender pursuant to Section 13.1(a)(B)(i) or (ix) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in or extension of such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Commitment Percentage of the Borrowing Base) of a Defaulting Lender may not be increased without the consent of such Defaulting Lender;

(c)            If any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Swingline Exposure and Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Swingline Exposure or Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two (2) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.7 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized (and such fees shall be payable to the Issuing Banks), (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Swingline Loan fees (if any) or Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to such Issuing Bank until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d)            So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless each Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to such Issuing Bank, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein);

(e)            If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and

(f)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, each Issuing Bank or the Swingline Lender as a result of any final judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant Non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.7 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.16          [Reserved].

Section 2.17          Extension Offers.

(a)            The Borrower may, at any time and from time to time request that all or a portion of the Commitments and related Loans of a given Class be amended to extend the scheduled Maturity Date thereof and to provide for other terms consistent with this Section 2.17. In order to establish an Extended Class, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Class) (each, a “Loan Extension Request”) setting forth the proposed terms of the Extended Class to be established, which shall (x) be identical as offered to each Lender under such Existing Class (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Class and (y) be identical to the Commitments and Loans under the Existing Class from which such Extended Class is to be amended (the “Specified Existing Commitment Class”), except that: (i) the fees with respect to the Extended Commitments of any Extended Class may be different than the fees for the Commitments of such Existing Class, in each case to the extent provided in the applicable Extension Amendment, (ii) the yield with respect to the Extended Loans of any Extended Class (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the yield for the Loans of such Existing Class, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Class); provided that (A) in no event shall the final Maturity Date of any Extended Class of a given Extension Series at the time of establishment thereof be earlier than the Maturity Date of the Existing Class, (B) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (C) any Extended Loans of an Extended Class may participate on a pro rata basis or less than or greater than pro rata basis in any voluntary repayments or prepayments of principal of the Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of Loans hereunder, in each case as specified in the respective Loan Extension Request. Any Class of Loans and Commitments amended pursuant to any Loan Extension Request shall be designated a series (each, an “Extension Series”) of Extended Commitments and Extended Loans for all purposes of this Agreement; provided that any Extended Commitments and Extended Loans amended from an Existing Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to an Existing Class. Each request for an Extension Series of Extended Commitments and Extended Loans proposed to be incurred under this Section 2.17 shall be in an aggregate principal amount that is not less than $10,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Loan Extension Request, which may be waived by the Borrower in its sole discretion.

(b)            The Borrower shall provide the applicable Loan Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.17. No Lender shall have any obligation to agree to have any of its Commitments and Loans of any Existing Class amended into an Extended Class pursuant to any Loan Extension Request. Any Lender holding a Commitment or Loan under an Existing Class (each, an “Extending Lender”) wishing to have all or a portion of its Commitments and Loans under the Existing Class subject to such Loan Extension Request amended into Extended Commitments and Extended Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Loan Extension Request of the amount of its Commitments and Loans under the Existing Class, which it has elected to request be amended into an Extended Class (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Commitments and Loans under the Existing Class in respect of which applicable Lenders shall have accepted the relevant Loan Extension Request exceeds the amount of Extended Commitments and Extended Loans requested to be extended pursuant to the Loan Extension Request, Commitments and Loans subject to Extension Elections shall be amended to Extended Commitments and Extended Loans on a pro rata basis (subject to rounding by the Administrative Agent) based on the aggregate principal amount of Commitments and Loans included in each such Extension Election. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Swingline Loans under Section 2.1(c) and Letters of Credit under Article 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions. For the avoidance of doubt, neither the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended (and the related obligations to make Swingline Loans or issue Letters of Credit may not be continued) without the express consent of the Swingline Lender or applicable Issuing Bank, as applicable.

(c)           Extended Commitments and Extended Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Commitment and Extended Loan thereunder (and the Swingline Lender and Issuing Bank, if applicable), which shall be consistent with the provisions set forth in Sections 2.17(a) and (b) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitment and Extended Loans incurred pursuant thereto, (ii) modify the prepayments set forth in Section 5.2 to reflect the existence of the Extended Commitments and Extended Loans and the application of prepayments with respect thereto, (iii) address technical issues relating to funding and payments and (iv) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding the other provisions of this Agreement, no Extension Amendment shall be effective unless (i) all Letter of Credit Exposure will be covered on terms reasonably acceptable to the Issuing Bank, (ii) all Swingline Exposure will be covered on terms reasonably acceptable to the Swingline Lender and (iii) the Available Commitment shall not exceed the Borrowing Base.

(d)           No conversion of Commitments and Loans pursuant to any extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.18          Benchmark Replacement Setting.

(a)           Benchmark Replacement.

(i)            Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.18(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(b)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) and Section 2.9 for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

ARTICLE 3
Letters of Credit

Section 3.1            Letters of Credit.

(a)           Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Effective Date and prior to the L/C Maturity Date, each Issuing Bank, severally, and not jointly, agrees, in reliance upon the agreements of the Lenders set forth in this Article 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a standby letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the applicable Issuing Bank in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b)           Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Loan Limit then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than one (1) year after the date of issuance or such longer period of time as may be agreed by the applicable Issuing Bank, unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Bank or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to twelve (12) months or such longer period of time as may be agreed upon by the applicable Issuing Bank, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the applicable Issuing Bank to Cash Collateralize (or backstop) such Letter of Credit have been made, (iv) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (v) no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Issuing Bank shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing, (vi) no Issuing Bank shall have an obligation to issue a Letter of Credit in a Stated Amount which, when added to the outstanding Letters of Credit issued by such Issuing Bank, would exceed such Issuing Bank’s Maximum Letter of Credit Commitment, (vii) without the consent of the applicable Issuing Bank, no Letter of Credit shall be issued in any currency other than Dollars and (viii) no Letter of Credit shall be issued if the proceeds thereof would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of applicable Sanctions or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(c)           Upon at least one (1) Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the applicable Issuing Bank (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

Section 3.2            Letter of Credit Applications.

(a)           Whenever the Borrower desires that a Letter of Credit be issued, amended or renewed for its account on its own behalf, or on behalf of its Restricted Subsidiaries, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent a Letter of Credit application, amendment request or any such document as may be approved by the applicable Issuing Bank (each, a “Letter of Credit Application”). Upon receipt of any Letter of Credit Application or amendment request, (A) the applicable Issuing Bank will use its best efforts to process such Letter of Credit Application on the Business Day on which such Letter of Credit Application is received, provided that such Letter of Credit Application is received no later than 12:00 p.m. (New York City time) on such Business Day, or (B) otherwise, the first Business Day next succeeding receipt of such Letter of Credit Application. No Issuing Bank shall issue any Letters of Credit unless such Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met.

(b)           If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve (12)-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12)-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (i) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent that one or more of the applicable conditions specified in Article 7 are not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(c)           Each Issuing Bank (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; provided that, upon written request from the Administrative Agent, such Issuing Bank shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank.

Section 3.3            Letter of Credit Participations.

(a)           Immediately upon the issuance by an Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b)           In determining whether to pay under any Letter of Credit, the relevant Issuing Bank shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) such Issuing Bank has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall not create for such Issuing Bank any resulting liability.

(c)           In the event that an Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Issuing Bank pursuant to Section 3.4(a), such Issuing Bank shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. Each L/C Participant shall make available to the Administrative Agent for the account of the relevant Issuing Bank such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on the first Business Day after the date notified by such Issuing Bank in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Issuing Bank, such L/C Participant agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d)           Whenever an Issuing Bank receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the L/C Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)           The obligations of the L/C Participants to make payments to the Administrative Agent for the account of an Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)           any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right that the Borrower or any other Person (including an L/C Participant) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)         any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)         the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)          the occurrence of any Default or Event of Default; or

(vi)         any other event, condition of circumstance, whether or not similar to the foregoing.

Section 3.4            Agreement to Repay Letter of Credit Drawings.

(a)           The Borrower hereby agrees to reimburse the relevant Issuing Bank by making payment in Dollars or to the Administrative Agent for the account of such Issuing Bank (whether with its own funds or with proceeds of the Loans) in immediately available funds, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) within one (1) Business Day following the date on which such Issuing Bank provides written notice to the Borrower of such payment or disbursement (such required date for reimbursement on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Issuing Bank, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 11:00 a.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent. Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Article 7. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the relevant Issuing Bank for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Issuing Bank shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b)           The obligations of the Borrower under this Section 3.4 to reimburse the relevant Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Issuing Bank, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon (i) the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit, (ii) any non-application or misapplication by the beneficiary of the proceeds of such Drawing, (iii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.4, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The Borrower agrees that any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof as determined by a final and non-appealable judgment of a court of competent jurisdiction. In furtherance of the foregoing, the parties hereto agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may in its sole discretion either accept or make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit (unless the Borrower shall consent to payment thereon not withstanding such lack of strict compliance).

Section 3.5            New or Successor Issuing Bank.

(a)           Any Issuing Bank may resign as an Issuing Bank upon thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace any Issuing Bank for any reason upon written notice to such Issuing Bank and the Administrative Agent and may add Issuing Banks at any time upon notice to the Administrative Agent. If an Issuing Bank shall resign or be replaced, or if the Borrower shall decide to add a new Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders (who have agreed to act as successor issuer of Letters of Credit or a new Issuing Bank) a successor issuer of Letters of Credit or a new Issuing Bank, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Issuing Bank, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Issuing Bank under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of an Issuing Bank hereunder, and the term “Issuing Bank” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as an Issuing Bank hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become an “Issuing Bank” hereunder. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Issuing Bank replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Issuing Bank, to issue “back-stop” Letters of Credit naming the resigning or replaced Issuing Bank as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Issuing Bank, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back- stopped Letters of Credit. After any resigning or replaced Issuing Bank’s resignation or replacement as Issuing Bank, the provisions of this Agreement relating to an Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an Issuing Bank under this Agreement or (B) at any time with respect to Letters of Credit issued by such Issuing Bank.

(b)           To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

Section 3.6            Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) or such Issuing Bank’s unlawful failure (as finally determined by a court of competent jurisdiction) to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 3.7            Cash Collateral.

(a)           Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b)           If any Event of Default shall occur and be continuing, the Majority Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Majority Lenders shall be required.

(c)           For purposes of this Agreement, “Cash Collateralize” shall mean to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized (the “Required Cash Collateral Amount”) or (ii) if the relevant Issuing Bank benefiting from such collateral shall agree in its reasonable discretion, other forms of credit support (including any backstop letter of credit) in a face amount equal to 105% of the Required Cash Collateral Amount from an issuer reasonably satisfactory to such Issuing Bank, in each case under clause (i) and (ii) above pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.

Section 3.8            Applicability of ISP. Unless otherwise expressly agreed to by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued the rules of the ISP or the Uniform Customs and Practice for Documentary Credits shall apply to each standby Letter of Credit.

Section 3.9            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 3.10          Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the relevant Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 3.11          Increased Costs. If, after the Effective Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Bank, or any L/C Participant’s L/C Participation therein, or (b) impose on any Issuing Bank or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Issuing Bank or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, (ii) Taxes identified in clauses (ii) through (iv) of Excluded Taxes and (iii) Connection Income Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than fifteen (15) days) after receipt of written demand to the Borrower by such Issuing Bank or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such L/C Participant such additional amount or amounts as will compensate such Issuing Bank or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Issuing Bank or L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Effective Date. A certificate submitted to the Borrower by the relevant Issuing Bank or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Bank or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

Section 3.12          Independence. The Borrower acknowledges that the rights and obligations of each Issuing Bank under each Letter of Credit issued by it are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between such Issuing Bank and the Borrower (other than the Credit Documents and the Issuer Documents) and between the Borrower and the relevant beneficiary.

ARTICLE 4
Fees; Commitments.

Section 4.1            Fees.

(a)           The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Effective Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower quarterly in arrears on the last Business Day of each March, June, September and December (for the three (3)-month period (or portion thereof) ended on such day for which no payment has been received) and on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment (assuming for this purpose that there is no reference to “Swingline Exposure” in the definition of Total Exposure) in effect on such day.

(b)           The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for SOFR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c)           The Borrower agrees to pay to each Issuing Bank a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount as may be agreed in a separate writing between the Borrower and the relevant Issuing Bank) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the relevant Issuing Bank). Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d)          The Borrower agrees to pay directly to each Issuing Bank upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the relevant Issuing Bank and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e)           The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

Section 4.2            Voluntary Reduction of Commitments.

(a)           Upon at least two (2) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments of any Class, as determined by the Borrower, in whole or in part; provided that (a) with respect to the Commitments, any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders of such Class, except that, notwithstanding the foregoing, (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments either (A) ratably among Classes or (B) first to the Commitments with respect to any Existing Commitments and second to any Extended Commitments and (2) in connection with the establishment on any date of any Extended Commitments pursuant to Section 2.17, (i) the Existing Commitments of each Lender providing any such Extended Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Commitments so extended on such date by such Lender and (ii) the Existing Commitments of any Lender not providing such Extended Commitments shall be reduced, solely to the extent elected to be reduced by the Borrower pursuant to Section 2.17, among the Class or Classes of Commitments elected by the Borrower (provided that (x) after giving effect to any such reduction and to the repayment of any Loans made on such date, the Total Exposure of any such Lender does not exceed the Commitment of such Lender (such Total Exposure and Commitment in the case of an Extending Lender being determined for purposes of this proviso, for the avoidance of doubt, exclusive of such Extending Lender’s Extended Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause (x) shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.17 of Existing Commitments and Existing Loans into Extended Commitments and Extended Loans respectively, and prior to any reduction being made to the Commitment of any other Lender), (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Total Exposures shall not exceed the Loan Limit and upon any reduction of the aggregate Commitments that would otherwise result in the aggregate Commitments being less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Commitment Percentage) so that they equal the aggregate Commitments as so reduced.

(b)          The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

Notwithstanding anything to the contrary contained in this Agreement, any such notice of commitment termination pursuant to Section 4.2 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 4.3            Mandatory Termination of Commitments.

(a)           The Total Commitment shall terminate at 5:00 p.m. (New York City time) on the Termination Date.

(b)          The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the earlier of (x) the Swingline Maturity Date and (y) the Termination Date.

Section 4.4            Termination, Revision and Reduction of Commitments; Increase, Reduction and Termination of Aggregate Elected Commitment Amount.

(a)           Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time after the Effective Date the Total Commitment, the Borrowing Base or the Aggregate Elected Commitment Amount is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)           [Reserved].

(c)           Increases, Reductions and Terminations of Aggregate Elected Commitment Amount.

(i)            Subject to the conditions set forth in Section 4.4(c)(ii) and the prior written approval of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), the Borrower may increase the Aggregate Elected Commitment Amount then in effect by (x) increasing the Elected Commitment of a Lender and/or (y) by causing a Person that is reasonably acceptable to the Administrative Agent that at such time is not a Lender to become a Lender (any such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be a natural person, the Borrower or any Affiliate of the Borrower.

(ii)           Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:

(A)           such increase shall not be less than $10,000,000 (and in increments of $1,000,000 above that minimum) unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount exceeds the Borrowing Base then in effect;

(B)           [reserved];

(C)           no Default or Event of Default shall have occurred and be continuing on the effective date of such increase;

(D)           any such increase shall be subject to Section 2.11;

(E)            no Lender’s Elected Commitment may be increased without the consent of such Lender;

(F)            if the Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit L (an “Elected Commitment Increase Certificate”);

(G)            if the Borrower elects to increase the Aggregate Elected Commitment Amount by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit M (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in connection with any such increase), the Administrative Agent shall have given its prior written consent (to the extent that such Additional Lender is not an existing Lender’s Affiliate and in each case, such consent not to be unreasonably withheld or delayed) and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower and the Additional Lender, and, to the extent applicable and agreed to by the Borrower, the Administrative Agent;

(H)           all of the terms and conditions applicable to such increased Aggregate Elected Commitment Amount (and the Loans made pursuant thereto), including the maturity date thereof, shall be identical to the terms and conditions applicable to the existing Commitments and Loans under this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such increased commitment as may have been agreed to between the Borrower and the increasing Lender or Additional Lender, as applicable, and/or the Administrative Agent), provided that if the Applicable Margin of such increased Aggregate Elected Commitment Amount is higher than that for the then existing Commitments and Loans, then the Applicable Margin shall be increased for all existing Commitments and Loans to be consistent with such increased Applicable Margin;

(I)             the representations and warranties of the Credit Parties set forth in this Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the date of, and after giving effect to, such increase in the Aggregate Elected Commitment Amount, except to the extent any such representations and warranties (i) are expressly limited to an earlier date, in which case, on and as of the date of such increase in the Aggregate Elected Commitment Amount, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date or (ii) are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties shall be true and correct in all respects; and

(J)             the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such increase in the Aggregate Elected Commitment Amount) reasonably requested by Administrative Agent.

(iii)         Subject to acceptance and recording thereof pursuant to Section 4.4(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Borrowings of SOFR Loans are outstanding, then the last day of the Interest Period in respect of such Borrowings of SOFR Loans, unless the Borrower has paid any compensation required by Section 2.11): (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Credit Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Commitment Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amount (and the resulting modifications of each Lender’s Commitment pursuant to Section 4.4(c)(v)).

(iv)         Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 4.4(c)(ii), if required, the Administrative Questionnaire referred to in Section 4.4(c)(ii) and the break-funding payments from the Borrower, if any, required by Section 2.11, if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 13.6(b). No increase in the Aggregate Elected Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 4.4(c)(iv).

(v)          Upon any increase in the Aggregate Elected Commitment Amount pursuant to Section 4.4(c)(iv), (A) each Lender’s Commitment shall be automatically deemed amended to the extent necessary so that each such Lender’s Commitment Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, and (B) Schedule 1.1(a) to this Agreement shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Commitments pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Commitment Percentages.

(vi)         The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 5.2, the aggregate Total Exposures of all Lenders would exceed the Aggregate Elected Commitment Amount as reduced.

(vii)        The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 4.4(c)(vi) at least three (3) Business Days prior to the effective date of such termination or reduction (or such lesser period as may be reasonably acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 4.4(c)(vii) shall be irrevocable; provided that a notice of termination or reduction of the Aggregate Elected Commitment Amount delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of such termination) if such condition is not satisfied. Any termination or reduction of the Aggregate Elected Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 4.4(c)(i). Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among the Lenders in accordance with each Lender’s Commitment Percentage.

(viii)       Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Commitment Percentage) so that they equal such redetermined Borrowing Base (and Schedule 1.1(a) shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).

(ix)          Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Commitment Amount and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Lenders in accordance with each Lender’s Commitment Percentage) by the amount requested by the Borrower without the requirement that any Lender deliver an Elected Commitment Increase Certificate, and Schedule 1.1(a) shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 13.6(b).

If, after giving effect to any reduction in the Aggregate Elected Commitment Amount pursuant to this Section 4.4, the aggregate Total Exposures of all Lenders exceeds the Loan Limit, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of Letter of Credit Exposure, transfer to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 3.7.

ARTICLE 5
Payments.

Section 5.1            Voluntary Prepayments. The Borrower shall have the right to prepay Loans and Swingline Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a)           the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of SOFR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of SOFR Loans, three (3) U.S. Government Securities Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b)           each partial prepayment of (i) SOFR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding SOFR Loans at such time, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding ABR Loans at such time; provided that no partial prepayment of SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding SOFR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such SOFR Loans; and

(c)           any prepayment of SOFR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type and Class of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to Section 5.1 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 5.2            Mandatory Prepayments.

(a)           Repayment following Optional Reduction of Commitments. If, after giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a) or of the Aggregate Elected Commitment Amount pursuant to Section 4.4, a Loan Limit Deficiency exists, then the Borrower shall on the same Business Day (i) prepay the Swingline Loans and, after all Swingline Loans have been paid in full, the remaining Loans on the date of such termination or reduction in an aggregate principal amount equal to such Loan Limit Deficiency and (ii) if any Loan Limit Deficiency remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Issuing Banks and the L/C Participants an amount in cash or otherwise Cash Collateralize an amount equal to such Loan Limit Deficiency as provided in Section 3.7.

(b)           Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i)            Upon any redetermination of the Borrowing Base in accordance with Section 2.14(b), if a Loan Limit Deficiency exists, then the Borrower shall, within ten (10) Business Days after its receipt of a New Borrowing Base Notice indicating such Loan Limit Deficiency, inform the Administrative Agent that it intends to take one or more of the following actions (provided that if the Borrower fails to inform the Administrative Agent within such ten (10) Business Days, the Borrower shall be deemed to have elected clause (B) below): (A) within thirty (30) days following such election prepay the Loans in an aggregate principal amount equal to such Loan Limit Deficiency, (B) prepay the Loans in six (6) equal monthly installments, commencing on the 30th day following such election with each payment being equal to l/6th of the aggregate principal amount of such Loan Limit Deficiency (as such Loan Limit Deficiency may be reduced during such six (6)-month period as a result of any Borrowing Base redetermination or other adjustment to the Borrowing Base described in this Agreement), (C) within thirty (30) days following such election, provide additional Oil and Gas Properties (accompanied by reasonably acceptable engineering reports) not evaluated in the most recently delivered Reserve Report (which shall become Mortgaged Properties within the time period prescribed by Section 9.11(d) regardless of whether the Collateral Coverage Minimum is then satisfied) or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base Value (as proposed by the Administrative Agent and approved by the Required Lenders in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such Loan Limit Deficiency, or (D) undertake a combination of clauses (A), (B), and (C); provided that if, because of Letter of Credit Exposure, a Loan Limit Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Loan Limit Deficiency as provided in Section 3.7; provided further, that any Loan Limit Deficiency must be cured on or prior to the Termination Date.

(ii)           Upon any adjustment to the Borrowing Base pursuant to Section 2.14(e), (f), (g) or (h) or Section 9.16, if a Loan Limit Deficiency exists, then the Borrower shall (A) prepay the Loans in an aggregate principal amount equal to such Loan Limit Deficiency and (B) if any Loan Limit Deficiency remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such Loan Limit Deficiency as provided in Section 3.7. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral no later than three (3) Business Days following the date it receives written notice from the Administrative Agent of the adjustment of the Borrowing Base and the resulting Loan Limit Deficiency; provided that all payments required to be made pursuant to this clause (ii) must be made on or prior to the Termination Date.

(c)           Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types and Class of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed to in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d)           SOFR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any SOFR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the SOFR Loan to be prepaid and such SOFR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such deposit shall constitute cash collateral for the SOFR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(e)           Application of Proceeds. The application of proceeds pursuant to this Section 5.2 shall not reduce the aggregate amount of Commitments under the RBL Facility and amounts prepaid may be reborrowed subject to the Available Commitment.

Section 5.3            Method and Place of Payment.

(a)           Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Issuing Banks or the Swingline Lender entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Issuing Banks, as applicable, entitled thereto.

(b)           For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

Section 5.4            Net Payments.

(a)           Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower, any Guarantor or Agent (such applicable Person, the “applicable withholding agent”) shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions and withholdings of Indemnified Taxes or Other Taxes have been made (including deductions or withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.4), the Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made. After any payment of Taxes by any Credit Party or Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)           The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c)           The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent, the Collateral Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error and shall constitute a required notice for purposes of Section 2.13.

(d)          Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit document shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this paragraph, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e), (h) and (i) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)           Without limiting the generality of Section 5.4(d), each Non-U.S. Lender shall, to the extent it is legally eligible to do so:

(i)           deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement, two copies of

(A)           in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)            executed copies of IRS Form W-8ECI;

(C)            in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a Non-Bank Tax Certificate substantially in the form of Exhibit K-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E;

(D)            to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a Non-Bank Tax Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a Non-Bank Tax Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(E)            any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; provided, however, that such other form and supplementary documentation described in this clause (E) (other than forms and documentation also described in clauses (A), (B), (C) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; and

(ii)          deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) (A) promptly after such form or certification expires or becomes obsolete, invalid or inaccurate in any respect, (B) promptly after the occurrence of any change in the Non-U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, or promptly notify in writing the Borrower and the Administrative Agent of such Non-U.S. Lender’s legal inability to do so.

(f)            If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of an Indemnified Tax or Other Tax for which it has been indemnified pursuant to this Section 5.4 (including by the payment of additional amounts pursuant to this Section 5.4), then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse net after-Tax position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. In such event, such Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, the Administrative Agent or the Collateral Agent may delete any information therein that it deems confidential). A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent nor the Collateral Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g)           If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Credit Party has paid additional amounts or indemnification payments, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h)           Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Effective Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, invalid or inaccurate in any respect, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i)            If a payment made to any Lender or any Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)            For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Issuing Bank and any Swingline Lender and the term “applicable law” or “Requirement of Law” includes FATCA.

(k)           The agreements in this Section 5.4 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(l)            Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to Section 5.4(d), Section 5.4(e), Section 5.4(h) and Section 5.4(i); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Person from which the related participation shall have been purchased.

(m)          Each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Agent pursuant to Section 12.9 on which payment by the Borrower is due hereunder, as applicable, two copies of either (i) a properly completed and executed IRS Form W-9 certifying its exemption from U.S. Federal backup withholding or (ii) a properly completed and executed IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Treasury Regulation Section 1.1441-1(e)(5) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a “U.S. branch” within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv) that is treated as a U.S. person for purposes of withholding obligations under the Code) (with respect to any payments received by the Agent on the account of others), and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation (or prompt notification in writing of its legal inability to do so)

Section 5.5            Computations of Interest and Fees.

(a)           Except as provided in the next succeeding sentence, Interest on SOFR Loans and ABR Loans shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a three hundred sixty-five (365)- (or three hundred sixty-six (366)-, as the case may be) day year for the actual days elapsed.

(b)           Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

Section 5.6            Limit on Rate of Interest.

(a)           No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)           Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)           Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d)           Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

ARTICLE 6
Conditions Precedent to Effectiveness and Initial Borrowing.

Section 6.1            Conditions to the Initial Borrowing. Subject to the Certain Funds Provision (as defined below), the effectiveness of the representations and warranties made by any Credit Party, the covenants and the events of default contained herein or in the other Credit Documents and the obligation of each Lender and, if applicable, each Issuing Bank, to fund the initial Borrowing under, this Agreement is subject to the Administrative Agent’s (or its counsel’s) receipt from the Borrower and Holdings of a counterpart of this Agreement (and any Schedules and Exhibits to this Agreement) signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and satisfaction or waiver (by the Lenders in accordance with Section 13.1) of the following conditions precedent (the making of such initial Credit Extensions by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

(a)           Credit Documents. The Administrative Agent (or its counsel) shall have received from each Credit Party (i) an executed counterpart of each of the Credit Documents (and any Schedules, subject to Section 6.1(q), and Exhibits to this Agreement) (with final versions of the Schedules, subject to Section 6.1(q), and the Exhibits being attached to this Agreement on the date hereof and, solely with respect to the Schedules in accordance with Section 6.1(q), on the Effective Date) to which such Credit Party is a party to be entered into on the Effective Date; provided, however, that the foregoing items identified in this clause (i), and all other Credit Documents and related certificates and other documents required to be delivered on the Effective Date pursuant to any Credit Document, (x) shall be in the form attached hereto, (y) (A) shall be based upon (if available), and (except as expressly set forth in this Agreement) no less favorable to the Credit Parties than the Existing Credit Agreement precedent documentation (the “Documentation Precedent”); provided, further, that the Documentation Precedent shall be modified to reflect changes consistent with those set forth in this Agreement and be negotiated in good faith to finalize the same (giving effect to the Certain Funds Provision) as promptly as reasonably practicable after the date hereof and, in any event, by the date on which the Effective Date Acquisition is consummated pursuant to the Effective Date Acquisition Agreement and (B) shall give due regard to the operational and strategic requirements of Holdings and its Subsidiaries in light of their size and their capitalization, or (z) shall be in form and substance reasonably satisfactory to the Agents and the Credit Parties and (ii) subject to the Certain Funds Provisions, Section 9.18 and Section 9.19, evidence that all other actions, recordings and filings required by the Security Documents as of the Effective Date or that the Collateral Agent may deem reasonably necessary to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by such Security Document in a manner reasonably satisfactory to the Administrative Agent; provided that (i) the Credit Parties shall not be required to deliver any possessory Collateral to the Administrative Agent (or its counsel) on the Effective Date, and (ii) the Credit Parties shall only be required to use commercially reasonable efforts to deliver to the Administrative Agent (or its counsel) executed counterparts of Mortgages on at least 85% of the PV-9 of the Credit Parties’ total Proved Reserves included in the Initial Reserve Report (subject to the definition of Collateral Coverage Minimum) on or prior to the Effective Date.

(b)           Other Guarantees. The Administrative Agent (or its counsel) shall have received executed copies of the Parent Guarantee, the Opco Guarantee and the Holdings Parent Guarantee, in each case, executed by the Parent, Opco Parent and Holdings Parent, respectively.

(c)           Opinion of Counsel. The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Collateral Agent and the Lenders, a written opinion of Kirkland & Ellis LLP, counsel to the Credit Parties, (i) dated the Effective Date, (ii) addressed to the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank and (iii) in form and substance customary for transactions of this type. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinion.

(d)           Secretary’s Certificate. The Administrative Agent shall have received, in the case of each Credit Party, Parent, Opco Parent and Holdings Parent, each of the items referred to in subclauses (i) and (ii) below:

(i)            a copy of the certificate or articles of incorporation or certificate of formation, including all amendments thereto, of such Person, in each case, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Person as of a recent date from such Secretary of State (or other similar official); and

(ii)           a certificate of the Secretary or Assistant Secretary or similar officer of each Credit Party, Parent and Opco Parent dated the Effective Date and certifying:

(A)           that attached thereto is a true and complete copy of the bylaws (or limited liability company agreement or other equivalent governing documents) of such Person as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below;

(B)            that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or managing member or equivalent) of such Person authorizing the execution, delivery and performance of the Credit Documents to which such person is a party (and in the case of Parent, the Parent Guarantee, in the case of Opco Parent, the Opco Guarantee, and in the case of Holdings Parent, the Holdings Parent Guarantee) and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Effective Date;

(C)            that the certificate or articles of incorporation or certificate of formation of such Person has not been amended since the date of the last amendment thereto disclosed pursuant to subclause (i) above;

(D)           as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, Parent, Opco Parent or Holdings Parent;

(E)            that the Specified Representations are true and correct in all material respects as of the Effective Date;

(F)            as to the absence of any pending proceeding for the dissolution or liquidation of such Person; and

(G)            a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to subclause (ii) above.

(e)           Insurance Certificates. The Administrative Agent (or its counsel) shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and the Subsidiaries pursuant to Section 9.3.

(f)            Lien Searches. The Administrative Agent (or its counsel) shall have received customary UCC lien searches with respect to the Borrower and the Guarantors in their applicable jurisdictions of organization, reflecting the absence of Liens and security interests other than those being released on or prior to the Effective Date or which are otherwise permitted under the Credit Documents.

(g)          Solvency Certificate. On the Effective Date, the Administrative Agent (or its counsel) shall have received a solvency certificate substantially in the form of Exhibit J hereto and signed by a Financial Officer of the Borrower (or, at the sole option of the Borrower, a third party opinion of a nationally recognized valuation firm as to the solvency of the Borrower on a consolidated basis with its Subsidiaries).

(h)           Fees. All fees required to be paid on the Effective Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Effective Date pursuant to the Section 13.5, to the extent invoiced at least three (3) Business Days prior to the Effective Date, shall, upon the Borrowing under this Agreement, have been paid (which amounts may be offset against the proceeds of the Loans).

(i)            Patriot Act; Beneficial Ownership Certification. The Administrative Agent (or its counsel) shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information about Holdings, the Borrower, the Guarantors, Parent, Opco Parent and Holdings Parent as has been reasonably requested in writing at least nine (9) Business Days prior to the Effective Date by the Administrative Agent that they reasonably determine is required by regulatory authorities under applicable “know your customer”, anti-money laundering rules and regulations and Beneficial Ownership Regulations, including without limitation the PATRIOT Act and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification in respect of the Borrower, in each case, that has been requested in writing by the Administrative Agent or any Lender at least nine (9) Business Days prior to the Effective Date.

(j)            Available Commitments. After giving pro forma effect to the funding of Loans and any other extensions of credit on the Effective Date, the Available Commitment under the Facility shall be greater than or equal to 25% of the Loan Limit.

(k)           Reserve Report. The Administrative Agent (or its counsel) shall have received the Initial Reserve Report.

(l)            Borrowing Notice. The Administrative Agent shall have received, in the case of a Borrowing, a Notice of Borrowing as required by Section 2.3(a) or, in the case of an extension of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Application as required by Section 3.2(a).

(m)          Specified Effective Date Acquisition Agreement Representations. The Specified Effective Date Acquisition Agreement Representations shall be true and correct in all respects except for de minimis inaccuracies, but only to the extent the failure of any Specified Effective Date Acquisition Agreement Representation to be true and correct in all respects except for de minimis inaccuracies gives the Effective Date Acquisition Buyer the right to terminate its obligation to consummate the Effective Date Acquisition.

(n)           Effective Date Acquisition. The Effective Date Acquisition shall have been consummated, or, substantially simultaneously with the initial Borrowing under this Agreement shall be consummated, in all material respects in accordance with the terms of the Effective Date Acquisition Agreement as in effect on the Effective Date, without giving effect to any modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders (in their capacities as such after the Effective Date) without the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any substantive modification, amendment, consent or waiver to the definition of Material Adverse Effect (as defined in the Effective Date Acquisition Agreement) shall be deemed to be material and adverse to the interest of the Lenders and the Administrative Agent, (b) the granting of any consent under the Effective Date Acquisition Agreement that is not materially adverse to the interest of the Lenders and the Administrative Agent (in their capacities as such) will not otherwise constitute an amendment, modification or waiver, (c) any increase in the purchase price of the Effective Date Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Administrative Agent (in their capacities as such) so long as such increase is funded solely by an increase in the cash consideration, the proceeds of an issuance of the Borrower’s common equity (or other equity interests (other than Disqualified Stock) or other non-debt sources reasonably satisfactory to the Administrative Agent) or any combination thereof, (d) any reduction in the purchase price of the Effective Date Acquisition of less than 10% shall not be deemed to be material and adverse to the interests of the Lenders and the Administrative Agent (in their capacities as such) but shall be allocated to ratably reduce the aggregate amount of this RBL Facility and other sources of funding of the purchase price, (e) if on or prior to the Effective Date, the Credit Parties do not acquire all of the Effective Date Acquired Assets evaluated in the Initial Reserve Report pursuant to the Effective Date Acquisition and the total value (as such value is set forth in the Initial Reserve Report, as applicable) of all such Effective Date Acquired Assets not acquired is greater than 5% of the PV-9 value of the Borrowing Base Properties evaluated in the Initial Reserve Report, then the Borrowing Base as of the Effective Date shall be reduced on the Effective Date (prior to giving effect to any Loans or other Credit Extensions made on the Effective Date) by an amount equal to the Borrowing Base Value attributable to all such Effective Date Acquired Assets not acquired on the Effective Date, as determined by the Administrative Agent in good faith in accordance with its usual and customary oil and gas lending criteria as they exist on the Effective Date, (f) no modification to the purchase price as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Effective Date Acquisition Agreement as in effect on the date hereof shall constitute a reduction or increase in the purchase price and (g) each Lender shall be deemed to have consented to any modification, amendment, consent or waiver of the Effective Date Acquisition Agreement if it shall have not affirmatively objected to any such modification, amendment, consent or waiver within five (5) Business Days of receipt of written notice of such modification, amendment, consent or waiver). The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that attached thereto is a true and complete copy of the Effective Date Acquisition Agreement, together with any written modifications, amendments, consents or waivers, and that the Effective Date Acquisition has been consummated, or shall be consummated substantially concurrently with, the Effective Date.

(o)           Release of Liens on Effective Date Acquired Assets. The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to the Administrative Agent that, contemporaneously with the effectiveness of this Agreement and the making of any Loans on the Effective Date, the Liens (other than Liens permitted hereunder) on the Acquisition Assets have been released and terminated.

(p)           Initial Hedge Requirement. The Borrower shall have used commercially reasonable efforts within 30 days after the Signing Date of the Effective Date Acquisition Agreement to deliver (and in any event not later than the Effective Date shall have delivered) to the Administrative Agent (or its counsel) executed copies of Acceptable Commodity Hedge Agreements hedging notational volumes of crude oil, natural gas and natural gas liquids (calculated on a total barrels of oil equivalent production basis rather than separately) (which Acceptable Commodity Hedge Agreements may also consist of the existing Hedge Agreements of WildFire in place on the Signing Date that are novated to a Hedge Bank or otherwise remain in effect immediately after giving effect to the Effective Date Acquisition and hedge notational volumes of crude oil, natural gas and natural gas liquids (calculated on a total barrels of oil equivalent production basis rather than separately)) covering the volumes set forth below and in each case shall remain in effect on and immediately following the Effective Date:

(i)            if the Acquisition Consolidated Total Debt to EBITDAX Ratio is greater than 2.25 to 1.00, at least 75% of the reasonably projected total production of crude oil, natural gas and natural gas liquids through December 31, 2028 (calculated on a total barrels of oil equivalent production basis rather than separately) from the Credit Parties’ Proved Developed Producing Reserves evaluated in the Initial Reserve Report;

(ii)           if the Acquisition Consolidated Total Debt to EBITDAX Ratio is greater than 2.00 to 1.00:

(A)           at least 65% of the reasonably projected total production of crude oil, natural gas and natural gas liquids through December 31, 2027 (calculated on a total barrels of oil equivalent production basis rather than separately) from the Credit Parties’ Proved Developed Producing Reserves evaluated in the Initial Reserve Report; and

(B)            at least 50% of the reasonably projected total production of crude oil, natural gas and natural gas liquids through December 31, 2028 (calculated on a total barrels of oil equivalent production basis rather than separately) from the Credit Parties’ Proved Developed Producing Reserves evaluated in the Initial Reserve Report;

(iii)          if the Acquisition Consolidated Total Debt to EBITDAX Ratio is greater than 1.75 to 1.00:

(A)           at least 50% of the reasonably projected total production of crude oil, natural gas and natural gas liquids through December 31, 2027 (calculated on a total barrels of oil equivalent production basis rather than separately) from the Credit Parties’ Proved Developed Producing Reserves evaluated in the Initial Reserve Report; and

(B)           at least 25% of the reasonably projected total production of crude oil, natural gas and natural gas liquids through December 31, 2028 (calculated on a total barrels of oil equivalent production basis rather than separately) from the Credit Parties’ Proved Developed Producing Reserves evaluated in the Initial Reserve Report; and

(iv)         if the Acquisition Consolidated Total Debt to EBITDAX Ratio is greater than 1.50 to 1.00, at least 50% of the reasonably projected total production of crude oil, natural gas and natural gas liquids through December 31, 2027 (calculated on a total barrels of oil equivalent production basis rather than separately) from the Credit Parties’ Proved Developed Producing Reserves evaluated in the Initial Reserve Report.

(q)           Updated Schedules. The Administrative Agent shall have received updated Schedules (excluding Schedule 9.19) to this Agreement (the “Updated Schedules”) reflecting the consummation of the Effective Date Acquisition which Updated Schedules shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Updated Schedules shall be deemed to amend and restate in their entirety the corresponding Schedules delivered on the date hereof, and all representations and warranties made by the Borrower and the other Credit Parties in this Agreement that refer to or are qualified by reference to the Schedules shall, from and after the Effective Date, be deemed to refer to the Updated Schedules).

Each Lender, by funding its Loans on the Effective Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable, on the Effective Date.

Section 6.2            Certain Funds Provision. Notwithstanding anything in this Agreement or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which will be a condition to the availability Loans on the Effective Date shall be (A) such of the representations and warranties in the Effective Date Acquisition Agreement made by or on behalf of or with respect to the Effective Date Acquisition Seller and its subsidiaries as are material to the interests of the Lenders (in their capacity as such), but only to the extent that the Effective Date Acquisition Buyer has (and/or the Effective Date Acquisition Buyer or any of the Effective Date Acquisition Buyer’s applicable affiliate has) the right to terminate Effective Date Acquisition Buyer’s (and/or its) obligations under the Effective Date Acquisition Agreement (or refuse to consummate the Effective Date Acquisition) without liability to the Effective Date Acquisition Buyer as a result of a breach of such representations and warranties in the Effective Date Acquisition Agreement (to such extent, the “Specified Effective Date Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below), and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Loans on the Effective Date if the conditions expressly set forth in the Certain Funds Provision are satisfied (or waived by the Majority Lenders in accordance with Section 13.1) (it being understood that, to the extent any Collateral (including the grant or perfection of any security interest) or any guarantee referred to herein is not or cannot be provided on the Effective Date (other than (i) the Guarantee and the provision of guarantees referred to in Section 6.1(b) by Parent, Opco Parent and Holdings Parent and (ii) the grant and perfection of security interests (A) in assets with respect to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and (B) in the Oil and Gas Properties and other properties and assets that are subject to a Mortgage in favor of the Collateral Agent as of the Effective Date) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such Collateral shall not constitute a condition precedent to the effectiveness of the representations and warranties made by any Credit Party, the covenants or the events of default contained herein or in the other Credit Documents, the Effective Date, and availability of the Loans on the Effective Date, but may instead be provided, in the case of (x) Oil and Gas Properties and other properties and assets that are to be subject to a Mortgage to satisfy the Collateral Coverage Minimum, within thirty (30) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), (y) the perfection of a Lien in Equity Interests of the Borrower and each Subsidiary Guarantor by delivery of stock certificates evidencing such Equity Interests, within fifteen (15) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion) and (z) the delivery of satisfactory title information with respect to the percentage of the PV-9 value of the Borrowing Base Properties evaluated in the Initial Reserve Report such that the Administrative Agent shall have received satisfactory title information with respect to not less than 85% of the PV-9 Value of the Borrowing Base Properties, within forty-five (45) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower, and to the extent applicable, the Guarantors set forth in the Loan Documents relating to corporate or other organizational existence of the Borrower and the Guarantors (including incorporation or formation of the Borrower and the Guarantors), organizational power and authority, due authorization of, execution and delivery by and enforceability against the Borrower and the Guarantors, in each case, related to the entering into, execution, delivery and performance of the Loan Documents; no conflicts of the Loan Documents with charter and other organizational governing documents as it relates to the entering into, execution, delivery and performance of the Loan Documents; effectiveness, validity, perfection and priority of liens under the Security Documents (subject to the immediately preceding sentence); solvency as of the Effective Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (consistent with the form of solvency certificate set forth on Exhibit J hereto); use of proceeds on the Effective Date with respect to Federal Reserve margin regulations; the Investment Company Act; the use of proceeds on the Effective Date not violating OFAC or the Foreign Corrupt Practices Act; PATRIOT Act (as defined below); and Beneficial Ownership Regulations (this paragraph, the “Certain Funds Provision”).

Section 6.3            Expiration Date. Notwithstanding anything herein to the contrary, if the Effective Date does not occur on or before the Expiration Date, then this Agreement, any other Loan Document and the Commitments of the Lenders hereunder shall automatically terminate unless with respect to the Commitments of each Lender, such Lender agrees, in its sole discretion, to an extension of such Commitment.

ARTICLE 7
Conditions Precedent to All Subsequent Credit Events.

The agreement of each Lender to make any Loan requested to be made by it on any date after the Effective Date (excluding Mandatory Borrowings and Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4), and the obligation of any Issuing Bank to issue Letters of Credit on any date after the Effective Date, is subject to the satisfaction of the following conditions precedent:

(a)           At the time of each such Credit Event (in the case of clause (iii) hereof, excluding any such Credit Event that constitutes an issuance, renewal or extension of a Letter of Credit) and also after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects at such time) and (iii) the Consolidated Cash Balance shall not exceed the greater of $150,000,000 and 10.0% of the Aggregate Elected Commitment Amount then in effect (both at the time of and after giving effect to the application of the proceeds of such Credit Event).

(b)          Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(c)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received a Letter of Credit Application meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event after the Effective Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Article 7 above have been satisfied as of that time.

ARTICLE 8
Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the date of each Credit Event (but solely, on the Effective Date, to the extent such representations and warranties are required to be true and correct as a condition to Borrowing pursuant to Article 6), the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

Section 8.1            Corporate Status. Each of the Borrower and each Material Subsidiary of the Borrower (a) is a duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.2            Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

Section 8.3            No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party will (a) contravene any Requirement of Law, except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and Permitted Liens) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organization Documents of such Credit Party or any of the Restricted Subsidiaries.

Section 8.4            Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings (excluding Environmental Claims) pending or, to the knowledge of the Borrower, threatened in writing with respect to the Borrower or any of its Restricted Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 8.5            Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 8.6            Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 8.7            Investment Company Act. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 8.8            True and Complete Disclosure.

(a)           As of the Effective Date, all written factual information delivered on or prior to the Effective Date by or on behalf of the Borrower, its Subsidiaries or any other Credit Party (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, the Restricted Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby did not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading, taken as a whole, in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto).

(b)          The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections were furnished to the Lenders.

(c)           As of the Effective Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification delivered, on or prior to the Effective Date, to any Lender in connection with this Agreement is true and correct in all material respects.

Section 8.9            Tax Matters. Except where the failure of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, each of the Borrower and the Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (including in its capacity as withholding agent) and has paid all Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction).

Section 8.10          Compliance with ERISA.

(a)           (i) Each Plan (excluding Multiemployer Plans and Foreign Plans) is in compliance with ERISA, the Code and any applicable Requirement of Law; (ii) none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code nor has the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate, been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; and (iii) no ERISA Event has or is reasonably likely to occur with respect to any Plan, except to the extent that a breach of any of the representations or warranties in this Section 8.10(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.10(a), be reasonably likely to have a Material Adverse Effect. With respect to Plans that are Multiemployer Plans, the representations and warranties in this Section 8.10(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for “termination” (within the meaning of Title IV of ERISA) of such Plans under ERISA, are made to the knowledge of the Borrower.

(b)          All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.11          Subsidiaries. Schedule 8.11 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Effective Date (after giving effect to the Transactions). Each Subsidiary Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Effective Date (after giving effect to the Transactions) has been so designated on Schedule 8.11.

Section 8.12          Intellectual Property. The Borrower and each of the Restricted Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that to the knowledge of the Borrower is reasonably necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

Section 8.13          Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of the Subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim other than those matters that have been fully resolved and for which there is no further outstanding liability of the Borrower or any of its Subsidiaries; (iii) neither the Borrower nor any Subsidiary is conducting or has been ordered by a Governmental Authority to conduct any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law. Notwithstanding anything to the contrary contained herein, this Section 8.13 contains the sole and exclusive representations and warranties with respect to environmental matters of the Borrower and its Subsidiaries.

Section 8.14          Properties.

(a)           Assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, except as set forth on Schedule 8.14 hereto, each Credit Party has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and valid title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2, except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. After giving full effect to the Liens permitted by Section 10.2, (A) the Borrower or the Restricted Subsidiary specified as the owner does not fail in any material respects to own the working interests and net revenue interests attributable to the Hydrocarbon Interests as such working interests and net revenue interests are reflected in the most recently delivered Reserve Report and (B) the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b)          All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c)           The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d)          All of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

Section 8.15          Solvency. On the Effective Date (after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of any Loans and the use of proceeds of such Loans on the Effective Date)), the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

Section 8.16          Accounts. As of the Effective Date, Schedule 8.16 lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of any Credit Party together with the deposit bank or securities or commodity intermediary for any such account, the account name, the account type, the account number and whether such account is an Excluded Account (and, if any such account is listed as an Excluded Account, the subcategory in the “Excluded Account” definition to which such account applies).

Section 8.17          Gas Imbalances, Prepayments. On the Effective Date, except as set forth on Schedule 8.17, on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding 2.5 Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 8.18          Marketing of Production. On the Effective Date, except as set forth on Schedule 8.18, no material agreements exist (which are not cancelable on sixty (60) days’ notice or less without penalty or detriment) for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six (6) months from the Effective Date.

Section 8.19          Hedge Agreements. Schedule 8.19 sets forth, as of the Effective Date, a true and accurate summary of the Credit Parties’ hedging positions.

Section 8.20          PATRIOT Act; OFAC; FCPA. To the extent applicable, each of Holdings, the Borrower and its Subsidiaries and, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower and its Subsidiaries or any agent thereof acting in any capacity are in compliance, in all material respects, with the USA PATRIOT Act, and the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended), Sanctions, and any other applicable enabling legislation or executive order relating thereto and other applicable Anti-Corruption Laws. Neither Holdings, the Borrower nor any Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any of the Subsidiaries, or agent or representative thereof acting in any capacity in connection with or benefiting from this Facility, is an individual or entity that is a Sanctioned Person.

Section 8.21          No Material Adverse Effect. Since the Effective Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 8.22          Well Bores. None of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) of the Borrower or any Restricted Subsidiary is deviated from the vertical more than the maximum permitted by Requirement of Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties) of the Borrower or such Restricted Subsidiary, except, in each case, to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

Section 8.23          Effective Date Financials.

(a)           The Borrower has heretofore furnished to the Lenders (i) (A) the audited consolidated balance sheet and statements of income, shareholders’ equity and cash flows of the Parent as of and for the fiscal year ended December 31, 2025, reported on by KPMG LLP, independent public accountants, and (B) the unaudited consolidated balance sheet and statements of income, shareholders’ equity and cash flows of the Parent as of and for the fiscal quarter ended March 31, 2026 (collectively, the “Parent Financial Statements”), and (ii) (A) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of WildFire as of and for the fiscal year ended December 31, 2025 (collectively, the “WildFire Audited Financial Statements”), and (B) the unaudited consolidated balance sheet of WildFire as of and for the fiscal quarter ended March 31, 2026 and the related unaudited consolidated statements of operations and cash flows (collectively, the “WildFire Unaudited Financial Statements”; together, with the WildFire Audited Financial Statements and the Parent Financial Statements, the “Effective Date Financial Statements”) (it being acknowledged by the Lenders that this clause (a) has been satisfied as of the date hereof).

(b)          The Effective Date Financial Statements fairly present in all material respects the financial condition of the Persons or assets identified therein, as applicable, in each case, as of the date(s) thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject to changes resulting from normal year-end adjustments and the absence of footnotes.

Section 8.24          Security Documents. Except as otherwise contemplated hereby or under any other Credit Document and subject to the limitations set forth in the Collateral Coverage Minimum:

(a)           each Security Document will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Collateral Agreement and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Collateral Agreement), the Liens created by the Security Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the Grantors in such Collateral to the extent perfection can be obtained by filing financing statements, possession or control, in each case subject to no Liens other than Liens permitted under this Agreement; and

(b)          upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Credit Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted under this Agreement, and when such Mortgage is filed in the appropriate office, such Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted under this Agreement.

Section 8.25          Affected Financial Institution. No Credit Party is an Affected Financial Institution.

ARTICLE 9
Affirmative Covenants

The Borrower hereby covenants and agrees that on the Effective Date and thereafter, until Payment in Full has occurred:

Section 9.1            Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           Annual Financial Statements. Within the earlier of (i) one hundred twenty (120) days after the end of each such fiscal year and (ii) five (5) days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions), the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows and a customary “management’s discussion and analysis” section for such fiscal year setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements) prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a scope of audit or “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of an impending maturity date of any Indebtedness, (y) any actual or potential inability to satisfy a financial maintenance covenant, including the Financial Performance Covenants or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary). Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any Parent Entity of the Borrower or (B) the Borrower’s (or any Parent Entity thereof), as applicable, filing of a Form 10-K with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Parent Entity of the Borrower, if and for so long as such Parent Entity has Independent Assets and Operations, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be materially qualified with a scope of audit or “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of an impending maturity date of any Indebtedness, (y) any actual or potential inability to satisfy a financial maintenance covenant, including the Financial Performance Covenants or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).

(b)         Quarterly Financial Statements. Within the earlier of (i) sixty (60) days after the end of each such fiscal quarter and (ii) five (5) days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three (3) quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows and a customary “management’s discussion and analysis” section for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any Parent Entity of the Borrower or (B) the Borrower’s (or any Parent Entity thereof), as applicable, Form 10-Q filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to a Parent Entity of the Borrower, if and for so long as such Parent Entity has Independent Assets or Operations, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other.

(c)           Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of a Financial Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the applicable Financial Performance Covenants as at the end of such fiscal year or period, as the case may be and (ii) a specification of any change in the identity of the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Effective Date or the most recent fiscal year or period, as the case may be.

(d)           Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any continuing Default or Event of Default, which notice shall specify the nature thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e)           Environmental Matters. Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i)            any Environmental Claim brought, filed or threatened in writing against any Credit Party; and

(ii)           the actual release or threatened release of any Hazardous Material on, at, under or from any facility owned or leased by a Credit Party in violation of Environmental Laws or as would reasonably be expected to result in liability under Environmental Laws or the conduct of any investigation, or any removal, remedial or other corrective action under Environmental Laws in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any facility owned or leased by a Credit Party.

All such notices shall describe in reasonable detail the nature of the claim, investigation, removal or remedial action.

(f)            Other Information. With reasonable promptness, subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information regarding the operations, business affairs and the financial condition of the Borrower or the Restricted Subsidiaries as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(g)           Certificate of Authorized Officer - Hedge Agreements. Concurrently with any delivery of each Reserve Report, a certificate of an Authorized Officer of the Borrower, setting forth as of the last Business Day of the most recently ended fiscal year or period, as applicable, a true and complete list of all material commodity Hedge Agreements of the Borrower and each Credit Party, the material terms thereof (in respect of the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof (as of the last Business Day of such fiscal year or period, as applicable and for which a mark-to-market value is reasonably available), any new credit support agreements relating thereto not listed on Schedule 8.19 or on any previously delivered certificate delivered pursuant to this clause (g), any margin required or supplied under any credit support document and the counterparty to each such agreement; provided that such certificate shall be required solely to the extent the foregoing certification is not otherwise included in the applicable Reserve Report Certificate delivered in connection with such Reserve Report.

(h)           Certificate of Authorized Officer - Gas Imbalances. Concurrently with any delivery of each Reserve Report, a certificate of an Authorized Officer of the Borrower, certifying that as of the last Business Day of the most recently ended fiscal year or period, as applicable, except as specified in such certificate, on a net basis, there are no gas imbalances, ship or pay obligations or other prepayment obligations exceeding 2.5 Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; provided that such certificate shall be required solely to the extent the foregoing certification is not otherwise included in the applicable Reserve Report Certificate delivered in connection with such Reserve Report.

(i)            Certificate of Authorized Officer - Production Report and Lease Operating Statement. Concurrently with any delivery of each Reserve Report in connection with a Scheduled Redetermination, a certificate of an Authorized Officer of the Borrower, setting forth, for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto for each such calendar month; provided that such certificate shall be required solely to the extent the foregoing certification is not otherwise included in the applicable Reserve Report Certificate delivered in connection with such Reserve Report.

(j)            Lists of Purchasers. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth a list of Persons purchasing Hydrocarbons from the Borrower or any other Credit Party which account for greater than 25% of the revenues resulting from the sale of all Hydrocarbons from the Borrower and such other Credit Parties during the fiscal year for which such financial statements relate.

(k)           [Reserved].

(l)            Certificate of Authorized Officer - Marketing Agreements. Concurrently with any delivery of each Reserve Report, a certificate of an Authorized Officer of the Borrower, setting forth as of the last Business Day of the most recently ended fiscal year or period, as applicable, a true and complete list of all material marketing agreements for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other parties rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six (6) months from the last day of such fiscal year or period, as applicable and are not cancellable on sixty (60) days’ notice or less without penalty or detriment; provided that such certificate shall be required solely to the extent the foregoing certification is not otherwise included in the applicable Reserve Report Certificate delivered in connection with such Reserve Report.

(m)          Accounts. At the time of the delivery of the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of an Authorized Officer of the Borrower setting forth a list of Deposit Accounts, Securities Accounts and Commodity Accounts that were opened during the fiscal quarter to which such financial statements relate maintained by or for the benefit of any Credit Party together with the deposit bank or securities intermediary for any such account, the account name, the account type, the account number and whether such account is an Excluded Account.

(n)          Notice of the Hedge Agreement Termination. To the extent the Borrower or a Restricted Subsidiary terminates any commodity-price Hedge Agreement or enters into a new Hedge Agreement which has the effect of creating an off-setting position under any such Hedge Agreement since the Last Borrowing Base Hedge Reduction and the Borrowing Base Value of such terminated and/or offsetting positions (as reasonably determined by the Borrower) (after taking into account any other Hedge Agreement executed since the Last Borrowing Base Hedge Reduction, including those executed substantially concurrently with the taking of any such action) exceeds in the aggregate 5.0% of the then effective Borrowing Base, the Borrower will give the Lenders prompt written notice of such event.

It is understood that documents required to be delivered pursuant to Sections 9.1(a) through (e) and (g) through (n) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2 or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents delivered pursuant to Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(f) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding the foregoing, in lieu of furnishing consolidated financial statements of the Borrower or a reconciliation reflecting adjustments necessary to eliminate the accounts of MGY Louisiana LLC (the “Designated Unrestricted Subsidiary”) as specified in Section 9.1(a) and (b), the Borrower may instead furnish, in addition to the consolidated financial statements of the Borrower and its Subsidiaries, separate consolidated financial statements of the Designated Unrestricted Subsidiary and its subsidiaries (the “Designated Unrestricted Subsidiary Financials”) (it being understood that any such annual financial statements shall not be required to be accompanied by an audit) in accordance with the deadlines set forth in Section 9.1(a) and (b) so long as the Designated Unrestricted Subsidiary and its subsidiaries formed or acquired in good faith and not for the purpose of avoiding the requirements of Section 9.1(a) and Section 9.1(b) (the “Unrestricted Subsidiary Group”) shall constitute the only Unrestricted Subsidiaries of the Borrower and the Designated Unrestricted Subsidiary Financials fairly present in all material respects the financial condition of the Unrestricted Subsidiary Group as of the date(s) thereof and their results of operations for the period covered thereby.

Section 9.2            Books, Records and Inspections.

(a)           The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or officers and designated representatives of the Majority Lenders (as accompanied by the Administrative Agent), to visit and inspect any of the properties or assets of the Borrower or such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the financial records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances, accounts and condition of the Borrower or any such Restricted Subsidiary with its and their officers and independent accountants therefor, in each case of the foregoing upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2 and the Administrative Agent shall not exercise such rights more than two (2) times during any calendar year absent a continuing Event of Default, and (ii) only one such visit per fiscal year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1(f) or this Section 9.2, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)           The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain financial reports as may be required in accordance with GAAP.

Section 9.3            Maintenance of Insurance. The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if property insurance is obtained, the Collateral Agent shall be the loss payee under any such property insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower.

Section 9.4            Payment of Taxes. The Borrower shall, and shall cause each Restricted Subsidiary to, pay, discharge or otherwise satisfy its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 9.5            Consolidated Corporate Franchises. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

Section 9.6            Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.7            ERISA.

(a)           Promptly after the Borrower knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: (i) that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or (ii) that any ERISA Event or similar event has occurred with respect to a Plan or Foreign Plan.

(b)          Promptly following any request therefor, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Section 9.8            Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect (it being understood that this Section 9.8 shall not restrict any transaction otherwise permitted by Section 10.3, 10.4 or 10.5):

(a)           operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)           keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c)           to the extent a Credit Party is not the operator of any property, the Borrower shall use commercially reasonable efforts to cause the operator to operate such property in accordance with customary industry practices.

Section 9.9            Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions involving aggregate payments or consideration in excess of $40,000,000 with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a)           the consummation of the Transactions, including the payment of Transaction Expenses;

(b)           the issuance of Equity Interests of the Borrower (or any Parent Entity thereof) to the management of the Borrower (or any Parent Entity thereof) or any of its Subsidiaries;

(c)           equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower (or any Parent Entity thereof) permitted under Section 10.6;

(d)           the payment of indemnities and reasonable expenses incurred by any Permitted Holder and its Affiliates in connection with management or monitoring or the provision of other services rendered to the Borrower (or any parent entity thereof) or any of its Subsidiaries;

(e)           [reserved];

(f)            loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Equity Interests in such joint venture or such Subsidiary) to the extent permitted under Article 10;

(g)           employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any Parent Entity thereof) and the Subsidiaries and their respective future, current or former directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or any Parent Entity thereof);

(h)           [reserved];

(i)            transactions pursuant to agreements in existence on the Effective Date set forth on Schedule 9.9 or any amendment thereto or arrangement similar thereto to the extent such an amendment or arrangement is not adverse, taken as a whole, to the Lenders in any material respect (as determined by the Borrower in good faith);

(j)            Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6;

(k)           payments (including reimbursement of fees and expenses) by the Borrower and any of its Restricted Subsidiaries to any Permitted Holder made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), which payments are approved by the majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower (or any Parent Entity thereof), in good faith;

(l)            any issuance of Equity Interests or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any Parent Entity thereof);

(m)          transactions with joint ventures for the purchase or sale of Hydrocarbons, goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(n)          sales or conveyances of net profits interests for cash at Fair Market Value allowed under Section 10.4;

(o)          the issuance, sale or transfer of Equity Interests of the Borrower to Holdings in connection with capital contributions by Holdings to the Borrower;

(p)          any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Restricted Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate;

(q)          transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower, Holdings and the Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;

(r)            customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement;

(s)           payments and distributions by Holdings (and any Parent Entity thereof) and the Subsidiaries to the extent such payments are permitted under Sections 10.6(f)(i) and (v);

(t)           Transactions undertaken pursuant to membership in a purchasing consortium;

(u)           the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, future, current or former directors, officers, employees and consultants of Holdings, the Borrower and its Restricted Subsidiaries or any Parent Entity;

(v)           Investments permitted under Section 10.5 (other than Sections 10.5(l), (n), (x) and (z) thereof);

(w)          [reserved];

(x)           the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any Parent Entity pursuant to the stockholders agreement or the registration rights agreement entered into on or after the Effective Date in connection therewith or similar equity holders’ agreements or limited liability company agreements;

(y)          transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(z)           transactions permitted by Section 10.3 solely for the purpose of (a) forming a holding company or (b) reincorporating in a new jurisdiction;

(aa)         transactions between the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because a director of such Person is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(bb)        transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(cc)         payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Borrower in good faith;

(dd)        payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(ee)         any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, which is approved by a majority of the disinterested members of the Board of Directors in good faith or, any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, in the ordinary course of business;

(ff)          pledges to any Person that is not an Affiliate of the Borrower or any of its Restricted Subsidiaries of Equity Interests of Unrestricted Subsidiaries; and

(gg)        the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business.

Section 9.10          End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause each of its, and each of its Restricted Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

Section 9.11          Additional Guarantors, Grantors and Collateral.

(a)           Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Effective Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within forty-five (45) days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to (x) execute (A) a supplement to the Guarantee, substantially in the form of Exhibit I thereto, in order to become a Guarantor, (B) a supplement to the Collateral Agreement, substantially in the form of Exhibit I thereto, in order to become a grantor and a pledgor thereunder, and (C) a joinder to the Intercompany Note and (y) if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion of counsel for the Credit Parties addressed to the Administrative Agent, the Collateral Agent and the Lenders and reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.11 as the Administrative Agent or the Collateral Agent may reasonably request.

(b)          Subject to any applicable limitations set forth in the Collateral Agreement, the Borrower will pledge, and, if applicable, will cause each Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11(a)) to pledge, to the Collateral Agent, for the benefit of the Secured Parties, (i) all of the Equity Interests (other than any Excluded Equity Interests) of each Subsidiary directly owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case, formed or otherwise purchased or acquired after the Effective Date, pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I thereto and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $20,000,000 (individually) that is owing to the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)) (which shall be evidenced by a promissory note), in each case pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I thereto.

(c)           The Borrower agrees that all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Credit Party (or a Person required to become a Subsidiary Guarantor pursuant to Section 9.11(a)) shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Collateral Agreement.

(d)           In connection with each redetermination (but not any adjustment) of the Borrowing Base, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 9.14(c)), to ascertain whether the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum, then the Borrower shall, and shall cause the Credit Parties to, grant, within seventy-five (75) days of delivery of the certificate required under Section 9.14(c) (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Collateral Agent as security for the Obligations a Lien (subject to Liens permitted by Section 10.2) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that, after giving effect thereto, the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum and if reasonably requested by the Administrative Agent or the Collateral Agent deliver to the Administrative Agent a signed copy of an opinion of counsel for the Credit Parties addressed to the Administrative Agent, the Collateral Agent and the Lenders and reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.11(d) as the Administrative Agent or the Collateral Agent may reasonably request. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.11(a), (b) and (c).

(e)           Without limitation of clause (a), (b) or (d) above, substantially simultaneously with the delivery of any Mortgage on any Oil and Gas Property for the benefit of any other secured parties securing Indebtedness that is subject to a Customary Intercreditor Agreement, the Borrower shall, or shall cause the relevant Credit Party to, grant to the Collateral Agent as security for the Obligations a Lien on such Oil and Gas Property. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.11(a) and (b).

Section 9.12           Use of Proceeds.

(a)           The Borrower will use the proceeds of Loans and any Letters of Credit for financing the Effective Date Acquisition, refinancing, as applicable, the Existing Credit Agreement, the payment of Transaction Expenses, the acquisition, development and exploration of Oil and Gas Properties and working capital and other general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, for Permitted Acquisitions and any other transaction expressly permitted hereunder).

(b)           The Borrower will use Swingline Loans and Letters of Credit for general corporate purposes and in the case of Letters of Credit, to support deposits required under purchase agreements pursuant to which the Borrower or one or more Subsidiaries may acquire Oil and Gas Properties.

Section 9.13           Further Assurances.

(a)           Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, assignments of as-extracted collateral arising from the Borrowing Base Properties, mortgages, deeds of trust and other documents) that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)           [Reserved].

(c)            Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents. In addition, notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Credit Document, (i) the Administrative Agent may grant extensions of time for or waivers of the requirements of the creation or perfection of security interests in or the obtaining of title opinions or other title information, legal opinions, appraisals, flood insurance and surveys with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in any applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower and (iii) the Administrative Agent and the Borrower may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary and otherwise permitted by this Agreement and the other Credit Documents.

(d)            Notwithstanding the foregoing provisions of this Section 9.13 or anything in this Agreement or any other Credit Document to the contrary: (A) Liens required to be granted from time to time shall be subject to exceptions and limitations set forth in the Collateral Agreement and the other Credit Documents and, to the extent appropriate in any applicable jurisdictions, as agreed between the Administrative Agent and the Borrower; (B) the Collateral shall not include any Excluded Assets; and (C) no actions in any jurisdiction outside of the United States or that are necessary to comply with any Requirement of Law of any jurisdiction outside of the United States shall be required in order to create any security interest in assets located, titled, registered or filed outside of the United States or to perfect such security interests (it being understood that there shall be no collateral agreements, security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the laws of any jurisdiction outside of the United States); provided that nothing in this Section 9.13 or any other provision of the Credit Documents shall affect or impair the Borrower’s obligation to meet the Collateral Coverage Minimum.

Section 9.14           Reserve Reports.

(a)            On or before March 1st and September 1st of each year (beginning with March 1, 2027, with respect to the first Scheduled Redetermination following the Effective Date), the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding December 31st and June 30th, respectively, the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States and other applicable Oil and Gas Properties of the Credit Parties that the Borrower desires to have included in any calculation of the Borrowing Base. Each Reserve Report as of December 31 and June 30 shall be prepared, at the sole election of the Borrower, (x) by one or more Approved Petroleum Engineers or (y) by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary; provided that Reserve Reports as of December 31 of each year that are prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary shall in each case be accompanied by an audit letter issued by the applicable Approved Petroleum Engineer that has audited at least 85% of the Proved Reserves attributable to the Borrowing Base Properties of the Credit Parties by value.

(b)           In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers or prepared under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary. For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event no later than thirty (30) days, in the case of any Interim Redetermination requested by the Borrower or forty-five (45) days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request.

(c)           With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from an Authorized Officer of the Borrower certifying that in all material respects:

(i)            in the case of Reserve Reports prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary (other than December 31 Reserve Reports), such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding December 31 Reserve Report or the Initial Reserve Report, if no December 31 Reserve Report has been delivered;

(ii)           the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects (it being understood that projections concerning volumes and production and cost estimates contained in each Reserve Report are necessarily based upon opinions, estimates and projections and that neither the Borrower nor such Authorized Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate);

(iii)          assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, except as set forth in an exhibit to such certificate, to the best of its knowledge, the Borrower or another Credit Party has good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report (other than those (x) Disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (y) leases that have expired in accordance with their terms and (z) with title defects disclosed in writing to the Administrative Agent) and such Borrowing Base Properties are free of all Liens except for Liens permitted by Section 10.2;

(iv)          except as set forth on an exhibit to such certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.17 with respect to the Credit Parties’ Oil and Gas Property evaluated in such Reserve Report that would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(v)           none of the Borrowing Base Properties have been Disposed of since the date of the last Borrowing Base determination except those Borrowing Base Properties listed on such certificate as having been Disposed of; and

(vi)           the certificate shall also attach, as schedules thereto, a list of (1) all material marketing agreements (which are not cancellable on sixty (60) days’ notice or less without penalty or detriment) entered into subsequent to the later of the Effective Date and the most recently delivered Reserve Report for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other parties rights to purchase, production, whether or not the same are currently being exercised) that represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and that have a maturity date or expiry date of longer than six (6) months from the last day of such fiscal year or period, as applicable and (2) all Borrowing Base Properties evaluated by such Reserve Report that are Collateral and demonstrating that the PV-9 of the Collateral (calculated at the time of delivery of such Reserve Report) meets the Collateral Coverage Minimum.

Section 9.15           Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date, Industry Investments by the Borrower and its Restricted Subsidiaries and other business activities incidental, reasonably related, complementary, incidental, synergistic or ancillary thereto or reasonable extensions to any of the foregoing.

Section 9.16           Title Information.

(a)            On or before the date of delivery to the Administrative Agent of each Reserve Report required by Section 9.14(a) following the Effective Date, the Borrower will deliver, if reasonably requested by the Administrative Agent, title information consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Restricted Subsidiaries as is required to demonstrate satisfactory title on eighty-five percent (85%) of the PV-9 value of the Borrowing Base Properties included in the most recently delivered Reserve Report.

(b)           If, within thirty (30) days of the Administrative Agent’s request therefor in accordance with Section 9.16(a) (or such longer period as to which the Administrative Agent may agree in its reasonable discretion), the Borrower does not comply with the requirement to provide title information on eighty-five percent (85%) of the PV-9 value of the Borrowing Base Properties included in the most recently delivered Reserve Report in accordance with Section 9.16(a), such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right (which may be exercised in their sole discretion from time to time, and any failure to so exercise such remedy at any time shall not be a waiver as to any future exercise of such remedy by the Administrative Agent or the Lenders) to send a written notice to the Borrower, the Administrative Agent and/or the other Lenders (as applicable) that the affected Borrowing Base Property shall not count towards the 85.0% title requirement and shall be deemed not to have been included in the most recently delivered Reserve Report and that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide title on eighty-five percent (85%) of the PV-9 value of the Borrowing Base Properties included in the most recently delivered Reserve Report set forth in Section 9.16(a). This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 9.17           Holdings Covenant.

(a)            Holdings covenants and agrees that on the Effective Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the relevant Issuing Banks following the termination of the Total Commitment) and the Loans, the Swingline Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full, unless the Majority Lenders shall otherwise consent in writing, Holdings will not engage at any time in any business operating activity other than the following activities which shall not constitute the operation of a business and shall in all cases be permitted to the extent not otherwise restricted under the terms of this Agreement: (i) the ownership of the Equity Interests in the Borrower, (ii) the entry into and performance of its obligations under and in connection with the Credit Documents, the Senior Unsecured Notes, the Bridge Facility, the Senior WildFire Notes (in each case, including any Permitted Refinancing Indebtedness in respect thereof), the consummation of the Transactions and the Guarantee and performance of Indebtedness not prohibited by Section 10.1, (iii) financing activities, including the incurrence and performance of Indebtedness (provided that neither the Borrower nor any Subsidiary of the Borrower shall Guarantee any such Indebtedness), the issuance of securities, the payment of dividends and distribution (including any Tax distributions not prohibited under this Agreement) and making contributions to the capital of the Borrower or any other Credit Party, (iv) issuing, selling and redeeming its Equity Interests, (v) filing tax reports, paying taxes and performing other customary obligations related thereto (including contesting taxes), (vi) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its corporate or other legal structure (including the ability to incur fees, costs and expenses relating to such maintenance and to perform activities relating to its and any of its Parent Entities’ officers, directors, managers and employees) or to comply with applicable laws or to participate in tax, accounting or other administrative matters as a member of the consolidated, combined, unitary or similar group of the Credit Parties, including compliance with applicable law and legal, tax and accounting matters related thereto, (vii) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Equity Interests, (viii) receiving, and holding proceeds of, Restricted Payments from the Borrower and the Subsidiaries and distributing the proceeds thereof to the extent not prohibited by Section 9.9 or Section 10.6, (ix) holding any cash and Permitted Investments, (x) [reserved], (xi) the performance of obligations under and compliance with its organizational documents, any demands or requests from or requirements of a Governmental Authority or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (xii) activities in connection with the formation and maintenance of the existence of any Parent Entity (it being understood that notwithstanding anything to the contrary herein or in any Credit Document, there shall be no restriction on the formation of any Parent Entity), (xiii) providing indemnification to officers and directors, (xiv) activities permitted hereunder or as otherwise required by Requirements of Law and (xv) the entry into and performance of obligations with respect to contracts and other arrangements in connection with, and activities incidental to, the business or activities described in each foregoing clause of this Section 9.17 or customary for passive holding companies.

(b)           Holdings will not create, incur, assume or suffer to exist any Lien upon any Equity Interests of the Borrower, whether now owned or hereafter acquired, other than nonconsensual Liens of a type permitted by Section 10.2 or Liens of a type permitted by Section 10.2(a), (e) (solely to the extent relating to Liens incurred under clause (a)) or (u) (solely to the extent relating to Indebtedness permitted by Section 10.1(p)) and (z).

(c)            Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings may merge, amalgamate or consolidate with any other Person; provided that (i) Holdings shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”), (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Credit Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement and (D) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been requested by the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement.

Section 9.18           Accounts. The Borrower shall, and shall cause each of the other Credit Parties to, in respect of any Deposit Account, Commodity Account or Securities Account (in each case, other than any Excluded Account) of the Borrower or such Credit Party (a) in existence on the Effective Date, deliver to the Administrative Agent a duly executed Control Agreement no later than the 30th day after the Effective Date (as may be extended by the Administrative Agent in its reasonable discretion) and (b) established after the Effective Date, deliver to the Administrative Agent duly executed Control Agreement no later than the 90th day after the date on which such Deposit Account, Commodity Account or Securities Account is established (or such later date as the Administrative Agent may reasonably agree) (and it being agreed the applicable Credit Party shall not direct or redirect funds into any such account until a duly executed Control Agreement has been established with respect to the applicable account) and (c) acquired after the Effective Date as a result of a Permitted Acquisition or other transaction not prohibited by this Agreement acquired after the Effective Date, deliver to the Administrative Agent duly executed Control Agreement no later than the 90th day after the date on which such Deposit Account, Commodity Account or Securities Account is acquired (or such later date as the Administrative Agent may reasonably agree) (and it being agreed that no proceeds of Loans shall be directed or deposited into any such account and no Credit Party or any Subsidiary thereof shall direct or redirect funds into any such account other than for ordinary course operational matters, in each case, until a duly executed Control Agreement has been established with respect to the applicable account).

Section 9.19           Post-Closing Obligations. The Borrower shall, and shall cause each of the other Credit Parties to provide the documentation and complete the undertakings set forth on Schedule 9.19 within the time periods specified therein (as each may be extended by the Administrative Agent in its reasonable discretion, not to be unreasonably withheld, conditioned or delayed).

Section 9.20           Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or, to its knowledge, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of Sanctions or in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 10
Negative Covenants

The Borrower hereby covenants and agrees that on the Effective Date and thereafter, until Payment in Full has occurred:

Section 10.1           Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a)           Indebtedness arising under the Credit Documents (including pursuant to Section 2.17 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness);

(b)           [reserved];

(c)           unsecured Indebtedness (including Guarantee Obligations thereunder) in respect of the Senior Unsecured Notes and the Senior WildFire Notes (and any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the foregoing) and any unsecured Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(d)           Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Guarantor shall (x) be evidenced by the Intercompany Note or (y) otherwise be outstanding on the Effective Date so long as such Indebtedness is evidenced by an Intercompany Note or otherwise subject to subordination terms substantially identical to the subordination terms set forth in the Intercompany Note, in each case, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(e)           Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(f)            subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness or other obligations of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(f), guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(f) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt (or Indebtedness under clause (c) above) shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(g)           Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), (g), (i), (j), (k), (r), (s), (t) and (u);

(h)           (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred prior to or within three hundred sixty-five (365) days following the acquisition, construction, lease, repair, replacement, expansion or improvement of assets (real or personal, and whether through the direct purchase of property or the Equity Interests of a Person owning such property) to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such assets; (ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Effective Date and (B) Capital Leases entered into pursuant to subclause (i) above (provided that, in the case of each of the foregoing subclauses (i) and (ii), the Borrower shall be in Compliance with the Leverage Ratio Covenant on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness (and the use of proceeds thereof); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness; provided, that the aggregate principal amount of Indebtedness permitted by subclauses (i), (ii) and (iii) of this Section 10.1(h) shall not exceed at any time outstanding the greater of $120,000,000 and 2.0% of Consolidated Total Assets;

(i)             Indebtedness outstanding on the Effective Date (provided that any Indebtedness that is in excess of $2,000,000 individually shall only be permitted under this clause (i) to the extent such Indebtedness is set forth on Schedule 10.1) and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(j)             Indebtedness in respect of Hedge Agreements, subject to the limitations set forth in Section 10.10;

(k)            (i)            Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case, after the Effective Date as the result of a Permitted Acquisition or other Investment permitted under Section 10.5; provided that:

(A)          such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(B)           such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries);

(C)           (1) the Equity Interests of such Person are pledged to the Collateral Agent to the extent required under Section 9.11(b) and (2) such Person executes a supplement to each of the Guarantee and the Collateral Agreement and a joinder to the Intercompany Note, in each case to the extent required under Section 9.11; provided that the assets covered by such pledges and security interests may, at the option of the Borrower, to the extent permitted by Section 10.2, equally and ratably secure such Indebtedness assumed with the Secured Parties subject to a Customary Intercreditor Agreement; provided, further, that the requirements of this clause (C) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(h);

(D)           and the property acquired shall not constitute Oil and Gas Properties (and any Person acquired in such Permitted Acquisition or other Investment shall not own or hold any Oil and Gas Properties); and

(E)           immediately after giving effect to the assumption of any such Indebtedness, such acquisition and any related transactions, the Borrower shall be in compliance with the Leverage Ratio Covenant on a Pro Forma Basis; and

(ii)           any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(l)             (i)            Indebtedness incurred to finance a Permitted Acquisition or other Investment; provided that:

(A)           (1) the Equity Interests of such Person acquired in such Permitted Acquisition or other Investment, if any, is pledged to the Collateral Agent to the extent required under Section 9.11(b) and (2) such Person executes supplements to each of the Guarantee and the Collateral Agreement and a joinder to the Intercompany Note, in each case to the extent required under Section 9.11;

(B)           immediately after giving effect to the incurrence of any such Indebtedness, such acquisition and any related transactions, the Borrower shall be in compliance with the Leverage Ratio Covenant on a Pro Forma Basis;

(C)           the maturity of such Indebtedness is not earlier than, and no mandatory repayment or redemption is required prior to, ninety-one (91) days after the Latest Maturity Date of the Loans (determined at the time of issuance or incurrence) (other than customary change of control or asset sale offers or upon any event of default or Indebtedness incurred pursuant to a customary “bridge” facility);

(D)           the holders of such Indebtedness have no recourse to property other than the property so acquired and the property acquired shall not constitute Oil and Gas Properties (and any Person acquired in such Permitted Acquisition or other Investment shall not own or hold any Oil and Gas Properties);

(E)           such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary Guarantor except to the extent such guarantee is permitted under Section 10.5; and

(ii)           any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(m)           [reserved];

(n)           Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, and obligations in respect of letters of credit, bank guaranties or instruments related thereto, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practice;

(o)           (i) other additional Indebtedness and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this Section 10.1(o) shall not at the time of incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a Pro Forma Basis, exceed the greater of $450,000,000 and 7.5% of Consolidated Total Assets (subject to Section 1.12(h) with respect to any Indebtedness incurred pursuant to Section 10.1(o)(ii), measured as of the date of incurrence of such Indebtedness based upon the financial statements most recently available prior to such date) except, in the case of Indebtedness incurred pursuant to Section 10.1(o)(ii), to the extent permitted pursuant to the definition of Permitted Refinancing Indebtedness;

(p)           (i) Indebtedness in respect of Permitted Additional Debt; provided that, (x) immediately after giving effect to the incurrence or issuance thereof and the use of proceeds therefrom, the Borrower shall be in compliance with the Leverage Ratio Covenant on a Pro Forma Basis and (y) the Borrowing Base shall be adjusted to the extent required by Section 2.14(e) and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(q)           Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(r)            Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(s)            Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case, whether payable with cash and/or Equity Interests, assumed or entered into in connection with any Permitted Acquisitions, other Investments permitted by Section 10.5 and the Disposition of any business, assets or Equity Interests not prohibited hereunder;

(t)             Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(u)           Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower or, to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries any direct or indirect parent thereof (it being understood that 100% of such compensation shall be deemed attributable to the ownership and operation of the Borrower and its Subsidiaries at all times when Holdings owns no material assets other than the Equity Interests of the Borrower) and the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(v)           Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

(w)           Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(x)            Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(y)           [reserved];

(z)            [reserved];

(aa)          (i) Indebtedness incurred on behalf of, or Guarantee Obligations in respect of the Indebtedness of, joint ventures (regardless of the form of legal entity) that are not Subsidiaries and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness, in principal amount, when aggregated with the outstanding principal amount of Indebtedness incurred pursuant to this Section 10.1(aa), not to exceed, at the time of incurrence thereof, the greater of $180,000,000 and 3.0% of Consolidated Total Assets (subject to Section 1.12(h) with respect to any Indebtedness incurred pursuant to Section 10.1(aa)(ii), measured as of the date of incurrence of such Indebtedness based on the financial statements most recently available prior to such date) except, in the case of Indebtedness incurred pursuant to Section 10.1(aa)(ii), to the extent permitted pursuant to the definition of Permitted Refinancing Indebtedness;

(bb)          (i) Indebtedness in an aggregate principal amount not to exceed 100% of the net cash proceeds received by the Borrower after the Effective Date from the issuance and sale of its Equity Interests or in connection with the contribution of cash to the capital of the Borrower (other than Disqualified Stock and Cure Amounts); provided that (A) such Indebtedness is incurred within one hundred eighty (180) days after such contribution to the Borrower is made and (B) such Indebtedness is designated as “Contribution Indebtedness” in a certificate from an Authorized Officer on the date incurred; and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(cc)          Indebtedness incurred pursuant to the Bridge Facility; and

(dd)         all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (cc) above.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness for purposes of this Section 10.1. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Stock, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Section 10.2           Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)            Liens arising under the Credit Documents to secure the Obligations (including Liens in respect of any Letter of Credit or Letter of Credit Application or Liens contemplated by Section 3.7) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b)           Permitted Liens;

(c)            (x) Liens (including liens arising under Capital Leases to secure Capital Lease obligations) securing Indebtedness permitted pursuant to Section 10.1(h); provided that (i) such Liens attach concurrently with or within three hundred sixty-five (365) days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) financed thereby, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of, such Indebtedness; provided that in each case individual financings provided by one lender may be cross collateralized to other financings provided by such lender (and its Affiliates) and (y) Liens on the assets of a Restricted Subsidiary that is not a Credit Party securing Indebtedness of a Restricted Subsidiary that is permitted pursuant to Section 10.1;

(d)           Liens existing on the Effective Date; provided that any Lien securing Indebtedness in excess of $2,000,000 individually or $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 10.2(d)) shall only be permitted to the extent such Lien is listed on Schedule 10.2(d);

(e)            Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.2; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Indebtedness (plus improvements on and accessions to such property and products and proceeds thereof) (or upon or in after-acquired property (i) that is affixed or incorporated into the property covered by such Lien or (ii) if the terms of such Indebtedness require or include a pledge of after acquired property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall not be any different than the grantors of the Liens securing the debt being refinanced, refunded, extended, renewed or replaced;

(f)           Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary), pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5; provided that (1) if the Liens on such assets secure Indebtedness, such Indebtedness is permitted under Section 10.1 and (2) such Liens attach at all times only to the same assets that such Liens (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) the proceeds and products thereof) attached to, and to the extent such Liens secure Indebtedness, secure only the same Indebtedness (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment and (iv) if the Liens on such assets secure Indebtedness and attach to any Collateral, such Liens are Junior Liens and the representative of the holders of such Indebtedness becomes party to a Customary Intercreditor Agreement as a “Junior Representative” (as defined in such Customary Intercreditor Agreement);

(g)           Liens on the Equity Interests of any Person and the assets of such Person, in each case, that becomes a Restricted Subsidiary pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5, or the assets of such a Restricted Subsidiary or its Subsidiaries, in each case, to secure Indebtedness incurred pursuant to Section 10.1(l); provided that such Liens attach at all times only to the Equity Interests or assets of such Restricted Subsidiary and its Subsidiaries;

(h)           Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i)             Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j)             Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l)             Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)           Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(p)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)           Liens in respect of Production Payments and Reserve Sales, subject to adjustment of the Borrowing Base as set forth in Section 2.14(g) to the extent required under Section 10.4(b);

(r)            the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s)           agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t)            [reserved];

(u)            Liens securing any Indebtedness permitted by Sections 10.1(f) (solely and to the same extent that the Indebtedness guaranteed by such Guarantee Obligations is permitted to be subject to a Lien hereunder), (m) (as long as such Liens attach only to assets of Foreign Subsidiaries and Domestic Subsidiaries that are not Subsidiary Guarantors), (n), (p) (provided that, in the case of clause (p), such Liens are Junior Liens on the Collateral and subject a Customary Intercreditor Agreement), (q), (s) and (x);

(v)            Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) such Lien materially impairs the use of the property covered by such Lien for the purposes for which such property is held;

(w)           [reserved];

(x)            Liens on Equity Interests in a joint venture securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(y)           Liens on cash or Permitted Investments held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions, in each case solely to the extent the relevant release, discharge, redemption or defeasance would not be prohibited hereunder; and

(z)            (i) additional Liens on property not constituting Borrowing Base Properties securing obligations not to exceed the greater of $120,000,000 and 2.0% of Consolidated Total Assets in the aggregate and (ii) Junior Liens on Collateral so long as in the case of this clause (z)(ii), the outstanding principal amount of the obligations secured thereby, when aggregated with the outstanding principal amount of other obligations secured by Liens permitted under this clause (z)(ii), at the time of the incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a Pro Forma Basis, does not exceed the greater of $120,000,000 and 2.0% of Consolidated Total Assets in the aggregate.

No intention to subordinate the first priority Lien granted in favor of the Administrative Agent, the Collateral Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of the Liens permitted under this Section 10.2 or the use of the phrase “subject to” when used in connection with Permitted Liens, Liens permitted by this Section 10.2 or otherwise.

Section 10.3           Limitation on Fundamental Changes. Except as permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, divide, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a)            any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person (and the Borrower shall remain an entity organized or existing under the laws of the United States, any state thereof) or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Event of Default or Loan Limit Deficiency has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, (iv) such merger, amalgamation or consolidation does not adversely affect the Collateral in any material respect, (v) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis immediately after giving effect to such merger, amalgamation or consolidation, (B) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (F) [reserved]; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (G) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; and (vi) at least five (5) days prior thereto, the Administrative Agent shall have received (x) notice of such pending merger, amalgamation or consolidation and (y) all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Administrative Agent;

(b)           any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, unless otherwise permitted by Section 10.5, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Collateral Agreement and any applicable Mortgage, and a joinder to the Intercompany Note, each in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note, (iii) no Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis immediately after giving effect to such merger, amalgamation or consolidation, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Collateral Agreement and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; and (v) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been requested by the Administrative Agent;

(c)           any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d)           any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into the Borrower or any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor so long as after giving effect to such transaction the Collateral Coverage Minimum would be satisfied and the Borrower shall be in compliance with Section 9.11 on a Pro Forma Basis determined as if such merger, consolidation or amalgamation or Disposition had occurred as of the last day of the previous fiscal quarter and without regard to the 45-day timeframe provided in Section 9.11; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, an “Investment” and subject to the limitations set forth in Section 10.5 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e)           any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(f)            the Borrower and its Restricted Subsidiaries may consummate the Transactions;

(g)           the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, amalgamation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4 or an Investment permitted by Section 10.5; and

(h)           any merger the sole purpose of which is to reincorporate or reorganize a Credit Party in another jurisdiction in the United States shall be permitted as long as such merger does not adversely affect the value of the Collateral in any material respect and the surviving entity assumes all Obligations of the applicable Credit Parties under the Credit Documents and delivers any applicable information requested by the Administrative Agent or any Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.4           Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, transfer (including via a Farm-Out Agreement and any Production Payments and Reserve Sales) or otherwise dispose (including Liquidating any Hedge Agreement) (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Equity Interests, except that:

(a)           the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business, (ii) Permitted Investments, and (iii) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b)           the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Equity Interests of any Restricted Subsidiary or of any Minority Investment owning Oil and Gas Properties (and including, but without limitation, Dispositions in respect of Production Payments and Reserve Sales and in connection with net profits interests, operating agreements, Farm-In Agreements, Farm-Out Agreements, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties); provided that such Disposition is for Fair Market Value; provided, further, that if such Disposition of Oil and Gas Properties or of any Equity Interests of any Restricted Subsidiary or Minority Investment owning Oil and Gas Properties involves Borrowing Base Properties included in the most recently delivered Reserve Report and the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of since the later of (i) the last redetermination date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(g) exceeds 5.0% of the then-effective Borrowing Base, then no later than two (2) Business Days after the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(g); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Loan Limit Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Loan Limit Deficiency after giving effect to such Disposition;

(c)           the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof must either be a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d)           the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.2, 10.3 (other than Section 10.3(g)), 10.5 (other than Section 10.5(x)) or 10.6;

(e)           the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real property (other than leases in respect of Oil and Gas Property), personal or intellectual property in the ordinary course of business;

(f)            Dispositions (including like-kind exchanges) of property (other than Borrowing Base Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g)           Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and Farm-Out Agreements with respect to undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such Farm-Out Agreements;

(h)           Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 10.5(j);

(i)             any issuance or sale of Equity Interests in connection with the consummation of the Transactions;

(j)             transfers of property subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral;

(k)            Dispositions of accounts receivable in true sale transactions (i) in connection with the collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(l)             the unwinding of any Hedge Agreement (subject to the terms of Section 2.14(f));

(m)           Dispositions of Oil and Gas Properties or any interest therein or the Equity Interests of any Restricted Subsidiary or of any Minority Investment owning Oil and Gas Properties that are not Borrowing Base Properties and other assets not included in the Borrowing Base;

(n)           any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary, so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary) for Fair Market Value;

(o)           any swap of assets (other than Permitted Investments) in exchange for assets of the same type of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(p)           (i) the abandonment or lapse of intellectual property that is not material to the operation of the business of the Borrower and its Restricted Subsidiaries and (ii) any Disposition of intellectual property licenses, which, in the aggregate, does not materially impair the operation of the business of the Borrower and its Restricted Subsidiaries; and

(q)           Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a transaction permitted by Section 10.3, or in connection with an Investment otherwise permitted pursuant to Section 10.5 or a Disposition otherwise permitted pursuant to clauses (a) through (p) above.

To the extent any Collateral is Disposed of as expressly permitted by this Section 10.4 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 10.5           Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries, to (i) purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other Person, (ii) make any loans or advances to or guarantees of the Indebtedness of any other Person, or (iii) purchase or otherwise acquire (in one transaction or a series of related transactions) (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person (each, an “Investment”), except:

(a)           extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b)           Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c)           loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed the greater of $20,000,000 and 0.30% of Consolidated Total Assets;

(d)           (i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Effective Date as set forth on Schedule 10.5(d), (ii) Investments existing on the Effective Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment set forth on Schedule 10.5(d) (other than (x) pursuant to an increase as required by the terms of any such Investment as in existence on the Effective Date or (y) as otherwise permitted under this Section 10.5);

(e)           any Investment acquired by the Borrower or any of its Restricted Subsidiaries: (i) in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by the Borrower or any such Restricted Subsidiary in each case in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer), (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(f)           (i) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings or a Parent Entity or (ii) Investments made out of the net cash proceeds of an offering of Qualified Equity Interests of Holdings or a Parent Entity to the extent contributed to the Borrower or a Restricted Subsidiary so long as such Investment is made within 180 days of such offering;

(g)           Investments (i) by the Borrower in any Guarantor or by any Guarantor in the Borrower, and (ii) by any Restricted Subsidiary that is not a Guarantor in Holdings, the Borrower or any other Restricted Subsidiary; provided, that Investments by any Restricted Subsidiary that is not a Guarantor in the Borrower or any Guarantor shall be subordinated in right of payment to the Loans, and (iii) by the Borrower or any Guarantor in any Restricted Subsidiary that is not a Guarantor; provided, that the aggregate amount outstanding pursuant to this Section 10.5(g)(iii)  at the time such Investment is made, would not exceed the greater of $120,000,000 and 2.0% of Consolidated Total Assets (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date);

(h)           Investment by the Borrower or any Guarantor in any Restricted Subsidiary that is not a Guarantor, provided that, such Investments are made with Excluded Contribution Assets within thirty (30) days after the date such assets were designated as such;

(i)           Investments constituting Permitted Acquisitions;

(j)           Investments (including but not limited to (i) Minority Investments and Investments in Unrestricted Subsidiaries, (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries, (iii) Investments in Subsidiaries that are not Credit Parties and (iv) Investments in respect of royalty trusts and master limited partnerships), in each case valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made; provided that, such Investments (i) are made with Excluded Contribution Assets within thirty (30) days after the date such assets were designated as such or (ii) without duplication of the preceding clause (i), do not exceed an aggregate amount outstanding pursuant to this Section 10.5(j)(ii) equal to the sum of (A) the net cash proceeds received by the Borrower or any of its Restricted Subsidiaries from a Disposition of Excluded Contribution Assets, in each case, to the extent not otherwise applied in determining the permissibility of a transaction under the Credit Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose, (B) the greater of (I) $120,000,000 and (II) 2.0% of Consolidated Total Assets (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date) and (C) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment described in this Section 10.5(j) (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made);

(k)           Investments made at any such time, (i) so long as (A) immediately after giving effect thereto on a Pro Forma Basis no Event of Default or Loan Limit Deficiency shall have occurred and be continuing, (B) Available Commitments are not less than 20.0% of the then effective Aggregate Elected Commitment Amount (on a Pro Forma Basis immediately after giving effect to such Investment) and (C) the Consolidated Total Debt to EBITDAX Ratio shall not be greater than 2.75 to 1.00 (on a Pro Forma Basis after giving effect to such Investment) or (ii) so long as (A) no Event of Default or Loan Limit Deficiency shall have occurred and be continuing and (B) no Loans are outstanding under this Agreement;

(l)            Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4 or any other disposition of assets not constituting a Disposition;

(m)           Investments made to repurchase or retire Equity Interests of the Borrower or any Parent Entity thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof); provided that such Investment is otherwise permitted by Section 10.6 (other than Section 10.6(c) and 10.6(f)(ix));

(n)           Investments consisting of Restricted Payments permitted under Section 10.6 (other than Section 10.6(c) and 10.6(f)(ix));

(o)           loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6;

(p)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(q)           Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(r)            advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(s)           guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t)            Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Effective Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(u)           Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to Farm-Out Agreements, Farm-In Agreements, joint operating, joint venture (other than a joint venture in the form of a partnership, corporation, or limited liability company), joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement (other than a joint venture in the form of a partnership, corporation, or limited liability company);

(v)           to the extent constituting an Investment, the Effective Date Acquisition Agreement;

(w)           Investments in Hedge Agreements permitted by Section 10.1 and Section 10.10;

(x)           Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 10.5(n)) consisting of Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 10.1 (other than Sections 10.1(d)(iii) and (g)(ii)), 10.3, 10.4 (other than Section 10.4(d)) and 10.6 (other than 10.6(c));

(y)           in the case of the Borrower and its Restricted Subsidiaries, Investments consisting of (i) intercompany Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (ii) intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Restricted Subsidiaries; provided that in the case of any such Indebtedness owing by a Restricted Subsidiary that is not a Guarantor to the Borrower or a Guarantor, such Indebtedness shall be evidenced by the Intercompany Note pledged in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Agreement;

(z)            Investments resulting from pledges and deposits under clauses (d) and (e) of the definition of “Permitted Liens” and clauses (j), (o), (w) and (y) of Section 10.2;

(aa)          advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the relevant Restricted Subsidiary;

(bb)          Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(cc)          Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(dd)         [reserved];

(ee)          Investments consisting of the contribution of Equity Interests of any Foreign Subsidiary or FSHCO to any other Foreign Subsidiary or FSHCO; and

(ff)           any Investment constituting a Disposition or transfer of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition or transfer in connection with an Investment otherwise permitted pursuant to clauses (a) through (dd) above or in connection with a transaction permitted by Section 10.3 or in connection with a Disposition permitted pursuant to Section 10.4.

Section 10.6           Limitation on Restricted Payments. The Borrower will not directly or indirectly pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Equity Interests) or redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or the Equity Interests of any Parent Entity (other than through the issuance of additional Qualified Equity Interests), or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (except in connection with an Investment permitted under Section 10.5) any Equity Interests of the Borrower or any Parent Entity, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except:

(a)           the Borrower may (or may make Restricted Payments to permit any Parent Entity thereof to) redeem in whole or in part any of its or a Parent Entity’s Equity Interests in exchange for another class of its (or such Parent Entity’s) Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Equity Interests redeemed thereby, and the Borrower may pay Restricted Payments to Holdings payable solely in the Equity Interests (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b)           the Borrower may (i) (or may make Restricted Payments to permit any Parent Entity thereof to) redeem, acquire, retire or repurchase shares of its (or such Parent Entity’s) Equity Interests held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries or any Parent Entity thereof, in connection with the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Restricted Payments made under this clause (b) does not exceed in any calendar year the sum of (A) $20,000,000 (with unused amounts in any calendar year being carried over to the next two succeeding calendar years) plus (B) all net cash proceeds obtained by or contributed to the Borrower during such calendar year from the sales of Equity Interests to other future, present or former officers, consultants, employees, directors and managers in connection with any permitted compensation and incentive arrangements plus (C) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year plus (D) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests; notwithstanding the foregoing, the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (B), (C) and (D) above in any calendar year and provided, further, that cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), of the Borrower, any Restricted Subsidiary, any direct or indirect parent company of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(c)            to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5 (other than Sections 10.5(m), (n) and (o));

(d)            to the extent constituting Restricted Payments, the Borrower may consummate transactions expressly permitted by Section 10.3;

(e)            the Borrower may repurchase Equity Interests of the Borrower (or any Parent Entity thereof) upon exercise of stock options or warrants if such Equity Interests represents all or a portion of the exercise price of such options or warrants;

(f)            the Borrower may make and pay Restricted Payments to Holdings or any other Parent Entity of the Borrower:

(i)           the proceeds of which will be used to pay (or to make Restricted Payments to allow Holdings or any other Parent Entity to pay), with respect to any taxable period (or a portion thereof) (x) for which the Borrower and any of its subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable foreign, state or local income Tax purposes (each, a “Tax Group”) of which a Parent Entity is the common parent, or (y) for which the Borrower is a partnership or disregarded entity for U.S. federal or applicable foreign, state or local income Tax purposes that is wholly owned (directly or indirectly) by a Person that is taxable as a corporation for such income Tax purposes, dividends or distributions by the Borrower or any of its subsidiaries, as applicable, to Holdings or any Parent Entity of the Borrower in an amount not to exceed the sum of (A) the amount of any U.S. federal, foreign, state and/or local income Taxes that the Borrower and/or its subsidiaries that are members of the relevant Tax Group, as applicable, would have paid for such taxable period had the Borrower and/or such subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group; provided, taking into account any such income Taxes directly paid or withheld at the level of the Borrower or such subsidiaries and (B) such amounts as are needed to pay any amounts owed by a Parent Entity of the Borrower under any tax receivable agreement with customary terms for similar transactions relating to any assets acquired by the Borrower or its subsidiaries after the Effective Date; provided, further that distributions pursuant to this clause (i) in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose;

(ii)           the proceeds of which will be used to pay, with respect to any taxable period (or a portion thereof) ending after the Effective Date during which the Borrower is a pass-through entity (including a partnership or disregarded entity (other than a partnership or disregarded entity described in clause (i)(y) above)), dividends or distributions to any member or partner of the Borrower, on or prior to each estimated Tax payment date as well as each other applicable due date, on a pro rata basis such that each such member or partner (or its direct or indirect members or partners, if applicable) receives, in the aggregate for such period, payments or distributions not to exceed the sum of (A) such member or partner’s U.S. federal, state and/or local income Taxes (as applicable) attributable to its direct or indirect ownership of the Borrower and its pass-through subsidiaries with respect to such taxable period (assuming that such member or partner is subject to Tax at the highest combined marginal U.S. federal, state, and/or local income Tax rates (including any Tax rate imposed on “net investment income” by Section 1411 of the Code) applicable to an individual or, if higher, a corporation, resident in New York, New York (for the avoidance of doubt, regardless of the actual rate applicable to such member or partner), determined by taking into account (I) the deductibility of state and local income Taxes for U.S. federal income Tax purposes (disregarding any deduction that is subject to a Dollar limitation), (II) the alternative minimum tax, (III) any U.S. federal, state and/or local (as applicable) loss carryforwards of such member or partner available from losses of such member or partner attributable to its direct or indirect ownership of the Borrower and its subsidiaries for prior taxable periods ending after the Effective Date to the extent such loss is of a character that would allow such loss to be available to reduce Taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such Taxes and to the extent such loss had not already been utilized), (IV) the character (e.g. long-term or short-term capital gain or ordinary or exempt) of the applicable income, (V) any adjustments of such member or partner by reason of Section 734(b) or Section 743(b) of the Code attributable to its direct or indirect ownership in the Borrower, and (VI) any adjustment to such member or partner’s taxable income attributable to its direct or indirect ownership of the Borrower and its subsidiaries as a result of any Tax examination, audit or adjustment with respect to any period or portion thereof ending after the Effective Date and (B) in the case of such member or partner that is a Parent Entity of the Borrower with an obligation under any tax receivable agreement with customary terms for similar transactions relating to any assets acquired by the Borrower or its subsidiaries after the Effective Date, such amounts as are needed by it during the relevant period in excess of the amount that will enable it to satisfy all of its U.S. federal, state and local and foreign Tax liabilities for such taxable period or portion thereof to pay amounts owed by it under such tax receivable agreement; provided that the amounts payable under this clause (ii)(B) shall be reduced by any excess distributions from the Borrower received by the relevant Parent Entity after the Effective Date over the actual income tax liability of such Parent Entity attributable to the Borrower to the extent such excess distributions were not contributed to the Borrower (provided that distributions pursuant to this clause (ii) in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose);

(iii)          the proceeds of which shall be used to allow any Parent Entity to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and other professional costs and expenses) to the extent attributable to the ownership or operation of the Borrower, it being understood that 100% of the foregoing costs and expenses shall be deemed attributable to the ownership and operation of the Borrower at all times when such Parent Entity owns no material assets other than the Equity Interests of the Borrower or any other Parent Entity;

(iv)          the proceeds of which shall be used by such Parent Entities to pay Restricted Payments contemplated by Section 10.6(b);

(v)           the proceeds of which shall be used to make Restricted Payments to allow any Parent Entity to pay fees and expenses related to any equity issuance or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement, whether or not consummated;

(vi)          the proceeds of which shall be used to pay fees and expenses (including real and personal property Taxes, and franchise, excise or similar Taxes) required to maintain its corporate or legal existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees and consultants of any Parent Entity, and any payroll, social security or similar Taxes thereof, to the extent such salaries, bonuses, other benefits and indemnities are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, it being understood that 100% of the foregoing costs and expenses shall be deemed attributable to the ownership and operation of the Borrower at all times when such Parent Entity owns no material assets other than the Equity Interests of the Borrower or any other Parent Entity;

(vii)         in the form of Equity Interests of the Borrower (other than Disqualified Stock not otherwise permitted by Section 10.1);

(viii)        to pay interest, principal and/or other payments (including AHYDO “catch-up payments”) on Indebtedness the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise, considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with Section 10.1;

(ix)           to finance Permitted Acquisitions and other Investments or other acquisitions in each case otherwise permitted to be made under Section 10.5 if made by the Borrower; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (B) such direct or indirect parent company shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one of its Restricted Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 10.3) in order to consummate such Investment or other acquisition, (C) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance herewith and (D) to the extent constituting an Investment, such Investment shall be deemed to be made by Borrower or such Restricted Subsidiary pursuant to Section 10.5; and

(x)           the proceeds of which shall be used to pay Public Company Costs; and

(xi)          [reserved];

(g)           the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with (A) any dividend, split or combination thereof or any Permitted Acquisition or other Investment permitted under Section 10.5 and (B) any conversion request by a holder of convertible Indebtedness and (ii) make cash payments in accordance with the terms of convertible Indebtedness in connection with any conversion request by a holder thereof so long as, in the case of the foregoing clauses (i)(B) and (ii), immediately after giving effect thereto on a Pro Forma Basis, (1) no Default or Event of Default shall have occurred and be continuing and (2) no Loan Limit Deficiency exists,

(h)           the Borrower may pay any dividends or distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i)           immediately after giving effect thereto on a Pro Forma Basis, the Borrower may declare and make additional cash Restricted Payments to the holders of its or any Parent Entity’s Equity Interests so long as:

(i)            (x) no Event of Default or Loan Limit Deficiency shall have occurred and be continuing, (y) Available Commitments are not less than 20.0% of the then effective Aggregate Elected Commitment Amount (on a Pro Forma Basis immediately after giving effect to such Restricted Payment) and (z) the Consolidated Total Debt to EBITDAX Ratio shall not be greater than 2.75 to 1.00 (on a Pro Forma Basis after giving effect to such Restricted Payment); or

(ii)           (x) no Event of Default or Loan Limit Deficiency shall have occurred and be continuing and (y) no Loans are outstanding under this Agreement;

(j)             the Borrower may consummate the Transactions and make Restricted Payments in connection therewith and transactions related thereto (and pay fees and expenses in connection therewith on or following the Effective Date, including those owed to Affiliates), and make payments described in Sections 9.9(a), (f), (g), (h), (j) and (l) (subject to the conditions set out therein);

(k)            [reserved];

(l)             payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement; and

(m)           Restricted Payments that are (i) made with Excluded Contribution Assets within thirty (30) days after the date such assets were designated as such or (ii) without duplication of the preceding clause (i), the net cash proceeds received by the Borrower or any of its Restricted Subsidiaries from a Disposition of Excluded Contribution Assets, in each case, to the extent not otherwise applied in determining the permissibility of a transaction under the Credit Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

Section 10.7           Limitations on Debt Payments and Amendments.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary to prepay, repurchase or redeem or otherwise defease prior to its scheduled maturity any Indebtedness for borrowed money that is unsecured (other than Indebtedness permitted by Section 10.1(cc); provided that any Permitted Refinancing Indebtedness of such Indebtedness permitted by Section 10.1(cc) shall be subject to the restrictions contained in this Section 10.7(a)) or expressly subordinated in right of payment or is secured by a Lien that is junior to the Liens securing the Obligations (or any Permitted Refinancing Indebtedness in respect thereof to the extent constituting Junior Debt) (such other Indebtedness or any Permitted Refinancing Indebtedness in respect thereof, “Junior Debt”) (for the avoidance of doubt, it being understood that payments of regularly-scheduled cash interest in respect of Junior Debt and any AHYDO payments shall be permitted); provided, however, that the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem or defease prior to its scheduled maturity any Junior Debt (i) in exchange for or with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging any Junior Debt to Qualified Equity Interests of the Borrower or any Parent Entity, (iii) so long as (A) immediately after giving effect thereto on a Pro Forma Basis no Event of Default or Loan Limit Deficiency shall have occurred and be continuing, (B) Available Commitments are not less than 20.0% of the then effective Aggregate Elected Commitment Amount (on a Pro Forma Basis immediately after giving effect to such prepayment, repurchase, redemption or defeasement) and (C) the Consolidated Total Debt to EBITDAX Ratio shall not be greater than 2.75 to 1.00 (on a Pro Forma Basis after giving effect to such prepayment, repurchase, redemption or defeasement), (iv) so long as (A) no Event of Default or Loan Limit Deficiency shall have occurred and be continuing and (B) no Loans are outstanding under this Agreement or (v) with the net cash proceeds of an offering of Qualified Equity Interests of Holdings or a Parent Entity to the extent contributed to the Borrower or a Restricted Subsidiary so long as such prepayment, repurchase, redemption or defeasement is made within 180 days of such offering; provided, further, that, after giving effect to any adjustment of the Borrowing Base made pursuant to Section 2.14(g) and any repayment of the Loans required in connection therewith, the Borrower or any Restricted Subsidiary may make mandatory prepayments in respect of any Junior Debt with the proceeds of the disposition of any assets that have been pledged to secure such Junior Debt;

(b)           The Borrower will not amend or modify the terms of any Junior Debt, other than amendments or modifications that (A) would not be materially adverse to the Lenders, taken as a whole (as determined in good faith by the Borrower), (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness” that may be incurred to Refinance any such Indebtedness, (C) would have the effect of converting any Junior Debt to Qualified Equity Interests of the Borrower or a Parent Entity or (D) to the extent such amendment or modification would not have been prohibited under this Agreement at the time such Permitted Refinancing Indebtedness, Junior Debt or documentation was first issued, incurred or entered into, as applicable; and

(c)            Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case, unless an Event of Default pursuant to Section 11.1 or 11.5 has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.

Section 10.8           Negative Pledge Agreements. The Borrower will not, and will not permit any of the Subsidiary Guarantors to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document) that limits the ability of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to each of the following Contractual Requirements that:

(a)           (i) exist on the Effective Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (ii) to the extent Contractual Requirements permitted by subclause (i) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement in any material respect;

(b)           are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(c)            [reserved];

(d)           arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition;

(e)            are customary provisions in joint venture agreements and other similar agreements permitted by Section 10.5 and applicable to joint ventures or otherwise arise in agreements which restrict the Disposition or distribution of assets or property subject to oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business and customary provisions in any Agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;

(f)            are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(g)           are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(h)           are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i)             restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(j)            are imposed by Requirements of Law;

(k)           exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement is not materially more restrictive, taken as a whole, than the Indebtedness being refinanced;

(l)             customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligation;

(m)           are included in any agreement relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.8;

(n)           are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 10.1 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Credit Documents or documentation with respect to the Senior Unsecured Notes, the Bridge Facility or Senior WildFire Notes (or Permitted Refinancing Indebtedness issued or incurred to Refinance such Senior Unsecured Notes, Bridge Facility or Senior WildFire Notes, as applicable) as determined by the Borrower in good faith;

(o)           are restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);

(p)           are encumbrances or restrictions contained in an agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and

(q)           comprise negative pledges or restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(r)            are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 10.9           Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)           contractual encumbrances or restrictions in effect on the Effective Date, including pursuant to the Credit Documents and any Hedging Obligations;

(b)           (i) the Senior Unsecured Notes and the Senior Unsecured Notes Indenture (or Permitted Refinancing Indebtedness issued or incurred to Refinance such Senior Unsecured Notes), (ii) the Bridge Facility (or Permitted Refinancing Indebtedness issued or incurred to Refinance such Bridge Facility) and (iii) the Senior WildFire Notes and the Senior WildFire Notes Indenture (or Permitted Refinancing Indebtedness issued or incurred to Refinance such Senior WildFire Notes);

(c)           purchase money obligations for property acquired in the ordinary course of business and Capital Lease obligations that impose restrictions on transferring the property so acquired;

(d)           any applicable Requirement of Law;

(e)            any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f)            contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary;

(g)           secured Indebtedness otherwise permitted to be incurred pursuant to Section 10.1 and Section 10.2 as it relates to the right of the debtor to dispose of the assets securing such Indebtedness;

(h)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)             other Indebtedness of (i) Restricted Subsidiaries permitted to be incurred subsequent to the Effective Date pursuant to Section 10.1 so long as either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Effective Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to impair the ability of the Borrower to make scheduled payments of cash interest on the Loans when due or (ii) Foreign Subsidiaries as to such Foreign Subsidiaries and their Subsidiaries;

(j)             customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property or are otherwise customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;

(k)            customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(l)             any agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition; and

(m)           any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 10.10         Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than:

(a)           Hedge Agreements in respect of commodities entered into not for speculative purposes the net notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) do not exceed, as of the date the latest hedging transaction is entered into under a Hedge Agreement, 85% of the reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves (as forecast based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable) for the fifty-four (54) month period from the date of creation of such hedging arrangement (the “Ongoing Hedges”). In addition to the Ongoing Hedges, in connection with a proposed Permitted Acquisition (a “Proposed Acquisition”), and without limiting the ability of the Borrower to enter into incremental hedging in connection with a Permitted Acquisition within the limitations set forth in the first sentence of this Section 10.10(a), the Credit Parties may also enter into incremental hedging contracts with respect to the Credit Parties’ reasonably anticipated projected production from the total Proved Reserves of the Borrower and its Restricted Subsidiaries as forecast based upon the most recent Reserve Report having notional volumes not in excess of 15% of the Credit Parties’ existing projected production prior to the consummation of such Proposed Acquisition for a period not exceeding thirty-six (36) months from the date such hedging arrangement is created, during the period between (1) the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (2) the earliest of (a) the date of consummation of such Proposed Acquisition, (b) the date of termination of such Proposed Acquisition and (c) one-hundred twenty (120) days after the date of execution of such definitive acquisition agreement (or such longer period as to which the Administrative Agent may agree); provided, however, notwithstanding the foregoing, in no event shall the notional volumes of incremental hedging contracts entered into in connection with a Proposed Acquisition exceed 85% of the reasonably anticipated Hydrocarbon production from the total Proved Reserves attributable to the properties to be acquired pursuant to the Proposed Acquisition, for each of crude oil, natural gas and natural gas liquids, calculated separately, as forecast based upon a Reserve Report delivered to the Administrative Agent in connection therewith; provided, further, that all such incremental hedging contracts entered into with respect to a Proposed Acquisition must be terminated or unwound within ninety (90) days following the date of termination of such Proposed Acquisition. It is understood that (x) the foregoing limitations shall in any event exclude basis differential swaps, put contracts and floors and (y) commodity Hedge Agreements which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes;

(b)           other Hedge Agreements (other than any Hedge Agreements in respect of equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions) entered into not for speculative purposes;

(c)            it is understood that for purposes of this Section 10.10, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and/or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole; and

(d)           for purposes of entering into or maintaining Ongoing Hedges under Section 10.10(a), forecasts of reasonably projected Hydrocarbon production volumes and reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable, shall be revised to account for any increase or decrease therein anticipated because of information obtained by Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

Section 10.11         Financial Performance Covenants.

(a)           The Borrower will not permit the Consolidated Total Debt to EBITDAX Ratio as of the last day of any Test Period (commencing with the first fiscal quarter ending on or after the Effective Date), to be greater than 3.50 to 1.00.

(b)           The Borrower will not permit the Consolidated Current Ratio as of the last day of any Test Period (commencing with the first fiscal quarter ending on or after the Effective Date), to be less than 1.00 to 1.00.

Section 10.12         Amendments to Organizational Documents. The Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders (as determined by the Borrower acting in its reasonable discretion) the organizational documents of such entities.

Section 10.13         Foreign Operations. From and after the Effective Date, the Borrower shall not, and shall not permit any Restricted Subsidiary to, acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties not located within the geographical boundaries of the United States or form, acquire or make any Investments in any Person that is organized under the laws of jurisdictions other than the United States or any state thereof, or the District of Columbia.

ARTICLE 11
Events of Default

Upon the occurrence and during the continuation of any of the following specified events (each an “Event of Default”):

Section 11.1           Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or any Unpaid Drawings or (b) default, and such default shall continue for five (5) or more consecutive days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

Section 11.2           Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

Section 11.3           Covenants. Any Credit Party shall:

(a)            default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), 9.5 (solely with respect to the Borrower), 9.18, 9.19 or 9.20 or Article 10; or

(b)           default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least thirty (30) consecutive days after receipt of written notice thereof by the Borrower from the Administrative Agent.

Section 11.4           Default Under Other Agreements.

(a)           The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Indebtedness described in Section 11.1) beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (1) with respect to indebtedness in respect of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements, (2) any event requiring prepayment pursuant to customary asset sale or change of control provisions and (3) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, unless, in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower, or

(b)           Without limiting the provisions of clause (a) above, any such default under any such Material Indebtedness shall cause such Material Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and (i) with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements, (ii) other than pursuant to customary asset sale or change of control provisions and (iii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement) prior to the stated maturity thereof.

Section 11.5           Bankruptcy, Etc. Holdings, the Borrower or any Restricted Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy” or any other applicable insolvency, debtor relief, or debt adjustment law; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Restricted Subsidiary and the petition is not dismissed or stayed within sixty (60) days after commencement of the case, proceeding or action, Holdings, the Borrower or the applicable Restricted Subsidiary consents to the institution of such case, proceeding or action prior to such sixty (60)-day period, or any order of relief or other order approving any such case, proceeding or action is entered; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or similar person is appointed for, or takes charge of, Holdings, the Borrower or any Restricted Subsidiary or all or any substantial portion of the property or business thereof; or Holdings, the Borrower or any Restricted Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or the like for it or any substantial part of its property or business to continue undischarged or unstayed for a period of sixty (60) consecutive days; or Holdings, the Borrower or any Restricted Subsidiary makes a general assignment for the benefit of creditors.

Section 11.6           ERISA.

(a)           (i) The Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof), or (ii) an ERISA Event has or is reasonably like to occur; and

(b)           there would result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and

(c)           such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect.

Section 11.7           Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall assert in writing that any such Guarantor’s obligations under the Guarantee are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

Section 11.8           Security Documents. The Collateral Agreement, Mortgage or any other Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall assert in writing that any grantor’s obligations under the Collateral Agreement, the Mortgage or any other Security Document are not in effect or not legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

Section 11.9           Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability in excess of the greater of $150,000,000 and 2.5% of Consolidated Total Assets or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days.

Section 11.10         Change of Control. A Change of Control shall have occurred.

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may with the consent of and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (c) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment and Swingline Commitment terminated, whereupon the Commitment of each Lender and the Swingline Lender, as the case may be, shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (c) demand cash collateral in respect of any outstanding Letter of Credit pursuant to Section 3.7(b) in an amount equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

Section 11.11          Application of Proceeds. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall, subject to the terms of any applicable Customary Intercreditor Agreement, be applied:

(a)            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 12.7 and amounts payable under Article 2) payable to the Administrative Agent and/or Collateral Agent in such Person’s capacity as such;

(b)           Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 12.7) arising under the Credit Documents and amounts payable under Article 2, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)           Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Unpaid Drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

(d)           Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Unpaid Drawings and Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of Letters of Credit Outstanding comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 3.7, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to Cash Collateralize such Letters of Credit Outstanding, (y) subject to Section 3.7, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fourth shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be distributed in accordance with this clause Fourth;

(e)            Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(f)            Last, the balance, if any, after Payment in Full, to the Borrower or as otherwise required by Requirements of Law.

Subject to Section 3.7, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Notwithstanding the foregoing, no amounts received from any Guarantor or Parent Entity Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor or Parent Entity Guarantor.

Section 11.12         Equity Cure.

(a)           Notwithstanding anything to the contrary contained in this Article 11 or in any Credit Document, in the event that the Borrower fails to comply with the requirements of Section 10.11(a) or Section 10.11(b), then (A) at any time after the beginning of such fiscal quarter (but, in any event, after the Effective Date) until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating the Consolidated Total Debt to EBITDAX Ratio and/or the Consolidated Current Ratio is required to be delivered pursuant to Section 9.1(c) (the “Cure Deadline”), the Borrower shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds (which cash proceeds shall be received no earlier than the first day of the applicable fiscal quarter for which there is a failure to comply with the applicable Financial Performance Covenant) from an issuance of Qualified Equity Interests (other than Disqualified Stock) for cash as a cash capital contribution (or from any other contribution of cash to capital or issuance or sale of any other Equity Interests on terms reasonably acceptable to the Administrative Agent), and upon receipt by the Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, any applicable Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)            Consolidated EBITDAX and/or Consolidated Current Assets, as specified by the Borrower, shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the applicable Financial Performance Covenant with respect to (A) in the case of an increase in Consolidated EBITDAX, any Test Period that includes the fiscal quarter for which the Cure Right was exercised and (B) in the case of an increase in Consolidated Current Assets, the Test Period then ending and, in all cases, not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)           if, after giving effect to the foregoing recalculations (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of Holdings and the Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Borrower shall then be in compliance with the requirements of the applicable Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of such Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement; provided that (A) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised, (B) Cure Rights shall not be exercised more than four times during the term of this Agreement, (C) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with any such applicable Financial Performance Covenant above (such amount, the “Necessary Cure Amount”; it being understood that, for the avoidance of doubt, the Necessary Cure Amount required to cure the two separate Financial Performance Covenants in respect of a fiscal quarter may differ); provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter, then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the applicable Financial Performance Covenants for such fiscal quarter (such amount, the “Expected Cure Amount”), (D) with respect to an increase of Consolidated EBITDAX, in respect of the fiscal quarter in which such Cure Right was exercised and for each Test Period that includes such fiscal quarter, all such Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with the applicable Financial Performance Covenants, (E) with respect to an increase in Consolidated Current Assets, in respect of the fiscal quarter in which such Cure Right was exercised, all such Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with the applicable Financial Performance Covenants, (F)  no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the ten (10)-Business Day period referred to above, unless the Borrower shall have received the Cure Amount, and (G) no amounts received pursuant to any exercise of the Cure Right shall be applied to reduce the Indebtedness of the Borrower and the Restricted Subsidiaries on a Pro Forma Basis for purposes of determining compliance with the Financial Performance Covenants for the fiscal quarter in which such Cure Right was made (provided that to the extent such amounts are actually applied to prepay Indebtedness, such reduction may be given effect in determining compliance with the Financial Performance Covenants for fiscal quarters after the fiscal quarter in which such Cure Right was made); and

(iii)          upon receipt by the Administrative Agent of written notice, on or prior to the Cure Deadline, that the Borrower intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the applicable Financial Performance Covenants, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline.

(b)           Expected Cure Amount. Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive cash proceeds from issuance of Equity Interests (other than Disqualified Stock) or a cash capital contribution, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

ARTICLE 12
The Agents

Section 12.1           Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article 12 (other than Section 12.1(c) with respect to the Lead Arrangers and the Bookrunners, and Sections 12.9, 12.11, 12.12 and the last sentence of Section 12.4 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)           The Administrative Agent, the Swingline Lender, each Lender and each Issuing Bank hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Swingline Lender, each Lender and each Issuing Bank irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Swingline Lender, the Lenders or the Issuing Banks, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)            Each of the Lead Arrangers and the Bookrunners, in their capacities as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Article 12.

Section 12.2           Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Subagents selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 12.3           Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

Section 12.4           Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Article 6 and Article 7 on the Effective Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 12.5           Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval or consent of the Majority Lenders, the Required Lenders, each individual lender or adversely affect Lender, as applicable.

Section 12.6           Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender, any Swingline Lender or any Issuing Bank. Each Lender, each Swingline Lender and each Issuing Bank represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 12.7           Indemnification. The Lenders severally agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under Section 13.5 and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after Payment in Full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of any actual or threatened claim, action, suit litigation investigation or proceeding (each, a “Proceeding”) relating to the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any Proceeding; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Collateral Agent’s, as applicable, gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 12.8           Agents in Its Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 12.9           Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Swingline Lender, the Issuing Banks and the Borrower. If the Administrative Agent, any Swingline Lender and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent, Swingline Lender or Collateral Agent, may be removed as Administrative Agent, Swingline Lender or Collateral Agent, as the case may be, at the reasonable request of the Borrower or the Majority Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right to appoint a successor, which successor agent shall be (a) subject to the consent of the Borrower at all times other than during the existence of an Event of Default under Section 11.1 or 11.5 (which consent of the Borrower shall not be unreasonably withheld or delayed) and (b) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided, that in no event shall any such successor be a Defaulting Lender or a Disqualified Institution. If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, the Swingline Lender and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above (provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or Issuing Banks under and Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section 12.9). Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its Subagents and their respective Agent-Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and under the other Credit Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 12.10         Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall severally indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. In addition, each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any applicable Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of any applicable Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes any Issuing Bank and any Swingline Lender.

Section 12.11         Security Documents and Collateral Agent under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, is authorized to (x) enter into or amend the Collateral Agreement on the Effective Date and (y) to amend the Security Documents to add additional Collateral. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is (i) the subject of such Disposition of assets or otherwise becomes an Excluded Equity Interest, an Excluded Asset or property of an Excluded Subsidiary, (ii) to the extent the property constituting Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with Section 5(g) of the Guarantee or otherwise in accordance with this Agreement or (iii) with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (c) release any applicable Guarantor from the Guarantee in connection with such Disposition or in connection with such Guarantor becoming an Excluded Subsidiary, or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented. The Lenders and the Issuing Banks (including in their capacities as potential Cash Management Banks and potential Hedge Banks) irrevocably agree that (x) the Collateral Agent is authorized and the Collateral Agent agrees it shall (for the benefit of Borrower), without any further consent of any Lender, enter into or amend the Customary Intercreditor Agreement or any intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any changes may be made to the Customary Intercreditor Agreement or any applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and with any material modifications to be reasonably satisfactory to the Administrative Agent), (y) the Collateral Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties. Furthermore, the Lenders and the Issuing Banks (including in their capacities as potential Cash Management Bank and potential Hedge Banks) hereby authorize the Administrative Agent and the Collateral Agent to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by clause (j) of the definition of “Permitted Liens” and clauses (c), (e) (with respect to Liens securing Indebtedness permitted under Section 10.1(f)), (f), (g), (j), (o), (p), (w), (x) and (y) of Section 10.2 or otherwise permitted to be senior to the Liens of Administrative Agent or Collateral Agent on such property; provided that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such subordination is permitted under this Agreement.

Section 12.12         Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 12.13         Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid hereunder or under any other Credit Document in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 12.14         Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), but in any event excluding the Credit Parties and their Affiliates, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.14 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Payment Recipient (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Payment Recipient shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 12.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.14(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)

(i)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)            Subject to Section 13.6, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)           The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 12.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)           Each party’s obligations, agreements and waivers under this Section 12.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

(h)           Notwithstanding anything to the contrary herein or in any other Credit Document, neither any Credit Party nor any of its respective Affiliates shall have any obligations or liabilities (including the payment of any assignment or processing fee payable to the Administrative Agent in connection therewith) directly or indirectly arising out of this Section 12.14 in respect of any Erroneous Payment (other than having consented to the assignment referenced in Section 12.14(d)(i) above). The foregoing shall not limit Section 13.5 (but for the avoidance of doubt, it is understood and agreed that, if a Credit Party has paid principal, interest or any other amounts owed to a Secured Party, Section 13.5 shall not require any such Credit Party to pay additional amounts that are duplicative (or by way of Section 13.5, effectively duplicative) of such previously paid amounts).

Section 12.15        Certain ERISA Matters.

(a)           Each Lender (for purposes of this Section 12.15, all references to “Lender” or “Lenders” shall be deemed to include any Issuing Bank) (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto)

ARTICLE 13
Miscellaneous.

Section 13.1          Amendments, Waivers and Releases.

(a)           Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (A) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (B) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive or reduce any portion, or extend the date for the payment (including the Maturity Date), of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and any change due to a change in the Borrowing Base or Available Commitment), or extend the final expiration date of any Lender’s Commitment (provided that (1) any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders, and (2) it is being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the amount of the Commitment or Elected Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment or Elected Commitment as provided herein without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1, or reduce the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders” (it being understood that, with the consent of the Majority Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders, Required Lenders and all Non-Defaulting Lenders on substantially the same basis as the Loans and Commitments are included on the Effective Date) or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) (1) amend the provisions of Sections 2.7, 4.2(a), 4.4(c)(vii), 11.11, 13.8 or any analogous provision of any Security Document, in a manner that would by its terms alter the pro rata sharing of payments, the pro rata reduction of Commitments or pro rata reduction of the Aggregate Elected Commitment Amount required thereby or (2) amend the provisions of Section 11.11 in a manner that would alter the order of application of payments required thereby, in each case, without the prior written consent of each Lender directly and adversely affected thereby, or (iv) amend, modify or waive any provision of Article 12 without the written consent of the then-current Administrative Agent and Collateral Agent, as applicable, or any other former or current Agent to whom Article 12 then applies in a manner that directly and adversely affects such Person, or (v) amend, modify or waive any provision of Article 3 with respect to any Letter of Credit without the written consent of each Issuing Bank to whom Article 3 then applies in a manner that directly and adversely affects such Person, or (vi) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vii) release all or substantially all of the aggregate value of the Guarantees (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (viii) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (ix) amend Section 2.9 so as to permit Interest Period intervals greater than six (6) months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (x) increase the Borrowing Base without the written consent of all Non-Defaulting Lenders (provided that no Defaulting Lender’s share of, or amount of, the Borrowing Base may be increased without its consent), decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify Section 2.14(b), (c), (d), (e), (f), (g) or (h) if such modification would have the effect of increasing the Borrowing Base without the written consent of all Non-Defaulting Lenders; provided that a Scheduled Redetermination may be postponed by, and a reduction in the Borrowing Base may be waived or reduced by, the Required Lenders; provided, further, that this clause (x) shall not apply (or be deemed to apply) to any other waiver, consent, amendment or other modification that directly or indirectly reduces the amount of, or waives the implementation of, any provision that would otherwise reduce the Borrowing Base, or (xi) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent, or (xii) without the consent of each adversely affected Lender, subordinate the Liens on all or substantially all of the Collateral securing any of the Obligations or subordinate the right of payment of the Obligations (in each case, as such definitions were in effect on the Effective Date). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender whose consent is required hereunder.

(b)           Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and no such amendment, waiver or consent shall disproportionately adversely affect such Defaulting Lender without its consent as compared to other Lenders (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(c)           Without the consent of any Lender or Issuing Bank, the Credit Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document.

(d)           In connection with the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness to be secured by a Lien on any Collateral permitted by Section 10.2 of this Agreement, at the request of the Borrower, the Administrative Agent (including in its capacity as “collateral agent” under the Credit Documents) agrees to enter into the Customary Intercreditor Agreement, and execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to such agreement (each, an “Intercreditor Agreement Supplement”), and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Credit Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. The Lenders and each of the Issuing Banks hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Credit Document shall be effective notwithstanding the provisions of Section 13.1.

(e)           Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit or debt facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the Commitments and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit or debt facilities in any determination of the Majority Lenders, the Required Lenders and all Non-Defaulting Lenders on substantially the same basis as the Lenders prior to such inclusion.

(f)            In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Replaced Loans”) with replacement loans (“Replacement Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount and upfront fees associated with such Replacement Loans, (ii) the All-In Yield with respect to such Replacement Loans shall not be higher than the All-In Yield for such Replaced Loans immediately prior to such refinancing unless the maturity of the Replacement Loans is at least one (1) year later than the maturity of the Replaced Loans and (iii) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Replaced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 13.1 to the contrary.

(g)           Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents (including any exhibit, schedule or other attachment) may be made with the consent of the Borrower and the Administrative Agent (i) if such modifications are not adverse in any material respect to the Lenders, the Swingline Lender or the Issuing Banks (in which case, the consent of the Swingline Lender and Issuing Banks shall be required) or (ii) to the extent necessary (A) to integrate any Extended Commitment contemplated by Section 2.17, (B) to change the financial reporting convention in accordance with Section 9.10 or (C) to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case with respect to this clause (C), the Lenders, the Swingline Lender and the Issuing Banks shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.

(h)           Notwithstanding the foregoing, the Fee Letter may be amended, modified, or supplemented with only the consent of the parties thereto, and such amendment, modification or supplement will not require the consent of any other Person that is not party thereto.

(i)            Notwithstanding anything to the contrary herein the Administrative Agent and the Borrower may amend and restate the Schedules to this Agreement delivered as of the date hereof to reflect the Updated Schedules in accordance with Section 6.1(q).

Section 13.2           Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)           if to the Borrower, the Administrative Agent, the Collateral Agent, any Swingline Lender or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Banks.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on the platform. The platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the platform. In no event shall the Administrative Agent or any of its Related Indemnified Persons (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the platform (other than, in the case of the Borrower or any Credit Party, in respect of any such damages incurred or paid by the Administrative Agent or any of its Related Indemnified Persons to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the platform.

Section 13.3           No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

Section 13.4           Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Such representations and warranties shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Secured Cash Management Agreements or contingent indemnification obligations, in any such case, not then due and payable).

Section 13.5           Payment of Expenses; Indemnification.

(a)           The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Lead Arrangers with “lead left” placement for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to one counsel to the Lead Arrangers with “lead left” placement and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of an actual conflict of interest, one additional counsel and (if reasonably necessary) one local counsel in each relevant jurisdiction to the affected Indemnitees similarly situated) and (ii) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any legal proceeding, including any bankruptcy or insolvency proceeding, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole and solely in the case of a conflict of interest, one additional counsel and (if reasonably necessary) one local counsel in each relevant jurisdiction to the affected Indemnitees similarly situated). The agreements in this Section 13.5 shall survive the repayment of all other Obligations. All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that, with respect to the Effective Date, all amounts due under this Section 13.5 shall be paid on the Effective Date solely to the extent invoiced to the Borrower within two (2) Business Days prior to the Effective Date. If any Credit Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Credit Document, such amount may be paid on behalf of such Credit Party by the Administrative Agent in its discretion.

(b)           The Borrower shall indemnify and hold harmless each Agent, Lender, Lead Arrangers, the Bookrunners, each Agent-Related Person and their Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, or out-of-pocket expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel and (if reasonably necessary) one local counsel in each relevant jurisdiction to the affected Indemnitees similarly situated) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Letter of Credit or Loan or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged Environmental Claim regarding, or liability or obligation under Environmental Law of, the Credit Parties or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other Person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or out-of-pocket expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) other than with respect to Citibank, N.A., in its capacity as Administrative Agent and the Collateral Agent, or any Lead Arranger or any Bookrunner in their respective capacities as such, a material breach of any obligations under any Credit Document by such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or collateral agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Indemnitee), nor shall any Indemnitee, Agent-Related Parties, Credit Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date) (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, any Subsidiary of any Credit Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Credit Documents are consummated. All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 13.5. The agreements in this Section 13.5 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 13.5(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 13.6           Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Agent-Related Parties and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)             Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than Holdings, the Borrower, its Subsidiaries and their respective Affiliates, any natural person, any Disqualified Institution or any Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent of:

(A)           the Borrower (not to be unreasonably withheld, delayed, denied or conditioned); provided that no consent of the Borrower shall be required (x) for an assignment to an existing Lender and their Affiliates and (y) for an assignment if an Event of Default under Section 11.1 or Section 11.5 with respect to the Borrower has occurred and is continuing; and

(B)            the Administrative Agent, each Swingline Lender and each Issuing Bank (in each case, not to be unreasonably withheld, delayed, denied or conditioned).

(ii)            Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in integral multiples of $5,000,000, unless each of the Borrower, each Issuing Bank and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and the Administrative Agent shall enter the relevant information in the Register pursuant to paragraph (b)(iv) of this Section 13.6; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable Tax forms (including those described in Sections 5.4(d), (e), (h) and (i), as applicable).

(iii)           Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv)          The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (including any SPVs that provide all or any part of a Loan pursuant to Section 13.6(g) hereof), and the Commitments and Elected Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by each Issuing Bank under any applicable Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, each Issuing Bank, each Swingline Lender and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

(vi)          The Administrative Agent shall have no duty to ascertain, monitor or enforce compliance with the restrictions on assignments and participations related to Disqualified Institutions.

(c)           (i)             Any Lender may, without the consent of the Borrower, the Administrative Agent, any Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities other than any Defaulting Lender, any Disqualified Institution (so long as the Administrative Agent may make the list of Disqualified Institutions available to any Lender upon request, in each case, subject to the confidentiality provisions of Section 13.16 and any failure of the Borrower to respond to any request for consent of assignment shall not cause any such Person to cease to constitute a Disqualified Institution), Holdings, the Borrower or any Subsidiary of the Borrower or their respective Affiliates or natural persons (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the second proviso of the second sentence of Section 13.1(a) that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Sections 2.12 and 13.7) as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; provided that the Participant shall be subject to the provisions in Section 2.12 and Section 13.7 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation or grants an SPV shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant or each SPV and the principal amounts (and stated interest amounts) of each Participant’s or SPV’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or SPV for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or SPV or any information relating to a Participant’s or SPV’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations or upon the Borrower’s request, to confirm that no Participant is a Disqualified Institution.

(d)           Any Lender may, without the consent of the Borrower, any Swingline Lender, any Issuing Bank or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H-1 or H-2, as the case may be, evidencing the Loans and Swingline Loans, respectively, owing to such Lender or its registered assigns.

(e)           Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of Sections 2.10, 2.11, 3.11 and 5.4 as though it were a Lender, and Sections 2.12 and 13.7), and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6. Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent.

(h)           Any assignment or participation of a Loan or Commitment by a Lender without the Borrower’s consent (i) to a Disqualified Institution or (ii) to the extent the Borrower’s consent is required under this Section 13.6, to any other Person, shall be null and void, and, in the event of any assignment or participation of any Loan or Commitment by a Lender in breach of the foregoing, the Borrower shall be entitled to seek specific performance to unwind any such assignment or Participation in addition to any other remedies available to the Borrower at law or in equity. In addition, (A) the Borrower may (x) terminate any Commitment of such Person and prepay any applicable outstanding Loans at a price equal to the lesser of par and the amount such Person paid to acquire such Loans, without premium, penalty, prepayment fee or breakage and/or (y) require such Person to assign its rights and obligations to one or more permitted assignees under this Section 13.6 at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Person, then such Person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part, (B) no such Person shall receive any information, reporting or other materials provided by the Borrower, the Administrative Agent, the Collateral Agent or any Lender or attend or participate in any meetings attended by the Lenders and the Administrative Agent, (C) for purposes of voting, any Loans or Commitments held by such Person shall be deemed not to be outstanding, and such Person shall have no voting or consent rights with respect to “Majority Lender”, “Required Lender” or class votes or consents, (D) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (C) above) so approves and (E) such Person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to the Person specified in clauses (i) or (ii) of the first sentence of this paragraph and not to any assignee of such Person that becomes a Lender so long as such assignee becomes an assignee in accordance with the provisions of this Section 13.6. Nothing in this Agreement shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity, including against any Lender that enters into an assignment, participation or other transaction (including the disclosure of Confidential Information) with a Disqualified Institution in contravention of the terms of this Agreement. Each Lender acknowledges and agrees that the Borrower and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 13.6. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

Section 13.7           Replacements of Lenders under Certain Circumstances.

(a)           In the event that any Lender (i) requests reimbursement for amounts owing, or requires any Credit Party to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender (and in respect of the payment of Indemnified Taxes or additional amounts, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.12), pursuant to Section 2.10, 3.11 or 5.4 (other than Section 5.4(b)), (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, the Borrower shall be entitled, at its sole expense and effort and upon notice to such Lender and the Administrative Agent, to replace such Lender or terminate the Commitment of such Lender; provided that (x) in the case of a replacement (A) such replacement does not conflict with any Requirement of Law, (B) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.11 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (C) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, the Swingline Lender and each Issuing Bank (except to the extent such Swingline Lender or Issuing Banks is, or is an Affiliate of, the Lender being replaced), (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee) and (y) in the case of a termination, repay all Obligations (including amounts (other than any disputed amounts), owing pursuant to Section 2.10, 3.11 or 5.4, as the case may be) owing to such Lender as of such termination date (and, in the case of an Issuing Bank, cancel or backstop on terms satisfactory to such Issuing Bank any Letters of Credit issued by it) and (E) resulting from a claim for compensation under Section 2.10, such replacement will result in a reduction in such compensation or payments thereafter.

(b)           If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge, termination or Borrowing Base determination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or the Required Lenders or all Non-Defaulting Lenders and with respect to which the Majority Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, the Swingline Lender and each Issuing Bank (except to the extent such Swingline Lender or Issuing Banks is, or is an Affiliate of, the Lender being replaced) or (y) terminate the Commitment of such Lender; provided that: (x) in the case of a replacement, (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (iii) the Borrower, the Administrative Agent and such Non-Consenting Lender shall otherwise comply with Section 13.6 (provided that the Borrower shall not be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee) and (y) in the case of a termination, all Obligations owing to such Non-Consenting Lender shall be paid in full concurrently with such termination and (iv) the replacement Lender shall consent to such proposed amendment, waiver, discharge, termination or Borrowing Base determination that the Non-Consenting Lender failed to consent to.

(c)           Notwithstanding anything herein to the contrary (i) each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, the Swingline Lender, each Issuing Bank and the assignee and that the Lender making such assignment need not be a party thereto and (ii) no termination of Commitments may be made pursuant to this Section 13.7 unless the Letter of Credit Exposure and Swingline Exposure of the terminated Lender is cash collateralized on terms reasonably satisfactory to the Issuing Bank and Swingline Lender.

(d)           Any such Lender replacement or Commitment termination pursuant to this Section 13.7 shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 13.8           Adjustments; Set-off.

(a)           If any Lender (a “benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in L/C Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that (A) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)           After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 13.9          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, e.g., a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 13.10        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.11        Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 13.12        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 13.13        Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York, in each case located in New York County, and appellate courts from any thereof; provided that nothing contained herein or in any other Credit Document will prevent any Lender, the Collateral Agent or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Credit Documents or against any Collateral or any other property of any Credit Party in any other forum in which jurisdiction can be established;

(b)           consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e)           without limitation of Sections 12.7 and 13.5, waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto); and

(f)            agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 13.14        Acknowledgments. The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)           (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, other Agents and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any other Agent, any Lead Arranger, any Bookrunner nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent, any Lead Arranger, any Bookrunner or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Agent, any Lead Arranger, any Bookrunner or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates, each other Agent and each of its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, any other Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, any Agent or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)            no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

Section 13.15        WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.16        Confidentiality. The Administrative Agent, each other Agent, any Issuing Bank, any Swingline Lender and each other Lender shall hold all information not marked as “public information” and furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, any Swingline Lender, the Administrative Agent, any Issuing Bank or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a Governmental Authority (in which case such Agent, Issuing Bank or Lender, as applicable, to the extent permitted by law, rule or regulation, shall inform the Borrower promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Agent, Issuing Bank or Lender or any of its Affiliates (in which case such Person shall inform the Borrower promptly thereof prior to such disclosure, unless such Person is prohibited by applicable law from so informing the Borrower, or except in connection with any request as part of any regulatory examination), (c) to such Agent’s, Issuing Bank’s or Lender’s Affiliates and their respective officers, directors, employees, controlling persons, trustees, managers and advisors, legal counsel, independent auditors, actual or potential insurer or reinsurer and other experts or agents, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information and agree to be bound by customary confidentiality arrangements, (d) to prospective Lenders, Participants or assignees (or their respective advisors) or, with the prior written consent of the Borrower, any potential counterparty to any swap or derivative transaction relating to the Borrower or any of its Subsidiaries or any of their respective obligations (in each case, other than Disqualified Institutions); provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, Participant, assignee or potential counterparty, on behalf of itself and its advisors, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or as is otherwise reasonably acceptable to the Borrower and the Administrative Agent, (e) to the extent that such information is received by such Agent, Issuing Bank or Lender from a third party that is not, to its knowledge, subject to confidentiality obligations to the Credit Parties or any of their respective Affiliates, (f) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization, (g) to the extent such Confidential Information becomes public other than by reason of improper disclosure by such Person or any of its Affiliates, (h) the extent that such information is independently developed by such Agent, Issuing Bank or Lender or its respective Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 13.16, and (i) for purposes of establishing a “due diligence” defense; provided that no disclosure shall be made to any Disqualified Institution; provided further that in no event shall any Lender, the Administrative Agent, any Issuing Bank or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without notification to any person.

Section 13.17         Release of Collateral and Guarantee Obligations.

(a)           The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party (other than Holdings), to the extent such Disposition is not prohibited by the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) upon any Collateral becoming an Excluded Equity Interest, an Excluded Asset or becoming owned by an Excluded Subsidiary or becoming subject to Liens pursuant to clauses (d) and (e) of the definition of “Permitted Liens” or any Lien permitted pursuant to Sections 10.2(f), (g), (j), (m), (o), (p), (w), (x) and (y), in each case, except in connection with a transaction prohibited hereunder, (iv) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (v) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the second succeeding sentence or Section 5(g) of the Guarantee and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that (A) Parent, Opco Parent and Holdings Parent shall be released from the Parent Guarantee, Opco Guarantee or the Holdings Parent Guarantee, as applicable, pursuant to and in accordance with Section 5(g) thereof, as applicable, (B) any other Person that guarantees the Obligations shall be released from its guarantee pursuant to and in accordance with the terms of the documentation governing such guarantee and (C) Subsidiary Guarantors shall be released from the Guarantee upon consummation of any transaction permitted hereunder resulting in such Subsidiary Guarantor ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or guarantor shall no longer be deemed to be repeated. In connection with any release hereunder, the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Credit Document in respect of such Subsidiary, property or asset.

(b)           Notwithstanding anything to the contrary contained herein or any other Credit Document, when Payment in Full has occurred, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 13.18        USA PATRIOT Act. The Agents and each Lender hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time, and any successor statute)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Agent and such Lender to identify each Credit Party in accordance with the PATRIOT Act.

Section 13.19        Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 13.20        Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 13.21        Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Grantors unto and in favor of the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each Grantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

Section 13.22        Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis pursuant to terms agreed upon in the Credit Documents to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.

Section 13.23        Agency of the Borrower for the Other Credit Parties. Each of the other Credit Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Credit Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 13.24        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.25        Acknowledgment Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.

(b)           As used in this Section 13.25, the following terms have the following meanings: “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 13.26        California Privacy Rights Act. The parties hereto do not anticipate any disclosure of personal information of California residents to Citi, or any collection or processing of personal information of California residents, in connection with the Transactions and Citi’s services contemplated under this Agreement; provided however, that to the extent any California personal information subject to the California Privacy Rights Act (“CPRA”) and their implementing regulations is disclosed by you to Citi and is covered by the CPRA and its implementing regulations, Citi agrees to process such personal information only for the limited and specified business purposes of facilitating the execution of the Transactions or as otherwise provided by, and in compliance with, the CPRA.

Section 13.27        Existing Credit Agreement.

(a)           On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except that the Borrower, Holdings, the Administrative Agent and the Lenders agree that (i) the incurrence by the Borrower of “Obligations” under and as defined in the Existing Credit Agreement (whether or not such Obligations are contingent as of the Effective Date) shall continue to exist under and be evidenced by this Agreement and the other Credit Documents, (ii) the Borrower shall pay any breakage costs incurred on the Effective Date under Section 2.11 of the Existing Credit Agreement, and (iii) except as expressly stated herein or amended, amended and restated or otherwise modified, the other Credit Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations. The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b)           The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’, Swingline Lender’s and the Issuing Banks’ rights and remedies under this Agreement and the other Credit Documents shall apply to all of the Obligations incurred under the Existing Credit Agreement and the Letters of Credit issued thereunder.

(c)           On and after the Effective Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Credit Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated), (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Credit Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).

(d)           This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Credit Document, all terms and conditions of the Credit Documents remain in full force and effect unless specifically amended hereby or by any other Credit Document.

(e)           The Lenders party to the Existing Credit Agreement have agreed among themselves, if applicable, to reallocate their respective Commitments (as defined in the Existing Credit Agreement) as contemplated by this Agreement. On the Effective Date and after giving effect to such reallocation and adjustment of the Commitments, the Commitments of each Lender shall be as set forth on Schedule 1.1(a) hereto and each Lender shall own its Commitment Percentage of the outstanding Loans. The reallocation and adjustment to the Commitments of each Lender as contemplated by this Section 13.26 shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit G hereto as if each of the Lenders had executed an Assignment and Assumption with respect to such reallocation and adjustment. The Borrower and the Administrative Agent hereby consent to such reallocation and adjustment of the Commitments. The Administrative Agent hereby waives the processing and recordation fee set forth in Section 13.6 with respect to the assignments and reallocations of the Commitments contemplated by this Section 13.27.

[Signature Pages Follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MAGNOLIA OIL & GAS INTERMEDIATE LLC, as Holdings

By:	/s/ Brian Corales
Name:	Brian Corales
Title:	Senior Vice President and Chief Financial Officer

MAGNOLIA OIL & GAS Operating LLC, as the Borrower

By:	/s/ Brian Corales
Name:	Brian Corales
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Third Amended and Restated Credit Agreement

CITIBANK, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender

By:	/s/ Todd Mogil
Name:	Todd Mogil
Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Todd Mogil
Name:	Todd Mogil
Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Hadrien Chain
Name:	Hadrien Chain
Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Matthew Denkler
Name:	Matthew Denkler
Title:	Executive Director

Signature Page to Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Kimberly Miller
Name:	Kimberly Miller
Title:	Director

Signature Page to Third Amended and Restated Credit Agreement

Capital One, National Association, as a Lender

By:	/s/ Kristin Oswald
Name:	Kristin Oswald
Title:	Senior Director

Signature Page to Third Amended and Restated Credit Agreement

KeyBank National Association, as a Lender

By:	/s/ David Bornstein
Name:	David Bornstein
Title:	Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement

MUFG Bank, Ltd., as a Lender

By:	/s/ Tennyson Ryals
Name:	Tennyson Ryals
Title:	Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement

PNC Bank, National Association, as a Lender

By:	/s/ Denise Davis
Name:	Denise Davis
Title:	Managing Director

Signature Page to Third Amended and Restated Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Cody Chance
Name:	Cody Chance
Title:	Managing Director

Signature Page to Third Amended and Restated Credit Agreement

The Bank of Nova Scotia, Houston Branch, as a Lender

By:	/s/ Alex Franks
Name:	Alex Franks
Title:	Managing Director

Signature Page to Third Amended and Restated Credit Agreement

TRUIST BANK, as a Lender

By:	/s/ Greg Krablin
Name:	Greg Krablin
Title:	Director

Signature Page to Third Amended and Restated Credit Agreement

FIFTH THIRD BANK, N.A. AS SUCCESSOR BY MERGER TO COMERICA BANK, as a Lender

By:	/s/ Britney Moore
Name:	Britney Moore
Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

Schedule 1.1(a)

Commitments

Lender	Commitment to Facility	Elected Commitment	Maximum Letter of Credit Commitment
Citibank, N.A.	$225,000,000.00	$175,000,000.01	$100,000,000.00
JPMorgan Chase Bank, N.A.	$225,000,000.00	$175,000,000.00	$-
Wells Fargo Bank, N.A.	$225,000,000.00	$175,000,000.00	$-
Bank of America, N.A.	$175,000,000.00	$136,111,111.11	$-
Capital One, National Association	$175,000,000.00	$136,111,111.11	$-
KeyBank National Association	$175,000,000.00	$136,111,111.11	$-
MUFG Bank, Ltd.	$175,000,000.00	$136,111,111.11	$-
PNC Bank, National Association	$175,000,000.00	$136,111,111.11	$-
Regions Bank	$175,000,000.00	$136,111,111.11	$-
The Bank of Nova Scotia, Houston Branch	$175,000,000.00	$136,111,111.11	$-
Truist Bank	$175,000,000.00	$136,111,111.11	$-
Fifth Third Bank, N.A. as successor by merger to Comerica Bank	$175,000,000.00	$136,111,111.11	$-
Total	$2,250,000,000.00	$1,750,000,000.00	$100,000,000.00

Schedule 1.1(a)